   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999.

                                                      REGISTRATION NO. 333-60755
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 4


                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           PEROT SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7374                         75-2230700
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                            12404 PARK CENTRAL DRIVE
                              DALLAS, TEXAS 75251
                                 (972) 340-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 TERRY ASHWILL
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           PEROT SYSTEMS CORPORATION
                            12404 PARK CENTRAL DRIVE
                              DALLAS, TEXAS 75251
                                 (972) 340-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                   Copies to:

                 ALAN J. BOGDANOW                                     BRUCE K. DALLAS
                 GLEN J. HETTINGER                                 DAVIS POLK & WARDWELL
               HUGHES & LUCE, L.L.P.                               450 LEXINGTON AVENUE
           1717 MAIN STREET, SUITE 2800                          NEW YORK, NEW YORK 10017
                DALLAS, TEXAS 75201                                   (212) 450-4000
                  (214) 939-5500

                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of Prospectus: one to be used in connection with a U.S. and Canadian offering of the registrant's Class A Common Stock (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of the Class A Common Stock (the "International Prospectus"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page. The U.S. Prospectus is included herein and is followed by the alternate cover page to be used in the International Prospectus, which has been labeled "Alternate Page for International Prospectus."

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued January 29, 1999

                                5,500,000 Shares

                                      LOGO

                              CLASS A COMMON STOCK
                            ------------------------
  PEROT SYSTEMS CORPORATION IS OFFERING 5,500,000 SHARES OF ITS CLASS A COMMON STOCK. INITIALLY, THE U.S. UNDERWRITERS ARE OFFERING 4,400,000 SHARES OF OUR CLASS A COMMON STOCK IN THE UNITED STATES AND CANADA, AND THE INTERNATIONAL
 UNDERWRITERS ARE OFFERING 1,100,000 SHARES OF OUR CLASS A COMMON STOCK OUTSIDE
                         THE UNITED STATES AND CANADA.
 THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR STOCK. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
                             $13 AND $14 PER SHARE.
                            ------------------------
  THE CLASS A COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK
                                    EXCHANGE
                            UNDER THE SYMBOL "PER."
                            ------------------------
             INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------
                              PRICE $     A SHARE
                            ------------------------

                                                                Underwriting
                                         Price to               Discounts and             Proceeds to
                                          Public                 Commissions                Company
                                         --------               -------------             -----------
Per Share.......................             $                        $                        $
Total...........................             $                        $                        $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co. Incorporated expects to deliver the shares of Class A
common stock to purchasers on                     , 1999.

                            ------------------------
MORGAN STANLEY DEAN WITTER
           MERRILL LYNCH & CO.
                        WARBURG DILLON READ LLC
                                   BEAR, STEARNS & CO. INC.
                                             HAMBRECHT & QUIST
            , 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................      3
Risk Factors.........................      7
Special Note Regarding
  Forward-Looking Statements.........     14
Use of Proceeds......................     14
Dividend Policy......................     14
Capitalization.......................     15
Selected Consolidated Financial
  Data...............................     16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     17
Business.............................     25
Management...........................     38


                                        PAGE
                                        ----
Certain Relationships and Related
  Transactions.......................     45
Principal Stockholders...............     47
Description of Capital Stock.........     49
Shares Eligible for Future Sale......     56
Certain United States Federal Income
  Tax Considerations for Non-United
  States Holders.....................     57
Underwriters.........................     60
Legal Matters........................     63
Experts..............................     63
Additional Information...............     63
Index to Consolidated Financial
  Statements.........................    F-1


                            ------------------------

     We are a Delaware corporation. Our principal executive offices are located at 12404 Park Central Drive, Dallas, Texas 75251, and our telephone number is
(972) 340-5000. We maintain a world wide web site at www.perotsystems.com. The reference to our world wide web address does not constitute incorporation by reference of the information contained at the site. In this Prospectus, the "Company," "Perot Systems," "we," "us," and "our" refer to Perot Systems Corporation and its subsidiaries, unless the context otherwise requires. In addition, "Class A Common Stock" refers to our Class A common stock, $.01 par value per share; "Class B Common Stock" refers to our Class B common stock, $.01 par value per share; and "Common Stock" refers to the Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A Common Stock. All common share numbers and per common share data in this Prospectus reflect a two for one stock split effected in January 1999.

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information and our financial statements and notes appearing elsewhere in this Prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors." All common share numbers and per common share data in this Prospectus reflect a two for one stock split effected in January 1999.

THE COMPANY

     We are a worldwide provider of information technology services and business solutions to a broad range of clients. We serve our clients by delivering services and solutions focused on each client's needs, with particular emphasis on helping clients more effectively serve their customers.

     We integrate three core disciplines in providing information technology solutions and services to our clients:

     - business integration;

     - systems integration and applications development; and

     - information technology infrastructure services.

     Business integration services include working with clients to develop and implement business strategy, information technology strategy, process redesign, and change management. Systems integration and applications development include the design and implementation of information technology systems for clients, including both custom-developed and packaged software. Information technology infrastructure services combine information technology outsourcing, staffing, and infrastructure management.

     Our approach is to provide clients with an "integrated service offering" -- a combination of multiple disciplines that assists our clients in improving their business operations or in creating new business offerings. With this approach, we are able to create long-term relationships with our clients that begin with an analysis of our clients' business strategies and continue through the implementation of information technology solutions and the realization of the clients' goals.

     In marketing our services, we are primarily focused on four industries:
Financial Services, Energy, Healthcare, and Travel and Transportation. We target these industries to capture the opportunities arising from these industries' rapid rates of change, growth, and the increasing importance of information technology in driving and managing this change and growth. We also have significant clients in the Communications and Media and Manufacturing industries and continually evaluate additional industries for future growth opportunities.

THE PEROT SYSTEMS APPROACH

     We provide services on a worldwide basis that are uniquely structured to each client. We combine the appropriate industry expertise and core disciplines to solve the client's business problems and implement new strategies to generate future growth. Our approach includes:

     - Providing Integrated Service Offerings. We combine our business integration, systems integration and applications development, and information technology infrastructure services to analyze and address our clients' business and information technology challenges and opportunities. Rather than narrowly focusing on isolated problems, we design our integrated service offerings to allow a client to achieve growth and efficiencies through the implementation of broader business solutions.

     - Structuring Creative Long-Term Relationships. We seek to create long-term relationships with clients that begin with the initial analysis of a client's business and information technology problems and opportunities and continue through implementation of solutions and the realization of benefits. We strive to maximize revenues and client satisfaction by creatively structuring contracts with economic incentives that link our compensation to the client's business results or the level of our performance.

     - Employing Multi-Disciplinary Teams. We employ multi-disciplinary teams of associates with industry-specific expertise and associates with superior technical skills to best formulate and implement integrated information technology solutions for clients.

     - Formulating Unbiased Client-Based Solutions. We analyze our clients' business problems and opportunities from the perspective of the clients and their customers. We then impartially assemble the best combination of our services and third party products to meet the clients' needs.

PEROT SYSTEMS GROWTH STRATEGY

     Our strategic objective is to become the provider of choice for information technology services and business solutions. Key elements of our growth strategy include:

     - Expand Value-Added Service Offerings. We believe that services aimed at growing a client's business and making a client more productive and competitive will create more value for our clients, and accordingly generate more growth, than traditional technology functional services. Our strategy includes an increasing focus on systems integration and applications development and business integration services, supported by value-added information technology infrastructure services.

     - Target Rapidly Changing Industries. We target rapidly changing industries that are substantially affected by the increasing need for information technology. We utilize associates with operating expertise in these specific industries as a competitive advantage in providing superior services to our clients.

     - Create and Leverage Growth Engines. In each industry, we have the opportunity to create "growth engines" -- sets of skills, business processes, and know-how that, when combined, create leverageable business solutions for clients. We can use these growth engines to build our presence in our targeted industries and adapt them to develop or enter other industries.

     - Develop Select Clients. We believe that client selection is key to growth and profitability. We target market leaders and aspiring market leaders that are committed to using information technology strategically and are willing to develop long-term relationships.

     - Attract, Train, and Retain Associates with Strong Character. We believe that attracting, training, and retaining high quality associates are essential to our growth. We hire motivated individuals with strong character and leadership traits and provide them with ongoing technological and leadership skills training. We emphasize retaining our associates through challenging work assignments and incentive programs, including rewarding outstanding performance with equity interests. More than 90% of our associates hold equity interests in our company.

                                  THE OFFERING


Class A Common Stock offered:
  United States offering.............................     4,400,000  shares
  International offering.............................     1,100,000  shares
                                                         ----------
     Total...........................................     5,500,000  shares
                                                         ==========

Common Stock to be outstanding after the offering:
  Class A Common Stock...............................    82,634,590  shares(1)
  Class B Common Stock...............................       934,320  shares(2)
                                                         ----------
     Total...........................................    83,568,910  shares(1)(2)
                                                         ==========

Voting rights:
  Class A Common Stock...............................    One vote per share
  Class B Common Stock...............................    Non-voting

Use of proceeds......................................    For working capital, business expansion, and
                                                         other general corporate purposes.

Dividend policy......................................    We do not anticipate paying any cash dividends
                                                         in the foreseeable future. Any future
                                                         determination to pay dividends will be at the
                                                         discretion of our Board of Directors and will be
                                                         dependent upon then existing conditions,
                                                         including our financial condition, results of
                                                         operations, contractual restrictions, capital
                                                         requirements, business prospects, and such other
                                                         factors as our Board of Directors deems
                                                         relevant.


---------------


(1) Based on 77,134,590 shares of Class A Common Stock and 934,320 shares of Class B Common Stock outstanding as of December 31, 1998. Excludes (i) 29,001,442 shares of Class A Common Stock subject to outstanding options as of December 31, 1998 at a weighted average exercise price of $1.47 per share and (ii) 10,401,040 shares of Class A Common Stock subject to options issued to associates in 1998 at an exercise price of $11.00 per share. Subsequent to December 31, 1998, the Company granted associates options to purchase 1,825,250 shares of Class A Common Stock at an exercise price of $11.00 per share.



(2) Does not include 6,400,000 shares of Class B Common Stock subject to unexercised options that were granted to UBS AG at an exercise price of $3.65 per share. See "Business -- UBS Agreements." Each share of our Class B Common Stock converts into one share of our Class A Common Stock for purposes of a sale or distribution to a third party purchaser who is not an affiliate of UBS AG. Holders of Class B Common Stock have no voting rights, except as required by the Delaware General Corporation Law. See "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data for the years ended December 31, 1997, 1996, and 1995 and the nine months ended September 30, 1998 have been derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. We derived the following summary consolidated financial information for the nine months ended September 30, 1997 from unaudited consolidated financial statements, which, in our opinion, reflect all adjustments (consisting of only normal and recurring accruals) necessary to present fairly our financial position and results of operations for that period. Interim results do not necessarily indicate the results that you may expect for any other interim period or for the full year. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes contained elsewhere in this Prospectus.

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                              ---------------   ------------------------
                                                               1998     1997     1997     1996     1995
                                                              ------   ------   ------   ------   ------
                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA(1):
Revenue(2)..................................................  $724.2   $556.9   $781.6   $599.4   $342.3
Direct cost of services(3)..................................   575.1    437.7    636.3    461.2    268.6
                                                              ------   ------   ------   ------   ------
Gross profit................................................   149.1    119.2    145.3    138.2     73.7
Selling, general, and administrative expenses(4)............   103.1     95.9    125.7     92.9     52.8
Goodwill impairment(5)......................................     3.8       --       --       --       --
Purchased research and development..........................      --      2.0      2.0      4.0       --
                                                              ------   ------   ------   ------   ------
Operating income............................................    42.2     21.3     17.6     41.3     20.9
Interest income, net........................................     2.8      0.4      0.6      0.8      1.3
Equity in earnings/(losses) of unconsolidated affiliates....     4.2      0.7      4.1     (0.3)      --
Write-down of nonmarketable equity securities(6)............      --       --     (3.9)      --       --
Other income/(expense)(7)...................................     2.7      1.3      1.1     (1.6)    (2.0)
                                                              ------   ------   ------   ------   ------
Income before taxes.........................................    51.9     23.7     19.5     40.2     20.2
Provision for income taxes..................................    23.7     10.1      8.3     19.7      9.4
                                                              ------   ------   ------   ------   ------
Net income..................................................  $ 28.2   $ 13.6   $ 11.2   $ 20.5   $ 10.8
                                                              ======   ======   ======   ======   ======
Basic earnings per common share(8)(9).......................  $ 0.37   $ 0.17   $ 0.14   $ 0.27   $ 0.17
Weighted average common shares outstanding(9)...............    76.7     78.9     78.3     74.1     62.3
Diluted earnings per common share(8)(9).....................  $ 0.29   $ 0.14   $ 0.12   $ 0.24   $ 0.16
Weighted average diluted common shares outstanding(9).......    96.9     96.6     95.2     84.3     66.7
OTHER DATA:
Capital expenditures........................................  $ 18.9   $ 33.9   $ 46.1   $ 27.5   $ 18.3

                                                              AS OF SEPTEMBER 30, 1998
                                                              -------------------------
                                                              ACTUAL    AS ADJUSTED(10)
                                                              ------    ---------------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $102.2        $169.1
Total assets................................................   390.5         457.4
Long-term debt(11)..........................................     2.2           2.2
Stockholders' equity........................................   129.2         196.1

---------------
 (1) Our results of operations include the effects of business acquisitions made in 1996 and 1997. See Note 4 of the notes to our consolidated financial statements included elsewhere in this Prospectus.
 (2) Includes recognition of $6.5 million in gains from the termination of two contracts in 1998.
 (3) During the first nine months of 1998, direct cost of services included $2.0 million in leasehold abandonment losses. During the fourth quarter of 1997, direct cost of services included a one-time loss accrual of $10.2 million, representing management's estimate of known future losses associated with the termination or completion of two long-term contracts and a $2.0 million increase for other accrued contract liabilities. Also included in fourth quarter 1997 direct cost of services was a $3.6 million write-off of acquired intellectual property and $3.1 million in leasehold abandonment losses. For 1996, direct cost of services included a $4.2 million write-off of impaired software license transfer rights.
 (4) During the first nine months of 1997, selling, general, and administrative expenses included a $2.0 million charge for executive severance and related expenses.
 (5) During September 1998, we determined that certain amounts recorded for goodwill were impaired and no longer recoverable.
 (6) In the fourth quarter of 1997, we wrote down our minority interest in two nonmarketable equity securities to zero and recognized a $3.9 million non-operating loss.
 (7) During the first nine months of 1998, we sold an interest in a minority investment and recognized a one-time, non-operating gain of $3.0 million.
 (8) Years 1995 and 1996 and the nine month period ended September 30, 1997 are restated for the effect of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." See Note 17 of the notes to our consolidated financial statements included elsewhere in this Prospectus.
 (9) All common share numbers and per common share data reflect a two for one stock split effected in January 1999.
(10) As adjusted amounts give effect to the issuance and sale of 5,500,000 shares of Class A Common Stock at an assumed initial public offering price of $13.50 per share and the application of the net proceeds therefrom (after deducting underwriting discounts and commissions and offering expenses payable by us) as set forth under "Use of Proceeds."
(11) Amounts classified as long-term debt consist primarily of current and long-term capital lease obligations.

                                  RISK FACTORS

     You should carefully consider the following risk factors and warnings before making an investment decision. The risks described below are not the only ones facing our company. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our Class A Common Stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this Prospectus, including our consolidated financial statements and the related notes.

     This Prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement.

LOSS OF MAJOR CLIENTS COULD ADVERSELY AFFECT OUR BUSINESS

     Our ten largest clients accounted for approximately 65.4% of our revenue for the nine month period ended September 30, 1998. For the year ended December 31, 1997, our ten largest clients accounted for approximately 64.1% of our revenue. Only two clients, UBS and East Midlands Electricity, accounted for more than 10% of our revenue during 1997 and the first nine months of 1998.

     Our largest client is UBS. Approximately 25.4% of our revenue came from services performed on behalf of UBS for the nine month period ended September 30, 1998. For the year ended December 31, 1997, approximately 27.2% of our revenue came from UBS. We expect UBS to account for a substantial portion of our revenue and earnings for the foreseeable future. See "Business -- UBS Agreements."

     Approximately 11.9% of our revenue came from services performed on behalf of East Midlands Electricity for the nine month period ended September 30, 1998. For the year ended December 31, 1997, approximately 10.2% of our revenue came from East Midlands Electricity. In July 1998, PowerGen plc acquired East Midlands Electricity from Dominion Resources, Inc. Our agreement with East Midlands Electricity contains provisions allowing East Midlands Electricity to terminate the contract in specified circumstances, including the sale of East Midlands Electricity. See "Business -- Agreement with EME." We cannot assure you that they will not cancel or modify the contract or that we will maintain our historic level of revenue or profits from this relationship.

     After UBS and East Midlands Electricity, our next eight largest customers accounted for approximately 28.2% of our revenue in the first nine months of 1998. Our success depends substantially upon the retention of UBS, East Midlands Electricity, and a majority of our other major clients as ongoing clients. Generally, we may lose a client as a result of a merger or acquisition, business failure, contract expiration, or the selection of another provider of information technology services. Of our top ten clients as of September 30, 1998, two contracts (representing approximately $53 million in revenue during 1997) expired in the fourth quarter of 1998, one contract (representing approximately $26 million in revenue during 1997) will expire in 1999, and none are scheduled to expire in 2000. One of the contracts that expired in 1998 was a short-term agreement. We are in the process of negotiating an extension of this agreement and have obtained a temporary extension to cover the period during which negotiations are continuing. The other expired contract has not been renewed. We do not expect that the long-term contract that expires in 1999 will be renewed. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our major clients in the future. See "-- Our Contracts Contain Termination Provisions and Pricing Risks."

CHANGES IN OUR UBS RELATIONSHIP AND VARIABILITY OF PROFITS FROM UBS COULD ADVERSELY AFFECT OUR BUSINESS

     Our relationship with UBS is a long-term strategic relationship that we formed by entering into several agreements with UBS in January 1996. These contracts were renegotiated in April 1997 and June 1998. The April 1997 renegotiation reduced the term of the agreements from 25 years to ten years beginning January 1997. We cannot guarantee that our current relationship with UBS will continue on the same terms in the future.

     Revenue derived from this relationship depends upon the level of services we perform, which may vary from period to period depending on UBS's requirements. The agreement with UBS that covers a majority of our business with UBS entitles us to recover our costs plus an annual fee in an agreed amount with a bonus or penalty that can cause this annual fee to vary up or down by as much as 15%, depending on our level of performance as determined by UBS. Determination of whether our performance merits a bonus or a penalty depends on many subjective factors, including service quality, client satisfaction, and our effectiveness in assisting UBS in meeting its business goals. As a result, we cannot predict with certainty the future level of revenue or profit from our relationship with UBS. See "Business -- UBS Agreements."

FAILURE TO RECRUIT, TRAIN, AND RETAIN SKILLED PERSONNEL COULD INCREASE COSTS OR LIMIT GROWTH

     We must continue to grow internally by hiring and training technically-skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training such personnel require substantial resources. We have to pay an increasing amount to hire and retain a technically-skilled workforce. Our business also experiences significant turnover of technically-skilled people. These factors create variations and uncertainties in our compensation expense and directly affect our profits. If we fail to attract, train, and retain sufficient numbers of these technically-skilled people, our business, financial condition, and results of operations will be materially and adversely affected.

     We have issued a substantial number of options to purchase shares of Class A Common Stock to our associates prior to this offering. Following this offering, we expect to continue to issue options to our associates to reward performance and encourage retention. The exercise of any additional options issued by us could adversely affect the prevailing market price of the Class A Common Stock.

WE COULD LOSE RIGHTS TO OUR COMPANY NAME

     We do not own the right to our company name. In 1988, we entered into a license agreement with Ross Perot and the Perot Systems Family Corporation that allows us to use the name "Perot" and "Perot Systems" in our business on a royalty-free basis. Mr. Perot and the Perot Systems Family Corporation may terminate this agreement at any time and for any reason. Beginning one year following such a termination, we would not be allowed to use the names "Perot" or "Perot Systems" in our business. Mr. Perot's or the Perot Systems Family Corporation's termination of our license agreement could materially and adversely affect our business, financial condition, and results of operations. See "Certain Relationships and Related Transactions."

ROSS PEROT'S STOCK OWNERSHIP PROVIDES SUBSTANTIAL CONTROL OVER OUR COMPANY

     Ross Perot, our Chairman, President, and Chief Executive Officer, is the managing general partner of HWGA, Ltd., a partnership that owned 31,705,000 shares of our Class A Common Stock as of December 31, 1998. Accordingly, upon completion of the offering, Mr. Perot, through HWGA, Ltd., will control approximately 38.4% of our outstanding voting common stock. As a result, Mr. Perot, through HWGA, Ltd., will have the power to block corporate actions such as an amendment to our Certificate of Incorporation, the consummation of any merger, or the sale of all or substantially all of our assets. In addition, Mr. Perot may significantly influence the election of directors and any other action requiring shareholder approval. The other general partner of HWGA, Ltd. is Ross Perot, Jr., a director of our company, who has the authority to manage the partnership and direct the voting or sale of the shares of Class A Common Stock held by HWGA, Ltd. if Ross Perot is no longer the managing general partner.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     Our success depends largely on the skills, experience, and performance of some key members of our management, including our Chairman, President, and Chief Executive Officer, Ross Perot. The loss of any key members of our management may materially and adversely affect our business, financial condition, and results of operations.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS

     Many of the services we provide are critical to our clients' business. Some of our contracts with clients permit termination in the event our performance is not consistent with service levels specified in those contracts. The ability of our clients to terminate contracts creates an uncertain revenue stream. If clients are not satisfied with our level of performance, our reputation in the industry may suffer, which may also materially and adversely affect our business, financial condition, and results of operations.

     Some of our contracts contain pricing provisions that require the payment of a set fee by the client for our services regardless of the costs we incur in performing these services, or provide for penalties in the event we fail to achieve certain contract standards. In such situations, we are exposed to the risk that we will incur significant unforeseen costs or such penalties in performing the contract.

RISKS RELATED TO POTENTIAL YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR BUSINESS

     Some computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result, some of these systems could fail to operate or fail to produce correct results because they may interpret "00" to mean 1900, rather than 2000 -- widely known as the "Year 2000 Problem." These problems are likely to increase in frequency and severity as the year 2000 approaches. The Year 2000 Problem affects some of our computers, software, and other equipment. If we fail to properly recognize and address the Year 2000 Problem in our systems, our business, financial condition, and results of operations could be materially and adversely affected.

     Some of our clients will be affected by the Year 2000 Problem. In some situations, we agreed to modify, upgrade, or replace our clients' systems. We have estimated our costs to perform these services and have taken steps to plan for such costs, including setting up reserves and negotiating contract provisions to address the issues. We cannot guarantee that these steps will be sufficient, our estimates are accurate, or our reserves adequate. If we fail to adequately assess such costs, our business, financial condition, and results of operations could be materially and adversely affected.

     The Year 2000 Problem also affects some of our major suppliers of computers, software, and other equipment. We have discussed the Year 2000 Problem with some of these suppliers, but we cannot guarantee that these suppliers will resolve any or all Year 2000 Problems. If our suppliers fail to resolve Year 2000 Problems, our business could be materially disrupted.

     We expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business operations. However, our management believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us or our clients have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many Year 2000 Problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, our management believes that the following consequences are possible:

     - a significant number of operational inconveniences and inefficiencies for us and our clients that will divert management's time and attention and financial and human resources from ordinary business activities;

     - a lesser number of serious system failures that will require significant efforts by us or our clients to prevent or alleviate material business disruptions;

     - several routine business disputes and claims for pricing adjustments or penalties due to Year 2000 Problems by our clients, which will be resolved in the ordinary course of business; and

     - a few serious business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

FAILURE TO PROPERLY MANAGE GROWTH COULD ADVERSELY AFFECT OUR BUSINESS

     We have expanded our operations rapidly in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems, our business, financial condition, and results of operations will be materially and adversely affected.

SIGNIFICANT UNALLOCATED NET PROCEEDS

     We have not designated any specific uses for the net proceeds of this offering. Therefore, we will have broad discretion in how we use such net proceeds, which may include working capital, business expansion, and other general corporate purposes.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS

     Our markets are intensely competitive. Our customers' requirements and the technology available to satisfy those requirements continually change.

     Our principal competitors include Andersen Consulting LLP, Cambridge Technology Partners, Inc., Cap Gemini Group, Computer Sciences Corporation, debis Systemhaus GmbH (the information technology division of DaimlerChrysler), Electronic Data Systems Corporation, Ernst & Young LLP, IBM Global Services (a division of International Business Machines Corporation), KPMG Peat Marwick LLP, MCI Systemhouse, Oracle Corporation, PricewaterhouseCoopers LLP, and The SABRE Group Holdings, Inc.

     Many of these companies, as well as some other competitors, have greater financial resources and a larger customer base than we do and may have larger technical, sales, and marketing resources than we do. We expect to encounter additional competition as we address new markets and as the computing and communications markets converge.

     We must frequently compete with a client's own internal information technology capability, which may constitute a fixed cost for the client. This may increase pricing pressure on us. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, and results of operations will be materially and adversely affected.

     We compete on the basis of a number of factors, including the attractiveness of the business strategy and services that we offer, breadth of services we offer, pricing, technological innovation, quality of service, and ability to invest in or acquire assets of potential customers. Some of these factors are outside our control. We cannot be sure that we will compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors with respect to these or other factors, our business, financial condition, and results of operations will be materially and adversely affected.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     We expect our revenues and operating results to vary from quarter to quarter. Such variations are likely to be caused by many factors that are, to some extent, outside our control, including:

     - mix and timing of client projects;

     - completing client projects;

     - hiring, integrating, and utilizing associates;

     - timing of new contracts;

     - issuance of common shares and options to employees; and

     - one time non-recurring and unusual charges.

Accordingly, we believe that quarter-to-quarter comparisons of operating results for preceding quarters are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

CHANGES IN TECHNOLOGY COULD ADVERSELY AFFECT OUR BUSINESS

     The markets for our information technology services change rapidly because of technological innovation, new product introductions, changes in customer requirements, declining prices, and evolving industry standards, among other factors. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our service offerings. We cannot guarantee that we will be successful at adopting and integrating new technologies into our service offerings in a timely manner.

     Advances in technology also require us to commit substantial resources to acquiring and deploying new technologies for use in our operations. We must continue to commit resources to train our personnel and our clients' personnel in the use of these new technologies. We must continue to train personnel to maintain the compatibility of existing hardware and software systems with these new technologies. We cannot be sure that we will be able to continue to commit the resources necessary to refresh our technology infrastructure at the rate demanded by our markets.

INTELLECTUAL PROPERTY RIGHTS

     In recent years, there has been significant litigation in the United States involving patent and other intellectual property rights. We are not currently involved in any material intellectual property litigation. We may, however, be a party to intellectual property litigation in the future to protect our trade secrets or know-how.

     Our suppliers, clients, and competitors may have patents and other proprietary rights that cover technology employed by us. Such persons may also seek patents in the future. United States patent applications are confidential until a patent is issued and most technologies are developed in secret. Accordingly, we are not, and cannot, be aware of all patents or other intellectual property rights of which our services may pose a risk of infringement. Others asserting rights against us could force us to defend ourselves or our clients against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation and intellectual property litigation could force us to do one or more of the following:

     - cease selling or using products or services that incorporate the challenged technology;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology; and

     - redesign those services or products that incorporate such technology.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS, AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS

     Our Board of Directors may issue up to 5,000,000 shares of Preferred Stock and may determine the price, rights, preferences, privileges, and restrictions, including voting and conversion rights, of these shares of Preferred Stock. These determinations may be made without any further vote or action by our stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

     In addition, we have adopted a stockholders' rights plan. Under this plan, after the occurrence of specified events that may result in a change of control, our stockholders will be able to buy stock from us or our successor at half the then current market price. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors or that our Board of Directors determines to be adverse to the interests of the stockholders. Accordingly, this plan could deter takeover attempts. See "Description of Capital Stock -- Provisions Relating to Change in
Control -- Stockholder Rights Plan."

     Some provisions of our Certificate of Incorporation and Bylaws and of Delaware General Corporation Law could also delay, prevent, or make more difficult a merger, tender offer, or proxy contest involving our company. See "Description of Capital Stock." Among other things, these provisions:

     - require a 66 2/3% vote to amend our Certificate of Incorporation or approve any merger or sale, lease, or exchange of all or substantially all of our property and assets;

     - require an 80% vote of the stockholders to amend our Bylaws;

     - require advance notice for stockholder proposals and director nominations to be considered at a vote of a meeting of stockholders;

     - permit only our Chairman, President, or a majority of our Board of Directors to call stockholder meetings, unless our Board of Directors otherwise approves;

     - prohibit actions by stockholders without a meeting, unless our Board of Directors otherwise approves; and

     - limit transactions between our company and persons that acquire significant amounts of stock without approval of our Board of Directors.

NO DIVIDENDS

     We have never declared or paid a cash dividend on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

RISKS RELATED TO INTERNATIONAL OPERATIONS

     We have operations in many countries around the world. Risks that affect international operations include:

     - fluctuations in currency exchange rates;

     - complicated licensing and work permit requirements;

     - variations in the protection of intellectual property rights;

     - restrictions on the ability to convert currency; and

     - additional expenses and risks inherent in conducting operations in geographically distant locations, with customers speaking different languages and having different cultural approaches to the conduct of business.

To attempt to mitigate the effects of foreign currency fluctuations on the results of our foreign operations, we sometimes use forward exchange contracts and other hedging techniques to help protect us from large swings in currency exchange rates.

ABSENCE OF PRIOR PUBLIC MARKET OF COMMON STOCK CREATES UNCERTAINTY IN MARKET
PRICE

     Prior to this offering, you could not buy or sell our Common Stock publicly. An active public market for the Class A Common Stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with the representatives of the Underwriters based on several factors. This price may vary from the market price of the Class A Common Stock after the offering. See "Underwriters." The market price of the Class A Common Stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

     - quarterly variations in operating results;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of information technology service and solution companies;

     - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments;

     - loss of a major client;

     - additions or departures of key personnel; and

     - sales of Class A Common Stock.

     In addition, the stock market experiences significant price and volume fluctuations, which may materially and adversely affect the market price of the Class A Common Stock.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF CLASS A COMMON STOCK FOR SALE COULD ADVERSELY AFFECT ITS MARKET PRICE

     Approximately 82,634,590 shares of Class A Common Stock and 934,320 shares of Class B Common Stock will be outstanding after consummation of this offering. The 5,500,000 shares of Class A Common Stock being offered hereby will be eligible for immediate resale in the public market without restriction, unless we or one of our affiliates acquire any such shares. Following the offering, there will be approximately 6,929,542 additional shares of Class A Common Stock subject to currently exercisable options. We believe that substantially all of the outstanding shares of Class A Common Stock, other than those sold in this offering, and shares of Class A Common Stock issuable upon the exercise of such options, will be freely tradable under Federal securities laws following this offering, subject to some limitations. These limitations include vesting provisions in option and restricted stock agreements, restrictions in lock-up agreements, and volume and manner-of-sale restrictions under Rule 144. In addition, UBS holds immediately exercisable options to purchase 6,400,000 shares of our Class B Common Stock, all of which could be exercised and the resulting shares sold subject to restriction under Rule 144 following the offering once such options have vested. In addition, UBS holds 934,320 shares of Class B Common Stock that upon vesting may be sold without restriction under Federal Securities laws following the offering. The future sale of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the prevailing market price.

     We have issued a substantial number of options to purchase shares of Class A Common Stock to our associates prior to this offering. Following this offering, we expect to continue to issue options to our associates to reward performance and encourage retention. The exercise of any additional options issued by us could adversely affect the prevailing market price of the Class A Common Stock. We have also established an employee stock purchase program for our associates, under which we may sell up to 20,000,000 shares of Class A Common Stock to associates at a 15% discount. Shares purchased under this program have been registered for immediate resale under Federal securities laws following a six month holding period required by the program.

     Stockholders holding more than 90% of the outstanding Common Stock and approximately 90% of the currently exercisable options to purchase Common Stock have executed lock-up agreements that limit their ability to sell Common Stock. These stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of at least 180 days after the date of this Prospectus without the prior written approval of Morgan Stanley & Co. Incorporated and us. Morgan Stanley & Co. Incorporated and we may, in our sole discretion and at any time without notice, release all of any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

     Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of shares of Class A Common Stock in this offering are estimated to be $66.9 million after deducting estimated offering expenses of $2.2 million and underwriting discounts and commissions payable by the Company. The principal purposes of this offering are to create a public market for the Class A Common Stock, which will facilitate future access by the Company to public equity markets and enhance the ability of the Company to use its Class A Common Stock as a means for attracting and retaining key employees, and to obtain additional capital. The Company expects to use the net proceeds from the offering primarily for working capital, business expansion, and other general corporate purposes. The Company will have significant discretion in the use of the net proceeds of this offering.


                                DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on the Common Stock. The Company currently does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will be dependent upon then existing conditions, including the Company's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the Company's Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and capitalization of the Company as of September 30, 1998 and on an as adjusted basis to reflect the sale of the shares of Class A Common Stock offered hereby and the application of the net proceeds received therefrom. This table should be read in conjunction with the Company's consolidated financial statements (the "Consolidated Financial Statements") and related Notes contained elsewhere in this Prospectus.

                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $102,153    $169,055
                                                              ========    ========
Capital lease obligations and long-term debt, less current
  maturities................................................  $  1,093    $  1,093
Other long-term liabilities.................................     1,917       1,917
                                                              --------    --------
          Total long-term liabilities.......................     3,010       3,010
                                                              --------    --------
Stockholders' equity(1):
  Class A Common Stock, par value $.01; 200,000,000 shares
     authorized; 81,054,642 shares issued actual (86,554,642
     shares as adjusted); 76,894,554 shares outstanding
     actual (82,394,554 shares as adjusted).................       811         866
  Class B Common Stock, par value $.01; 24,000,000 shares
     authorized; 934,320 shares outstanding actual and as
     adjusted...............................................         9           9
  Additional paid-in capital................................    71,155     138,002
  Retained earnings.........................................    67,242      67,242
  Other stockholders' equity(2).............................   (10,037)    (10,037)
                                                              --------    --------
       Total stockholders' equity...........................   129,180     196,082
                                                              --------    --------
          Total capitalization..............................  $132,190    $199,092
                                                              ========    ========

---------------

(1) As of December 31, 1998, 77,134,590 shares of Class A Common Stock and 934,320 shares of Class B Common Stock were outstanding. In addition, as of December 31, 1998 a total of (i) 29,001,442 shares of Class A Common Stock were subject to outstanding options at a weighted average exercise price of $1.47 per share, (ii) 10,401,040 shares of Class A Common Stock were subject to outstanding options at an exercise price of $11.00 per share, and (iii) 6,400,000 shares of Class B Common Stock were subject to unexercised options that were granted to UBS AG at an exercise price of $3.65 per share. Subsequent to December 31, 1998, the Company granted associates options to purchase 1,825,250 shares of Class A Common Stock at an exercise price of $11.00 per share.

(2) Consists of deferred compensation, treasury stock, accumulated other comprehensive income, and notes receivable from stockholders. See the Consolidated Statements of Changes in Stockholders' Equity included in the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for the years ended December 31, 1997, 1996, 1995, 1994, and 1993 and the nine months ended September 30, 1998 have been derived from the Company's Consolidated Financial Statements, which have been audited by PricewaterhouseCoopers LLP, independent auditors. The selected consolidated financial information as of and for the nine months ended September 30, 1997 has been derived from unaudited consolidated financial statements, which, in management's opinion, reflect all adjustments (consisting of only normal and recurring accruals) necessary to present fairly the Company's financial position and results of operations for that period. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related Notes contained elsewhere in this Prospectus.

                                                           NINE MONTHS
                                                              ENDED
                                                          SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                         ---------------   ------------------------------------------
                                                          1998     1997     1997     1996     1995     1994     1993
                                                         ------   ------   ------   ------   ------   ------   ------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA(1):
Revenue(2).............................................  $724.2   $556.9   $781.6   $599.4   $342.3   $292.2   $291.7
Direct cost of services(3).............................   575.1    437.7    636.3    461.2    268.6    239.4    270.4
                                                         ------   ------   ------   ------   ------   ------   ------
Gross profit...........................................   149.1    119.2    145.3    138.2     73.7     52.8     21.3
Selling, general and administrative expenses(4)........   103.1     95.9    125.7     92.9     52.8     41.9     41.0
Goodwill impairment(5).................................     3.8       --       --       --       --       --       --
Purchased research and development.....................      --      2.0      2.0      4.0       --       --       --
                                                         ------   ------   ------   ------   ------   ------   ------
Operating income/(loss)................................    42.2     21.3     17.6     41.3     20.9     10.9    (19.7)
Interest income, net...................................     2.8      0.4      0.6      0.8      1.3       --     (2.0)
Equity in earnings/(losses) of unconsolidated
  affiliates...........................................     4.2      0.7      4.1     (0.3)      --       --       --
Write-down of nonmarketable equity securities(6).......      --       --     (3.9)      --       --       --       --
Other income/(expense)(7)..............................     2.7      1.3      1.1     (1.6)    (2.0)    (0.8)    (0.7)
                                                         ------   ------   ------   ------   ------   ------   ------
Income (loss) before taxes.............................    51.9     23.7     19.5     40.2     20.2     10.1    (22.4)
Provision (benefit) for income taxes...................    23.7     10.1      8.3     19.7      9.4      3.8     (7.9)
                                                         ------   ------   ------   ------   ------   ------   ------
Net income (loss)......................................  $ 28.2   $ 13.6   $ 11.2   $ 20.5   $ 10.8   $  6.3   $(14.5)
                                                         ======   ======   ======   ======   ======   ======   ======
Basic earnings (loss) per common share(8)(9)...........  $ 0.37   $ 0.17   $ 0.14   $ 0.27   $ 0.17   $ 0.10   $(0.26)
Weighted average common shares outstanding(9)..........    76.7     78.9     78.3     74.1     62.3     61.4     59.8
Diluted earnings (loss) per common share(8)(9).........  $ 0.29   $ 0.14   $ 0.12   $ 0.24   $ 0.16   $ 0.09   $(0.26)
Weighted average diluted common shares
  outstanding(9).......................................    96.9     96.6     95.2     84.3     66.7     64.6     59.8
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents..............................  $102.2   $ 13.0   $ 35.3   $ 27.5   $ 17.4   $  9.2   $ 26.9
Total assets...........................................   390.5    268.1    267.1    232.2    130.5     90.3    121.3
Long-term debt(10).....................................     2.2      3.4      2.9      5.2      6.1     10.0     18.7
Stockholders' equity...................................   129.2     93.4     93.3     70.8     42.9     32.7     25.9
OTHER DATA:
Capital expenditures...................................  $ 18.9   $ 33.9   $ 46.1   $ 27.5   $ 18.3   $ 10.3   $ 15.0

---------------

 (1) The Company's results of operations include the effects of business acquisitions made in 1996 and 1997. See Note 4 of the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

 (2) Includes recognition of $6.5 million in gains from termination of two contracts in 1998.

 (3) During the first nine months of 1998, direct cost of services included $2.0 million in leasehold abandonment losses. During the fourth quarter of 1997, direct cost of services included a one-time loss accrual of $10.2 million, representing management's estimate of known future losses associated with the termination or completion of two long-term contracts and a $2.0 million increase for other accrued contract liabilities. Also included in fourth quarter 1997 direct cost of services was a $3.6 million write-off of acquired intellectual property and $3.1 million in leasehold abandonment losses. For 1996, direct cost of services included a $4.2 million write-off of impaired software license transfer rights. During 1994, direct cost of services included a one-time gain of $6.7 million on the termination of a significant contract. During 1993, the Company recorded a $19.3 million charge to earnings reversing amounts previously recognized as recoverable costs under the percentage-of-completion method of accounting in recognition of delays and cost overruns related to the development of a software application for a client.

 (4) During the first nine months of 1997, selling, general, and administrative expenses included a $2.0 million charge for executive severance and related expenses.

 (5) During September 1998, the Company determined that certain amounts recorded for goodwill were impaired and no longer recoverable.

 (6) In the fourth quarter of 1997, the Company wrote-down its minority interest in two nonmarketable equity securities to zero and recognized a $3.9 million non-operating loss.

 (7) During the first nine months of 1998, the Company sold an interest in a minority investment and recognized a one-time non-operating gain of $3.0 million.

 (8) Years 1993 through 1996 and the nine month period ended September 30, 1997 are restated for the effect of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." See Note 17 of the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

 (9) All common share numbers and per common share data reflect a two for one stock split effected in January 1999.

(10) Amounts classified as long-term debt consist primarily of current and long-term capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following commentary should be read in conjunction with the Consolidated Financial Statements and the related Notes contained elsewhere in this Prospectus.

OVERVIEW

     The Company is a worldwide provider of information technology services and business solutions to a broad range of clients. The Company integrates three core disciplines in providing solutions and services to its clients: information technology infrastructure services, systems integration and applications development, and business integration. Information technology infrastructure services combine information technology outsourcing, staffing, and infrastructure management. Systems integration and applications development include implementation of new and existing systems, including both custom-developed and packaged software. Business integration services include working with clients to develop and implement business strategy, information technology strategy, process redesign, and change management.

     From 1993 through the first nine months of 1998, the Company's business mix shifted from being predominantly an information technology infrastructure services provider, where revenue was obtained through long-term unit-price or fixed-price facilities management contracts, to a more balanced mix with increased emphasis on systems integration and applications development and business integration. Information technology infrastructure services currently make up less than 55.0% of the Company's revenue, and newer engagements are primarily level-of-effort based contracts that combine several service offerings. The Company's strategy is to continue this increased focus on systems integration and applications development and business integration services, supported by value-added information technology infrastructure services.

     During 1996 and 1997, the Company made several acquisitions. The acquired firms added strength in the areas of business integration and consulting, business-to-business electronic commerce over the Internet, business reengineering, object-oriented applications development, data mining, and systems management. These acquisitions contributed revenue of $62.0 million for the nine months ended September 30, 1998.

     The Company's top ten clients accounted for approximately 65.4% of total revenue for the nine months ended September 30, 1998, 64.1% for the year ended December 31, 1997, and 68.3% for the year ended December 31, 1996. See "Risk Factors -- Loss of Major Clients Could Adversely Affect Our Business." Approximately 35.4% of the Company's total revenue was derived from international operations for the nine months ended September 30, 1998, 33.6% for the year ended December 31, 1997, and 33.2% for the year ended December 31, 1996.

     The Company provides services under contracts containing pricing provisions that relate to the level of services supplied by the Company ("level-of-effort"), provide for a set fee to be received by the Company ("fixed-price"), or link the revenue to the Company to a client-specific data point, such as the number of transactions processed or computing minutes consumed ("unit-price"). Many of the Company's contracts combine more than one of these types of provisions. The majority of revenue for the nine months ended September 30, 1998 and year ended December 31, 1997 was derived from level-of-efforts pricing. Revenue from level-of-efforts pricing is based on time and materials, direct costs plus an administrative fee (which may be either a fixed amount or a percentage of direct costs incurred), or a combination of these methods and may be based on a set fee for a specified level of resources that is adjusted for incremental resource usage. Revenue from fixed-price contracts is recognized on the percentage-of-completion method, and is earned based on the percentage relationship of incurred contract costs to date to total estimated contract costs, after giving effect to the most recent estimates of total cost. Revenue from unit-price contracts is recognized based on technology units utilized or by number of transactions processed during a given period. For unit-price contracts, the Company establishes a per-unit fee based on the cost structure associated with the delivery of that unit of service.

     Year 2000 engagements do not comprise a substantial portion of the Company's business. For two Year 2000 projects, the Company uses a zero estimate of profit with equal amounts of revenue and cost recognized until the final outcome of the engagement can be estimated more precisely because of the inherent uncertainties regarding testability in the existing system environment and client acceptance.

     The Company continuously monitors its contract performance in light of client expectations, the complexity of work, project plans, delivery schedules, and other relevant factors. Provisions for estimated losses, if any, are made in the period in which the loss first becomes probable and reasonably estimable. Other contract-related accrued liabilities are also recorded to match contract-related expenses in the period in which revenues from those contracts are recognized.

     The Company experienced substantial growth in 1996, 1997, and during the first nine months of 1998. A significant portion of the growth in 1996 resulted from the Company's entry into the UBS Agreements in January 1996. The Company's operating UBS relationship comprises two main components, the IT Services Agreement, which is a level-of-effort contract, and various project assignments. See "Business -- UBS Agreements." During the years ended December 31, 1997 and 1996, approximately 21.7% and 22.9%, respectively, of the Company's revenues were earned in connection with services performed under the IT Services Agreement, and 5.5% and 5.3%, respectively, of the Company's revenues were earned in connection with the various projects performed for UBS. For the nine month period ended September 30, 1998, approximately 22.1% of the Company's revenues were earned in connection with services performed under the IT Services Agreement and approximately 3.3% of the Company's revenues were earned in connection with other services performed for UBS.

     The Company has increased its focus on expense reduction and cost control over the last year in numerous ways. The most significant savings in administrative expenses included reductions in executive compensation expense, the cancellation of discretionary projects, and reductions in marketing and promotional expenses, and non-essential travel. In addition, the Company established more stringent expense policies and created a capital expenditures review committee. These cost control measures contributed to a decrease in selling, general, and administrative expenses as a percentage of revenue from 16.1% in 1997 to 14.2% for the nine months ended September 30, 1998. The Company anticipates that expansion in the areas of recruiting, training, and business development will increase during the remainder of 1998. As a result, the Company expects selling, general, and administrative expenses as a percentage of revenue will increase from their current level.

RESULTS OF OPERATIONS

  Comparison of the nine months ended September 30, 1998 and 1997

     Revenue increased in the nine months ended September 30, 1998 by 30.0% to $724.2 million from $556.9 million in the nine months ended September 30, 1997, due to the entry into two significant contracts in the third quarter of 1997 that generated a $63.8 million increase in revenue for the nine months ended September 30, 1998 from the nine months ended September 30, 1997, $15.8 million in additional revenue resulting from the inclusion of businesses acquired in the first nine months of 1997 for the entire nine month period in 1998, a $87.7 million increase in revenue from other new and existing business, including $31.2 million from East Midlands Electricity (IT) Limited (together with its parent company, East Midlands Electricity plc, "EME") and $24.7 million from UBS, and the recognition of $6.5 million in gains from termination of two contracts in 1998.

     Domestic revenue grew by 27.2% in the nine months ended September 30, 1998 to $468.0 million from $368.0 million in the nine months ended September 30, 1997, and decreased slightly as a percentage of total revenue to 64.6% from 66.1% over the same period.

     Non-domestic revenue, comprising European and Asian operations, grew by 35.6% in the nine months ended September 30, 1998 to $256.2 million from $188.9 million in the nine months ended September 30, 1997, and increased as a percentage of total revenue to 35.4% from 33.9%. Asian operations represented $11.4 million, or 1.6%, and $7.0 million, or 1.3%, of total revenue for the nine months ended September 30, 1998 and 1997, respectively.

     Direct cost of services increased in the nine months ended September 30, 1998 by 31.4% to $575.1 million from $437.7 million in the nine months ended September 30, 1997, due primarily to continued growth in the Company's business. Gross margin decreased slightly to 20.6% from 21.4% for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, due primarily to a $13.5 million charge to address Year 2000 exposures for certain client contracts.

     Selling, general, and administrative expenses increased in the nine months ended September 30, 1998 by 7.5% to $103.1 million from $95.9 million in the nine months ended September 30, 1997, but decreased as a percentage of total contract revenue to 14.2% from 17.2%, respectively. The most significant savings in administrative expenses included reductions in executive compensation, the cancellation of discretionary projects, and reductions in marketing and promotional expenses and non-essential travel. Operating income increased in the nine months ended September 30, 1998 to $42.2 million from $21.3 million in the nine months ended September 30, 1997, and operating margin (operating income as a percentage of contract revenue) increased to 5.8% from 3.8%.

     Equity in earnings of unconsolidated affiliates increased in the nine months ended September 30, 1998 to $4.2 million from $0.7 million during the nine months ended September 30, 1997 due to improved results at Systor AG ("Systor"), a subsidiary of UBS, and at HCL Perot Systems NV ("HPS"), a software joint venture based in India. The equity in earnings for Systor increased to $2.2 million from $0.6 million and equity in earnings for HPS increased to $2.0 million from $0.1 million during the nine months ended September 30, 1998 and 1997, respectively. Other income/(expense) increased in the nine months ended September 30, 1998 to $2.7 million from $1.3 million in the nine months ended September 30, 1997 primarily due to a $3.0 million gain on the sale of the Company's limited partnership interest in a venture capital fund in 1998, offset in part by a $0.8 million decrease in foreign exchange gains from the nine months ended September 30, 1997 to the nine months ended September 30, 1998.

     The increase in the effective tax rate to 45.7% for the nine months ended September 30, 1998 from 42.5% for the nine months ended September 30, 1997 was due to a non-deductible goodwill write-down recorded in the third quarter of 1998. Excluding the write-down, the effective rate would have been 42.5%.

     Net income increased 107.4% in the nine months ended September 30, 1998 to $28.2 million from $13.6 million in the nine months ended September 30, 1997 and net income margin increased to 3.9% from 2.4%.

  Comparison of the year ended December 31, 1997 to the year ended December 31, 1996

     Revenue increased in 1997 by 30.4% to $781.6 million from $599.4 million in 1996, due to $43.6 million in revenue growth from the UBS Agreements, $60.2 million in revenue representing the inclusion of a full year's results from certain businesses acquired in the second half of 1996 and revenue received from businesses acquired during the first half of 1997, and a $78.4 million increase in revenue from other new and existing contracts.

     Domestic revenue grew by 29.7% in 1997 to $519.1 million from $400.2 million in 1996, and decreased slightly as a percentage of total revenue to 66.4% from 66.8% over the same periods.

     Non-domestic revenue, consisting of European and Asian operations, grew by 31.8% in 1997 to $262.5 million from $199.2 million in 1996, and increased slightly as a percentage of total revenue to 33.6%, from 33.2% over the same periods. Asian operations represented $9.7 million, or 1.2%, and $7.3 million, or 1.2%, of total revenue in 1997 and 1996, respectively.

     Direct cost of services increased in 1997 by 38.0% to $636.3 million from $461.2 million in 1996. Gross margin decreased to 18.6% in 1997 as compared to 23.1% in 1996. The decrease in gross margin was due in part to a margin decline from 1996 to 1997 related to the renegotiation of the UBS Agreements, which took effect on January 1, 1997. The Company also incurred expenses of $4.3 million in 1997 resulting from an expansion of business integration activities. In addition, the Company incurred several special charges in 1997, including special contract loss provisions of $10.2 million related to known termination and contract completion losses on two long-term contracts, a $3.6 million write-off of intellectual property rights acquired, and a $3.1 million charge related to the abandonment and sub-lease of unused office space, collectively resulting in a 2.7% increase in direct cost of services.

     Selling, general, and administrative expenses increased in 1997 to 16.1% of total revenue from 15.5% of total revenue in 1996, due primarily to expansion of the sales force, staff growth in management and administrative support areas, severance for senior executives, and increased goodwill amortization associated with businesses acquired. As a result of the factors noted above, operating income decreased in 1997 to $17.6 million from $41.3 million in 1996, and operating margin declined to 2.3% from 6.9%.

     Equity in earnings of unconsolidated affiliates, net, increased in 1997 to $4.1 million from a loss of $0.3 million in 1996 due to improved results at Systor and HPS. The equity in earnings for Systor increased to $3.6 million from $0.9 million and the equity in earnings of HPS increased to $0.5 million from a loss of $1.2 million in 1997 and 1996, respectively. Other income, net, increased in 1997 to $1.1 million from a net expense of $1.6 million in 1996. The positive effect of the above items was substantially offset by a $3.9 million write down of non-marketable equity securities to net realizable value during 1997.

     The decrease in the effective tax rate to 42.5% in 1997 from 48.9% in 1996 was due to both a decrease in nondeductible amortization related to acquisitions and increased earnings in foreign jurisdictions in which the Company intends to permanently invest subsidiary profits.

     Net income decreased 45.4% in 1997 to $11.2 million from $20.5 million in 1996 and net income margin decreased to 1.4% from 3.4%.

  Comparison of the year ended December 31, 1996 to the year ended December 31, 1995

     Revenue increased in 1996 by 75.1% to $599.4 million from $342.3 million in 1995, due to $161.5 million in revenue from the UBS Agreements, $10.7 million in revenue from businesses acquired in the second half of 1996, and a $84.9 million increase in revenue from other new and existing business.

     Domestic revenue grew by 67.6% in 1996 to $400.2 million from $238.8 million in 1995, but declined as a percentage of total revenue to 66.8% from 69.8% over the same periods. UBS accounted for $88.9 million of the domestic revenue in 1996 compared to $2.8 million in 1995.

     Non-domestic revenue, consisting of European and Asian operations, grew by 92.5% in 1996 to $199.2 million from $103.5 million in 1995, and increased as a percentage of total revenue to 33.2% from 30.2% over the same periods. The key factor was the UBS revenue of which $72.7 million was earned in Europe and $7.3 million in Asia. Asian operations represented $7.3 million, or 1.2%, of total revenue in 1996, the first year the Company had operations in Asia.

     Direct cost of services increased by 71.7% in 1996 to $461.2 million from $268.6 million in 1995 and gross margin increased to 23.1% in 1996 from 21.5% in 1995, due primarily to the UBS Agreements entered into in 1996.

     Selling, general, and administrative expenses increased in 1996 to 15.5% of total revenue from 15.4% of total revenue in 1995, due primarily to significant increases in revenue, offset by the addition of senior executives, expansion of the sales force, and staff growth in management and administrative support areas. As a percentage of revenues, selling, general, and administrative expenses remained essentially unchanged. Operating income increased in 1996 to $41.3 million from $20.9 million in 1995, reflecting business growth and other factors discussed above. Operating margin increased in 1996 to 6.9% from 6.1% in 1995, due to a decline in direct costs of services as a percentage of contract revenue in 1996 to 76.9% from 78.5% in 1995.

     The effective tax rate increased in 1996 to 48.9% from 46.6% in 1995, due primarily to an increase in non-deductible expense items.

     Net income increased to $20.5 million in 1996 from $10.8 million in 1995. Net income margin increased in 1996 to 3.4% from 3.2% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     During the nine months ended September 30, 1998, cash and cash equivalents increased 189.5% to $102.2 million from $35.3 million at December 31, 1997 primarily due to increased cash flow from operating activities.

     Cash flow provided by operating activities increased to $65.1 million from $15.8 million for the periods ended September 30, 1998 and 1997, respectively. The increase in cash flow from operating activities was due primarily to the $96.6 million increase in current liabilities such as accrued liabilities and accrued compensation, offset in part by a $49.9 million increase in current assets consisting primarily of increased accounts receivable.

     Net cash used in investing activities was $4.8 million for the nine months ended September 30, 1998 compared to $56.6 million for the nine months ended September 30, 1997. Cash expenditures for property, equipment, and software during the nine months ended September 30, 1998 was $18.9 million and was partially offset by $7.6 million in proceeds from the sale of property, equipment, and software and the sale of the Company's limited partnership interest in a venture capital fund for $5.2 million. For the nine months ended September 30, 1997, there were $33.9 million in cash expenditures for property, equipment, and software, $13.3 million in cash used for business acquisitions and $6.3 million for the acquisition of intellectual property rights. The year-on-year decline of 44% in property, equipment, and software purchases was due in part to more rigorous capital expenditure review procedures, which were implemented in the fourth quarter of 1997.

     For the nine months ended September 30, 1998, net cash provided by financing activities was approximately $4.5 million, compared to $29.6 million for the nine months ended September 30, 1997. This decrease was due primarily to the fourth quarter of 1997 repayment of a $25.0 million borrowing on the Company's line of credit at September 30, 1997. There were no subsequent borrowings on this line of credit in 1998. In addition, the Company received proceeds of $8.1 million from the sale of Class B Common Stock options to UBS during the nine months ended September 30, 1997 and $3.0 million in proceeds from the exercise of 834,320 of such stock options during the nine months ended September 30, 1998.

     As of December 31, 1998, the Company had a $40.0 million undrawn line of credit with a financial institution that expires on January 31, 1999. The Company does not intend to renew this line of credit and anticipates that cash flows from operating activities will provide sufficient funds to meet its needs for the foreseeable future. From time to time, the Company may consider repurchasing its Class A Common Stock depending on price and availability and alternative uses for its financial resources.

NEW ACCOUNTING DEVELOPMENTS

     In June 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items, and segment assets and reconciliations to corresponding amounts in the financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets and major customers. Management does not believe the implementation of Statement 131 will have a material effect on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133 ("Statement 133") which establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Statement 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of Statement 133 will have a material effect on the Company's consolidated financial position or results of operations.

     The American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," in March 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and requires costs incurred in the application development stage (whether internal or external) to be capitalized. This SOP is applicable to all financial statements for fiscal years beginning after December 15, 1998, and should be applied to internal-use computer software costs incurred in those fiscal years for all projects, including those projects in progress upon initial application of this SOP. Costs incurred prior to initial application of this SOP, whether or not capitalized, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. Management does not believe the implementation of SOP 98-1 will have a material effect on the Company's consolidated financial position or results of operations.

YEAR 2000 ISSUES

     The following statements and all other statements made in this Prospectus with respect to the Company's Year 2000 processing capabilities or readiness are "Year 2000 Readiness Disclosures" in conformance with the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386).

     Some computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000 Problem."

     Assessment. The Year 2000 Problem affects computers, software, and other equipment used, operated, or maintained by the Company for itself and its customers. Accordingly, the Company has organized a program team responsible for monitoring the assessment and remediation status of the Company's Year 2000 projects and reporting such status to the Company's Board of Directors. This project team is currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem for its internal systems and, where the Company is contractually obligated to remediate the Year 2000 Problem, on systems operated or maintained on behalf of its clients. In addition, the Company is performing Year 2000 assessments for some other clients on a project-by-project basis.

     For reporting purposes, the Company is using a methodology involving the following six phases: Discovery, Assessment, Planning, Remediation, Testing, and Implementation. At December 31, 1998, the discovery and assessment phases were substantially complete for all program areas. The target completion dates for priority items by remaining steps are as follows: Planning -- March 1999; Remediation -- September 1999; Testing -- September 1999; and
Implementation -- September 1999.

     Because the Company's business involves the assessment, implementation, and operation of computer systems, the Company has not generally obtained verification or validation by independent third parties of its processes to assess Year 2000 Problems, its corrections of Year 2000 Problems, or the costs associated with these activities. However, the Company's Year 2000 program team is reviewing the project plans prepared by each of the Company's business units and monitoring their methods and progress against those plans.

     Internal Infrastructure. The Company believes that it has identified most of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption to its business. The Company has commenced the process of modifying, upgrading, and replacing major systems that have been assessed as adversely affected, and expects to complete this process before the occurrence of any material disruption of its business.

     Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 Problem. The Company is currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on its office and facilities equipment.

     The Company estimates the total cost to the Company of completing any required modifications, upgrades, or replacements of these internal systems to be approximately $1.0 million, almost all of which the Company believes will be incurred during 1999. This estimate is being monitored and will be revised as additional information becomes available. In addition, the Company recorded a $13.5 million charge in direct cost of services for the nine months ended September 30, 1998 to address Year 2000 expenses for certain client contracts.

     Based on the activities described above, the Company does not believe that the Year 2000 Problem will have a material adverse effect on the Company's business or results of operations. In addition, the Company has not deferred any material information technology projects as a result of its Year 2000 Problem activities.

     Client Systems. During 1997, the Company initiated assessments of the effect of the Year 2000 Problem on computers, software, and other equipment it operates or maintains for its customers, and its obligations to modify, upgrade, or replace these systems. As part of this process, the Company has been estimating the costs and revenues to the Company for performing any necessary services. The Company is monitoring and updating this assessment on an ongoing basis. The estimated cost associated with making clients' systems Year 2000 compliant for contracts where the Company is obligated to perform these services at its expense generally has been and will be treated as a contract cost and is included in the estimate of total contract costs for the respective contract under the Company's revenue recognition policy. The Company believes that its clients have been deferring other projects pending resolution of their Year 2000 Problems.

     Suppliers. The Company has initiated communications with third party suppliers of the major computers, software, and other equipment used, operated, or maintained by the Company for itself or its clients to identify and, to the extent possible, to resolve issues involving the Year 2000 Problem. However, the Company has limited or no control over the actions of these third party suppliers. Thus, while the Company expects that it will be able to resolve any significant Year 2000 Problems with these systems, there can be no assurance that these suppliers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to the business of the Company or any of its clients. Any failure of these third parties to timely resolve Year 2000 Problems with their systems could have a material adverse effect on the Company's business, financial condition, and results of operation.

     Most Likely Consequences of Year 2000 Problems. The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business operations. However, management believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting the Company or its clients have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many Year 2000 Problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, management believes that the following consequences are possible:

     - a significant number of operational inconveniences and inefficiencies for the Company and its clients that will divert management's time and attention and financial and human resources from ordinary business activities;

     - a lesser number of serious system failures that will require significant efforts by the Company or its clients to prevent or alleviate material business disruptions;

     - several routine business disputes and claims for pricing adjustments or penalties due to Year 2000 Problems by clients, which will be resolved in the ordinary course of business; and

     - a few serious business disputes alleging that the Company failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

     Contingency Plans. The Company is currently developing contingency plans to be implemented if its efforts to identify and correct Year 2000 Problems affecting its internal systems are not effective. The Company expects to complete its contingency plans by the end of March 1999. Depending on the systems affected, these plans could include accelerated replacement of affected equipment or software; short- to medium-term use of backup sites, equipment, and software, increased work hours for Company personnel; use of contract personnel to correct on an accelerated schedule any Year 2000 Problems that arise or to provide manual workarounds for information systems; and similar approaches. If the Company is required to implement any of these contingency plans, it could have a material adverse effect on the Company's financial condition and results of operations.

     The Company is also developing contingency plans for certain clients where such plans are contractually required or are otherwise appropriate to be developed. In most cases, these contingency plans are being developed jointly by the Company and its clients. Depending on the systems affected, these plans could include accelerated replacement of affected equipment or software; short- to medium-term use of backup sites, equipment, and software; increased work hours for Company personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems that arise or to provide manual workarounds for information systems; and similar approaches. If the Company is required to implement any of these contingency plans, it could have a material adverse effect on the Company's financial condition and results of operations.

     Disclaimer. The discussion of the Company's efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. The Company's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely affected by, among other things, the availability and cost of programming and testing resources, third party suppliers' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

EFFECT OF EUROPEAN MONETARY UNION

     Effective January 1, 1999, the European Union adopted economic and monetary union in Europe, resulting in the introduction of a single currency called the EURO. The Company is currently assessing the potential effects of, and costs of adopting, the EURO conversion for its internal systems and, where the Company is contractually obligated to take these steps, on systems operated or maintained on behalf of its clients. For each of these areas, the Company is using the six phase methodology described above for the Year 2000 Problem. The Company expects to complete the discovery phase by March 1999, but the EURO conversion is not expected to have a material effect on the Company's operations or financial condition or results of operation.

     The discussion of the Company's efforts, and management's expectations, relating to the EURO conversion are forward-looking statements. The Company's ability to adapt for the EURO conversion and the level of incremental costs associated therewith could be adversely affected by, among other things, the availability and cost of programming and testing resources and unanticipated problems identified in the ongoing conversion review.

                                    BUSINESS

OVERVIEW

     The Company is a worldwide provider of information technology services and business solutions to a broad range of clients. The Company serves its clients by delivering services and solutions focused on each client's needs, with particular emphasis on helping clients more effectively serve their customers.

     The Company integrates three core disciplines in providing solutions and services to its clients: (i) business integration; (ii) systems integration and applications development; and (iii) information technology infrastructure services. Business integration services include working with clients to develop and implement business strategy, information technology strategy, process redesign, and change management. Systems integration and applications development include the design and implementation of information technology systems for clients, including both custom-developed and packaged software. Information technology infrastructure services combine information technology outsourcing, staffing, and infrastructure management.

     The Company's approach is to provide clients with an "integrated service offering" -- a combination of multiple disciplines that assists its clients in improving their business operations or in creating new business offerings. With this approach, the Company is able to create long-term relationships with its clients that begin with an analysis of its clients' business strategies and continue through the implementation of information technology solutions and the realization of the clients' goals.

     In marketing its services, the Company is primarily focused on four industries: Financial Services, Energy, Healthcare, and Travel and Transportation. The Company targets these industries to capture the opportunities arising from their rapid rates of change, growth, and the increasing importance of information technology in driving and managing this change and growth. The Company also has significant clients in the Communications and Media and Manufacturing industries and continually evaluates additional industries for future growth opportunities. As these opportunities develop, the Company may allocate resources to target them as additional focal industries. The Company's clients include: UBS, EME, National Car Rental System, Inc., Tenet Healthcare Corporation, AT&T Corp., Volkswagen of America, Inc., Parsons Corporation, and Cedel Global Services, S.A.

     Ross Perot and eight associates founded the Company in June 1988. Since then, the Company has grown to over 6,000 associates with operations worldwide as of September 30, 1998. The Company's revenues have grown from $291.7 million in 1993 to $781.6 million in 1997 and $724.2 million for the nine months ended September 30, 1998.

INDUSTRY BACKGROUND

     Worldwide demand for information technology services and solutions is growing at a rapid rate. According to industry sources, the aggregate worldwide market for business integration, systems integration and applications development, and information technology infrastructure services was an estimated $177.7 billion in 1997 and is expected to increase to $306.6 billion in 2002, representing a compound annual growth rate of 11.5%. These sources also indicate that the estimated worldwide market size for 1997 and the projected market size for 2002 for business integration is $46.3 billion and $88.4 billion, respectively; for systems integration and applications development is $41.6 billion and $76.0 billion, respectively; and for information technology infrastructure services is $89.8 billion and $142.2 billion, respectively. In 2002, the United States market is expected to account for 51.4% of the global market with an estimated market size of $158.7 billion.

     The broad presence of technology in global markets, both in the hands of businesses and consumers, continually changes the way businesses operate and compete. Businesses that operate in industries characterized by rapid technological change and consolidation, such as Financial Services, Energy, Healthcare, and Travel and Transportation, must increasingly rely on information technology to remain competitive.

     Several factors contribute to growth in the information technology industry as it transitions from a back office role in business to a key driver in competitively positioning enterprises, including the rapid pace of technological change, the globalization and consolidation of industries, and the shift towards the deregulation of certain industries. Using information technology as a strategic tool enables enterprises to reduce cycle times and production costs, improve the rate of introduction of new products, services, and pricing, and better serve the needs of their customers. According to industry experts, the utilities, transportation, banking and financial services, and communications sectors are among the industries experiencing the fastest growth in information technology services expenditures.

     Designing, developing, and implementing information technology solutions for individual businesses has become increasingly complex. Many businesses do not have the time, resources, or expertise to keep pace with industry and technological change or to efficiently build information technology solutions. Globally, businesses are increasingly focusing on their core business competencies and are turning to outside sources to provide information technology services and skills tailored to create timely solutions and change business processes to meet specific business objectives.

     To date, it has been difficult for businesses to find solutions tailored to their complex information technology needs. Although there are many suppliers of information technology solutions, few are able to combine large, integrated service offerings, global presence, and capital strength with customer focus and a strong, cohesive culture.

THE PEROT SYSTEMS APPROACH

     The Company provides services on a worldwide basis that are uniquely structured for each client by combining the appropriate industry expertise and core disciplines to solve the client's business problems and implement new strategies to generate future growth. The Company's approach includes:

     - Providing Integrated Service Offerings. The Company combines its business integration, systems integration and applications development, and information technology infrastructure services to analyze and address its clients' business and information technology challenges and opportunities. Rather than narrowly focusing on isolated problems, the Company's integrated service offerings are designed to allow a client to achieve growth and efficiencies through the implementation of broader business solutions.

     - Structuring Creative Long-Term Relationships. The Company seeks to create long-term relationships with clients that begin with the initial analysis of a client's business and information technology problems and opportunities and continue through implementation of solutions and the realization of benefits. By creatively structuring contracts with economic incentives that link the Company's compensation to the client's business results or the level of the Company's performance, the Company strives to maximize revenues and client satisfaction.

     - Employing Multi-Disciplinary Teams. The Company employs multi-disciplinary teams of associates with industry-specific expertise and associates with superior technical skills to best formulate and implement integrated information technology solutions for clients.

     - Formulating Unbiased Client-Based Solutions. The Company analyzes its clients' business problems and opportunities from the perspective of the clients and their customers. The Company then impartially assembles the best combination of Company services and third party products to meet the clients' needs.

PEROT SYSTEMS GROWTH STRATEGY

     The Company's strategic objective is to become the provider of choice for information technology services and business solutions. Key elements of the Company's growth strategy include:

     - Expand Value-Added Service Offerings. The Company believes that services aimed at growing a client's business and making a client more productive and competitive will create more value for the Company's clients, and accordingly generate more growth, than traditional technology functional services. The Company's strategy includes an increasing focus on systems integration and applications development and business integration services, supported by value-added information technology infrastructure services.

     - Target Rapidly Changing Industries. The Company targets rapidly changing industries that are substantially affected by the increasing need for information technology. The Company utilizes associates with operating expertise in these specific industries as a competitive advantage in providing superior services to its clients.

     - Create and Leverage Growth Engines. In each industry, the Company has the opportunity to create "growth engines" -- sets of skills, business processes, and know-how that, when combined, create leverageable business solutions for clients. The Company can use these growth engines to build its presence in its targeted industries and adapt them to develop or enter other industries.

     - Develop Select Clients. The Company believes that client selection is key to growth and profitability. The Company targets market leaders and aspiring market leaders that are committed to using information technology strategically and are willing to develop long-term relationships.

     - Attract, Train, and Retain Associates with Strong Character. The Company believes that attracting, training, and retaining high quality associates are essential to its growth. The Company hires motivated individuals with strong character and leadership traits and provides them with ongoing technological and leadership skills training. The Company emphasizes retaining its associates through challenging work assignments and incentive programs, including rewarding outstanding performance with equity interests in the Company. More than 90% of the Company's associates hold equity interests in the Company.

CORE DISCIPLINES

     The Company's broad range of service offerings are classified within three core disciplines: (i) business integration; (ii) systems integration and applications development; and (iii) information technology infrastructure services.

                               [Pyramid Graphic]
  [The Prospectus contains a graphic representation of a triangle divided into three horizontal segments labeled Business Integration, Systems Integration/Applications Development, and Infrastructure Services.]

     The Company combines these disciplines into an integrated service offering to create a customized solution for its clients. The Company believes that, in addition to providing clients with more comprehensive information technology and business solutions, its integrated service offerings allow the Company to attract strategically motivated clients, focus on its clients' business objectives, and ultimately generate higher value for its clients.

  Business Integration

     In providing business integration services, the Company works with clients to, among other things, develop and implement business strategy, information technology strategy, process redesign, and change management. These services include:

     - Business Strategy. To help clients develop and implement business strategies, the Company offers strategic advice designed by business and technical experts with industry-specific knowledge to align client capabilities with the demands of the market in which they compete.

     - Information Technology Strategy. The Company helps its clients create and implement an information technology strategy that optimizes the use of information technology to achieve the client's business objectives. The Company employs its extensive knowledge of information technology architectures, infrastructures, and technologies to continually refine and update its clients' information technology strategies.

     - Process Redesign. The Company works with clients to systematically reengineer their business processes with innovative approaches incorporating cross-industry best practices.

     - Change Management. The Company advises clients with respect to major business and cultural changes by assessing current skills and resource requirements, implementing organizational changes and associated measurement systems, and creating employee communication plans.

     In order to expand and further develop its business integration capabilities, the Company has acquired several specialized businesses, including its February 1997 acquisition of Benton International, Inc. Benton International is a financial services consulting organization, specializing in telephone and Internet-based direct banking and electronic payments systems. The firm employs associates with experience in the financial services industry, including senior positions at major financial institutions and on governmental advisory boards. The firm provides strategic business advice to its financial clients, including advising major retail banks on their mergers and acquisitions strategy.

  Systems Integration and Applications Development

     As part of its systems integration and applications development discipline, the Company designs and implements information technology systems, including both custom-developed and packaged software, for clients by offering the following portfolio of services:

     - Systems Integration. The Company assists clients in designing, evaluating, and implementing information technology systems comprising software applications and hardware components. Services performed by the Company range from migrating systems from an existing platform to a new platform to installing, configuring, and testing a new system, and providing associated training support.

     - Applications Development. The Company develops custom software applications ranging from modifications and enhancements of existing packaged software to completely custom-developed applications. These applications are designed for various environments including web-based systems, distributed networks, and mainframes.

     - Project Management. Company associates manage client staff to perform systems integration and applications development projects, including project scope and change control.

     In order to expand and further develop its systems integration and applications development capabilities, the Company has acquired or established several specialized business units, including:

     The Technical Resource Connection, Inc. Acquired in October 1996, The Technical Resource Connection has expertise in enterprise computing architectures, distributed-object computing technologies, Internet/intranet applications, and software engineering processes. The Technical Resource Connection employs experienced and innovative software technologists -- software architects, designer/developers, modelers, and systems engineers -- who focus on software development processes and technology skills to reduce the complexity and risk associated with building powerful business computing systems.

     Time(O with slash through it)(TM). In May 1997, the Company formed its Time(O with slash through it) electronic commerce business unit by hiring a core team of technologists and business experts. Time(O with slash through it) builds business-to-business digital marketplaces to enable groups of businesses to engage in electronic commerce. Time(O with slash through it) brings together its proprietary software platform, customization tools, and design processes that enable businesses to operate more efficiently and effectively by using Internet-based electronic commerce.

     Syllogic, B.V. Acquired in June 1997, Syllogic has extensive expertise in the creation of flexible, structured, and manageable data warehouses and data mining tools. Syllogic has created the Syllogic Data Mining Tool, a system that combines several different data mining technologies into a single graphical user interface. Syllogic also assists clients in managing systems and networks through Adaptive Systems Management, a suite of applications that learns from past experience and uses that knowledge to prevent errors from recurring.

     HCL Perot Systems N.V. HPS is a joint venture currently 50% owned by each of the Company and the HCL corporate group. HPS provides systems integration, onsite consulting, applications development, legacy applications maintenance, process reengineering, Year 2000 remediation, and European Monetary Union modifications. Due to its access to a large pool of software talent in India, HPS is able to provide international services at competitive prices. HPS has software development centers in Noida and Bangalore, India.

  Information Technology Infrastructure Services

     Information technology infrastructure services combine information technology outsourcing, staffing, and infrastructure management. The Company's information technology infrastructure services include:

     - Operations and Maintenance. The Company manages, updates, and maintains data processing systems, networks and technical infrastructures, operates help desks, and manages, resolves, and documents problems in the client's computing environment. These activities can be performed at client facilities or delivered through data processing centers maintained by the Company. The Company also coordinates all change activities through standardized and automated change management processes, checks and monitors systems and networks for unauthorized use, manages various types of storage media, and provides data backup and recovery services.

     - Monitoring and Planning. The Company offers comprehensive monitoring of and planning for information technology systems, including monitoring network status and availability through periodic polling of network resources. The Company also collects and analyzes data and applies corrective measures when information technology systems and networks do not meet requirements and measures and monitors the availability of sufficient capacity in order to ensure continuity and quality of service.

CHANNELS TO MARKET

     The Company delivers its services primarily through industry groups representing its four targeted industries and the other industries in which the Company has significant customers. The Company also offers services through its geographically-based project offices.

  Targeted Industries

     The Company's targeted industry groups are Financial Services, Energy, Healthcare, and Travel and Transportation. The Company targets these industries to capture the opportunities arising from their rapid rates of change, growth, and the increasing importance of information technology in driving and managing this change and growth. Group associates have broad technical and operational experience and expertise in addressing the technical and business challenges faced by clients in these industries. The following is a brief description of the Company's main industry groups:

     Financial Services Group. The Company provides a full range of business integration and information technology service line offerings to wholesale, commercial, and retail banks, investment banks, private banks, asset management companies, brokerage firms, securities clearing banks, and other financial institutions. The financial services team includes professionals with backgrounds in investment banking and commercial banking, and former senior level consultants to the financial services industry. The Company utilizes its industry-specific and technical expertise to help clients capitalize on emerging market opportunities as financial services markets converge and the Internet and other technologies create new markets. Some of the sector specific offerings are:

     - Capital Markets. The financial services group provides services that include re-engineering and automation of front and back office functions, project management and implementation of global trading floors, and integration and operational management of secure information technology infrastructures.

     - Retail Banking. The financial services group offers retail banks telephone and Internet-based direct banking design services and project implementation, assistance with customer relationship management, and expertise in electronic payment systems. The Company also provides infrastructure operations services to retail banks.

     - Mortgage Banking. Associates in the financial services group provide process improvement consulting and implementation to mortgage lenders and servicers to automate the processing of mortgage applications and to increase productivity.

     Energy Services Group. The Company serves municipal and private utilities, related service providers, new entrants in deregulated markets, and other energy companies. The energy services group comprises experts in such key areas as energy power systems restructuring and automation, transmission congestion management and modeling, market simulation design analysis, and power management system economics. Offerings in this sector include:

     - Regulated Utilities. Energy services group professionals design, implement, and operate information technology systems to support core business functions of major utilities, including billing and collections, customer service, and supply chain management. These associates also advise energy industry organizations with regulatory compliance and prepare them to take advantage of deregulating markets.

     - Unregulated Markets/New Market Entrants. The energy services group assists unregulated entities in building and operating retail systems and infrastructure, settlements and clearing systems, trading and risk management systems, and provides product and service innovations to exploit competitive markets.

     Healthcare Services Group. Focusing on the requirements of integrated healthcare networks, the Company serves managed care providers, hospital groups, healthcare product distributors, and other healthcare companies. The healthcare services team includes physicians, nurses, health policy experts, managed care executives, and health insurance experts. The Company assists clients with information access and connectivity and provides tools for transaction management, care management, decision support, and Internet-based demand management systems. Some of the sector specific offerings are:

     - Multi-Hospital Systems and Regional Integrated Delivery
       Networks. Professionals in the healthcare services group advise clients on preparing for, and assist clients in managing the business opportunities of, acquisitions and divestitures of discrete care units.

     - Managed Care Organizations. The healthcare services group offers clients expertise in managed care administrative systems, including claims processing, and operates an industry service bureau priced on a per member per month basis.

     - Physician Practice Management Companies. The healthcare services group offers clients specialized knowledge of physician practice management systems and operates a business service bureau on a transaction services basis.

     Travel and Transportation Services Group. The Company serves rental car companies, hotels, airlines, travel agencies, and companies in other sectors of the travel and transportation industry. The travel and transportation services group includes former business executives from the rental car, travel agency, and airline industries. Certain sectors served by this group are:

     - Rental Cars. Travel and transportation services group professionals provide industry-specific expertise, systems, and processes in business planning, reservations systems, fleet management, counter operations, billing, and yield management.

     - Hospitality. The travel and transportation services group offers assistance with integration of hotel chain property management and central reservation systems, travel agent commission settlement systems, and loyalty program offerings.

  Existing Business and Opportunities in Other Industries

     In addition to its targeted industries, the Company has significant clients in the Communications and Media and the Manufacturing industries. The Company believes that its business in these areas has the potential to mature into fully-developed targeted industry groups. Services and types of clients include:

     - Communications and Media. The Company assists with business strategy, billing, online, and customer care programs, quality assurance and testing, and customer revenue enhancement programs to providers of voice, data, image, video, entertainment, media, and information services through wireless and wireline networks.

     - Manufacturing. Knowledgeable associates provide industry-specific solutions, including supply chain management, planning and scheduling, order management and assistance with warehousing, distribution, production, and finance applications to a variety of manufacturing clients, including companies in the automobile manufacturing, automobile parts manufacturing, steel, and plastics industries.

  Other Channels to Market: Project Offices

     The Company also offers shorter term services on a project basis, which it typically delivers through the Company's geographically-based project offices and its business consulting units. Project offices sell short-term business integration, systems integration and applications development, and information technology infrastructure services within targeted and other industries, both on an integrated and an individual service offering basis.

     The Company has project offices in Reston, Virginia; Denver, Colorado; Dallas, Texas; Amersfoort, The Netherlands; London, England; Detroit, Michigan; Atlanta, Georgia; and Munich, Germany. These project offices, which employ approximately 700 associates as of September 30, 1998, also serve as a location to provide technology training and staffing pools for the Company's long-term relationships.

ILLUSTRATIVE RELATIONSHIPS

     Some recent examples of the Company's relationships with clients in each of the Company's targeted industries follow.

  Financial Services

     In January 1996, the Company entered into a long-term strategic relationship with Swiss Bank Corporation. In June 1998, Swiss Bank Corporation merged with Union Bank of Switzerland to form UBS. As a result, UBS is among the world's leading financial institutions with assets of approximately $600 billion.

     As part of this relationship, the Company assumed responsibility for management of the information technology infrastructure for Warburg Dillon Read, the investment banking division of UBS. The Company's activities have included project management, implementation of two new Warburg Dillon Read trading floors (in London, England and Stamford, Connecticut), and centrally engineering and integrating Warburg Dillon Read's workstations globally. The Company is also in the forefront of integrating information technology infrastructures as UBS expands, including the integration of such infrastructures with the bank's joint venture operations. The Company also provides services to UBS's private banking, commercial banking, and asset management divisions.

     As part of its strategic relationship with UBS, the Company received a 40% equity interest in UBS's Switzerland-based information technology subsidiary, Systor, and UBS holds shares and an option to purchase shares of the Company's Class B Common Stock.

     The Company's strategic relationship with UBS has enabled it to develop leading edge expertise in the design, development, and operation of global trading infrastructures. The Company has utilized, and intends to continue to utilize, this expertise to attract other client relationships in the financial services industry on a world-wide basis.

  Energy

     In 1992, the Company signed a comprehensive, long-term information technology outsourcing agreement with EME, one of the leading regional electric companies in the United Kingdom in terms of distribution volume. The Company assisted EME's reorganization from a consolidated business into separate operating entities for energy generation, distribution, and supply.

     EME's operating environment includes over 75 applications operated across seven major hardware platforms that utilize 34 programming languages and nine different databases.

     Through project management and the integration of several disparate computer systems, the Company assisted EME's regulated and non-regulated businesses in meeting the challenges of the United Kingdom's deregulating energy sector.

     Through its work with EME, the Company has developed an expertise in the emerging deregulated utility markets. The Company has utilized and intends to use this expertise and experience as a means to attract other client relationships, particularly in the United States utility industries, as those markets deregulate.

  Healthcare

     In 1991, the Company entered into a long-term, comprehensive information technology agreement with American Medical Holdings, Inc. ("AMH"), a large for-profit hospital company. In March 1995, AMH was acquired by Tenet Healthcare Corporation ("Tenet"), which is the second largest investor-owned healthcare services company in the United States. At the time of that acquisition, Tenet invited the Company to propose information technology assistance for the combined company. After evaluating various approaches, Tenet entered into a comprehensive agreement with the Company for a full range of information technology outsourcing and other services.

     Part of Tenet's strategy is to form integrated healthcare delivery systems, including through the acquisition of hospitals and related ancillary healthcare businesses. Tenet also occasionally closes or sells certain of its hospitals and related ancillary healthcare operations that do not fit Tenet's strategic model. Tenet knew that implementing this strategy would prove challenging from an information technology perspective and required the Company to develop an integrated layer of systems that could support the acquisition or disposition of hospitals and related ancillary healthcare operations.

     In its fiscal year ended May 31, 1996, Tenet acquired five general hospitals, converted one general hospital to a specialty hospital and closed one hospital. In January 1997, Tenet acquired OrNda Healthcorp and increased the number of hospitals it owned from 77 to 127. Since that time, Tenet has continued to change its strategic mix of hospitals. At May 31, 1998, Tenet owned or operated 122 general hospitals and related ancillary healthcare businesses in 18 states.

     As Tenet has grown, the Company has helped Tenet merge disparate networks into a multi-protocol wide area network and consolidate multiple computing facilities. This resulted in increased flexibility and reduced costs for Tenet. The Company developed and implemented a "best-of-breed" applications architecture that provided access to data from multiple sources and systems to create unified financial, clinical, materials management, and executive information systems.

     This relationship has resulted in Tenet having a fast and flexible information technology capability and infrastructure that provides Tenet with a strategic advantage as it executes its growth strategy.

     This relationship also has enabled the Company to develop the knowledge and tools to leverage efficiencies, stabilize and enhance applications, assist others in forming integrated healthcare networks, and serve other clients in the rapidly evolving healthcare industry. The Company intends to capitalize on this experience and expertise to continue to pursue additional opportunities in the healthcare market.

  Travel and Transportation

     The car rental industry has recently undergone significant structural change. Most major car rental companies were previously owned by major automobile manufacturers, which used the car rental companies to a substantial degree as a means of purchasing their excess production and as a distribution channel. Recently, several of the major car rental companies have been acquired by investors that do not have a business objective of distribution of their manufactured cars. This development has led to the emergence of new business strategies in the industry focused more on growth, profit, customer service, and business change.

     National Car Rental is one of the largest car rental firms in the world with operations in the United States and Europe. National is implementing a strategic plan for fleet management and customer reservations using technology to transform the company, provide prompt information about its performance and markets, and differentiate and improve customer service.

     National Car Rental selected the Company over several of its competitors as its technology partner to assist in the implementation of this plan. In addressing National's information technology requirements, the Company successfully replicated a previously devised travel industry "growth engine." This growth engine enabled the Company to rapidly fashion an integrated business solution tailored to National's specific needs. The Company and National are implementing Odyssey, an integrated reservations system, rental operations system, fleet inventory capability, sales and marketing system, and billing and collections package. These capabilities will enable National to expand the scope of its operations, achieve operating efficiencies, differentiate its service offerings, and rapidly grow its business.

     The Company believes that this engagement will augment its existing expertise and infrastructure in the car rental industry and poise the Company to exploit other opportunities in this rapidly evolving area.

  Other Industries

     In February 1998, W.W. Grainger, Inc., a leading distributor of maintenance, repair and operating supplies in North America, entered into an agreement with the Company's Time# unit to develop a digital marketplace to provide Grainger's small- to medium-sized business customers with one-stop electronic purchasing of supplies, equipment, and services from multiple vendors.

     Grainger's digital marketplace will employ business processes and technology designed to enable buyers, sellers, and others to conduct business more efficiently and effectively. The marketplace is a collaborative engagement that brings together extensive knowledge of customer requirements and integrated capabilities in key technology disciplines and e-commerce expertise to create a marketplace tailored to Grainger's specific needs.

     The systems developed by Time# will facilitate and enhance customer relationships and are intended to set a new standard for business-to-business ordering and acquisition. Through its relationship with Grainger, other clients, and technology partners, Time# has built a second generation of its proprietary technology. The Company believes that this technology will provide Time# with an engine for strong growth in Internet commerce.

PEROT SYSTEMS ASSOCIATES

     The market for information technology personnel and business integration professionals is intensely competitive. A key part of the Company's business strategy is the hiring, training, and retention of highly motivated personnel with strong character and leadership traits. The Company believes that employing associates with such traits is and will continue to be an integral factor in differentiating the Company from its competitors in the information technology industry. In seeking such associates, the Company screens candidates for employment through a rigorous interview process.

     The Company devotes a significant amount of resources to training its associates. Associates undergo continual training throughout their employment with the Company. Entry level training programs develop the skill sets necessary to serve the Company's clients. These entry level apprentice training programs are augmented by engineering development programs and periodic continuing education. In addition, the Company operates a leadership training course that each manager and executive must complete. This program includes a workshop stressing the fundamentals of team leadership. The Company augments its extensive personnel and leadership training through its TRAIN (The Real-time Associate Information Network) system, a company-wide intranet featuring training courses that develop both technical and leadership skills.

     The Company employs a performance-based incentive compensation program that provides guidelines for career development, encourages the development of skills, provides a tool to manage the associate development process, and establishes compensation guidelines as part of its retention program. In addition to competitive salaries, the Company distributes cash bonuses that are paid promptly to reward excellent performance. The Company seeks to align the interests of its associates with those of its stockholders by compensating outstanding performance with equity interests in the Company, which the Company believes fosters loyalty and commitment to Company goals. More than 90% of the Company's associates hold equity interests in the Company.

     As of September 30, 1998, the Company employed approximately 6,000 associates located in the United States and several other countries. None of the Company's United States associates is currently employed under an agreement with a collective bargaining unit. The Company's associates in France and Germany are generally members of work councils and have worker representatives. The Company believes that its relations with its associates are good.

UBS AGREEMENTS

     In January 1996, the Company entered into a series of agreements to form a strategic relationship with Swiss Bank Corporation, one of the predecessors to UBS. This relationship involves a long-term contract (the "IT Services Agreement"), and a separate agreement to provide services to other UBS operating units and to permit the Company to use certain UBS assets. Other agreements with UBS provide for the sale to UBS of stock and options in the Company, and the transfer to the Company of a 40% stake in UBS's European information technology subsidiary, Systor.

  IT Services Agreement

     Under the IT Services Agreement, the Company provides Warburg Dillon Read, the investment banking division of UBS, with services meeting its requirements for the operational management of its technology resources (including mainframes, desktops, and voice and data networks), excluding hardware and proprietary software applications development. The term of the IT Services Agreement is 11 years beginning January 1, 1996. The Company's charges for services provided under the IT Services Agreement are generally based on reimbursement of all costs, other than Company corporate overhead, incurred by the Company in the performance of services covered by the contract. In addition to this cost reimbursement, the Company receives an agreed annual fee, subject to bonuses and penalties of up to 15% of such fee based on the Company's performance. UBS determines the bonus or penalty based on many subjective factors, including service quality, client satisfaction, and the effectiveness of the Company in assisting UBS in meeting its business goals.

     Approximately 25.4% and 27.2% of the Company's revenues were earned in connection with services performed on behalf of UBS and its affiliates for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. If some competitors of UBS acquire more than 25% of the shares of Class A Common Stock of the Company or another party (other than an affiliate of Ross Perot) acquires more than 50% of the shares of Class A Common Stock and, if in either case, that acquisition is reasonably likely to have a significant adverse effect on the performance of or the charges for the services rendered by the

Company, UBS has the right to terminate its agreements with the Company. The loss of UBS as a client would materially and adversely affect the Company's business, financial condition, and results of operations.

  Equity Interests

     Under the Amended and Restated PSC Stock Option and Purchase Agreement (the "Stock Agreement"), the Company sold UBS 100,000 shares of Class B Common Stock for $3.65 a share and 7,234,320 options to purchase shares of Class B Common Stock for $1.125 an option (the "UBS Options"). UBS can exercise the UBS Options at any time for $3.65 a share, subject to United States bank regulatory limits on UBS's shareholdings. UBS exercised options to purchase 834,320 shares of Class B Common Stock in September 1998. In addition to other limits set forth in the Stock Agreement, the number of shares of Class B Common Stock owned by UBS and its employees may not exceed 10% of the number of shares of outstanding Common Stock. Once the underlying shares of Class B Common Stock vest, the corresponding UBS Options are void unless exercised by UBS within five years of such vesting. This five-year period is tolled at any time when bank-regulatory limits prohibit UBS from acquiring the shares.

     Beginning on January 1, 1997, the shares of Class B Common Stock subject to the UBS Options vest at a rate of 63,906 shares per month until January 1, 2002 and a rate of 58,334 shares per month thereafter until the IT Services Agreement terminates. Upon termination of the IT Services Agreement, (i) UBS is required to sell to the Company all unvested shares of Class B Common Stock and (ii) UBS Options with respect to unvested shares of Class B Common Stock are void.

     UBS cannot transfer the UBS Options and unvested shares of Class B Common Stock. Subject to exceptions relating to certain transfers to UBS affiliates and transfers in connection with widely dispersed offerings, before transferring any shares of Class B Common Stock UBS must first offer such shares to the Company. Because UBS has elected not to sell shares in connection with this offering, UBS cannot sell Class B Common Stock, except for limited sales to UBS affiliates, until the first anniversary of the closing date of this offering.

     A portion of the Company's interest in Systor will be returned to UBS if the IT Services Agreement is terminated. The portion that would be returned to UBS upon such a termination declines ratably over a ten year period that began on January 1, 1997.

AGREEMENT WITH EME

     The Company provides systems services for EME, one of the largest regional electricity companies in the United Kingdom in terms of distribution volume, under an Information Technology Services Agreement initially entered into on April 8, 1992 (as amended, the "EME Agreement"). The EME Agreement remains in effect until either party gives eight months' prior notice to terminate on or after March 31, 2004, unless earlier terminated in accordance with the terms of the EME Agreement. The Company provides systems operation services on the basis of cost reimbursement and a management fee and applications systems support, development services, and consultancy services generally on the basis of time and materials. The EME Agreement also provides for an incentive payment to the Company if it is able to reduce costs from contract year to contract year.

     In addition to termination rights for cause, non-payment, insolvency and an EME change of control, the EME Agreement also provides for a good faith termination right that gives either EME or the Company the right to terminate the EME Agreement upon giving eight months' written notice if in the good faith view of the terminating party certain objectives of the EME Agreement are not being met and are unlikely to be achieved.

     For the nine month period ended September 30, 1998 and the year ended December 31, 1997, approximately 11.9% and 10.2%, respectively, of the Company's revenues were earned in connection with services performed on behalf of EME.

     In July 1998, PowerGen plc acquired EME from Dominion Resources, Inc. The EME Agreement contains provisions allowing EME to terminate all or part of the contract upon eight months' notice due to the sale of EME. EME is obligated to pay a termination fee upon exercise of this termination right. The Company cannot assure that EME will not cancel or modify the contract or that the Company will maintain its historic level of revenues or profits from this relationship.

COMPETITION

     The Company's markets are intensely competitive and are characterized by continuous changes in customer requirements and the technology available to satisfy those requirements.

     The Company's principal competitors include Andersen Consulting LLP, Cambridge Technology Partners, Inc., Cap Gemini Group, Computer Sciences Corporation, debis Systemhaus GmbH (the information technology division of DaimlerChrysler), Electronic Data Systems Corporation, Ernst & Young LLP, IBM Global Services (a division of International Business Machines, Inc.), KPMG Peat Marwick LLP, MCI Systemhouse, Oracle Corporation, PricewaterhouseCoopers LLP, and The SABRE Group Holdings, Inc.

     Many of these companies, as well as some other competitors, have greater financial resources and larger customer bases than the Company and may have larger technical, sales, and marketing resources than the Company. The Company expects to encounter additional competition as it addresses new markets and as the computing and communications markets converge. In addition, the Company must frequently compete with a client's own internal information technology capability, which may constitute a fixed cost for the client. This may increase pricing pressure on the Company.

     The Company competes on the basis of a number of factors, both within and outside of its control, including the attractiveness of the business strategy and services that the Company offers, breadth of service line offerings, technological innovation, pricing, quality of service, and ability to invest in or acquire assets of potential customers. The Company differentiates itself from its competitors by providing clients with integrated service offerings, emphasizing the creation of long-term relationships with its clients, and working with the client to define the business problem to be solved and the potential business opportunity from the point of view of the client and the client's customers. There can be no assurance that the Company will be able to compete successfully against its current or future competitors in the future or that competition will not have a material adverse effect on the Company's results of operations.

INTELLECTUAL PROPERTY

     While the Company attempts to retain intellectual property rights arising from client engagements, the Company's clients often have the contractual right to retain such intellectual property. The Company relies on a combination of nondisclosure and other contractual arrangements and trade secret, copyright, and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its associates and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     The Company licenses the right to use the names "Perot Systems" and "Perot" (collectively, the "Perot Name") in its current and future businesses, products, or services from the Perot Systems Family Corporation and Ross Perot. The license is a non-exclusive, royalty-free, worldwide, non-transferable license. The Company may also sublicense its rights to the Perot Name to its affiliates. Under the license agreement, as amended, either party may, in their sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, the Company must discontinue all use of the Perot Name within one year following receipt of the notice of termination. The termination of this license agreement may materially and adversely affect the Company's business, financial condition, and results of operations. Except for the license of the Company's name, the Company does not believe that any particular copyright, trademark or group of copyrights and trademarks is of material importance to the Company's business taken as a whole.

PROPERTIES

     As of December 31, 1998, the Company had approximately 40 locations in the United States and five countries outside the United States, all of which were leased. The Company's leases cover approximately 850,000 square feet of office and other facilities and have expiration dates ranging from 1999 to 2016. Upon expiration of its leases, the Company does not anticipate any significant difficulty in obtaining renewals or alternative space. In addition to the leased property referred to above, the Company occupies office space at client locations throughout the world. Such space is generally occupied pursuant to the terms of the agreement with the particular client. The Company currently anticipates consolidating some or all of its operations located principally in Dallas, Texas during the next two years. The Company's management believes that its current facilities are suitable and adequate for its business.

OPERATING LEASES AND MAINTENANCE AGREEMENTS

     The Company has commitments related to data processing facilities, office space, and computer equipment under non-cancelable operating leases and fixed maintenance agreements for periods ranging from one to ten years. Future minimum commitments under these agreements as of September 30, 1998 are disclosed in
Note 13 to the Consolidated Financial Statements.

LEGAL PROCEEDINGS

     The Company is, from time to time, involved in various litigation matters arising in the ordinary course of its business. The Company believes that the resolution of currently pending legal proceedings, either individually or taken as a whole, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     The Robert Plan Corporation ("Robert Plan") has filed a complaint in New York state court against the Company and Ross Perot in connection with a September 1, 1990 contract under which the Company provides data processing and software development needs for some of Robert Plan's operations. The complaint alleges breach of the 1990 contract, misappropriation of Robert Plan's proprietary information and business methods in connection with an imaging system, breach of warranty, and similar claims relating to the contract. Although the complaint seeks substantial monetary awards and injunctive relief, the 1990 contract substantially limits each party's liability except in limited circumstances, including for "wanton or willful misconduct." Accordingly, Robert Plan has alleged that the Company has acted in a "wanton" and "willful" fashion, even though Robert Plan has used and continues to use the services of the Company under the 1990 contract. The Company believes that it has meritorious defenses to Robert Plan's claims and intends to vigorously defend the lawsuit. The Company does not believe that the outcome of this litigation will have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

                NAME                  AGE                            POSITION
                ----                  ---                            --------
Ross Perot(1).......................  68    Chairman of the Board, President, and Chief Executive
                                              Officer
James Champy........................  56    Vice President and Director
Terry Ashwill.......................  54    Vice President and Chief Financial Officer
Peter Altabef.......................  39    Vice President, General Counsel, and Secretary
Joseph Boyd.........................  39    Vice President
Donald Drobny.......................  55    Vice President
John King...........................  52    Vice President
Ron Nash............................  49    Vice President
Ken Scott...........................  56    Vice President
Steven Blasnik(1)...................  41    Director
William K. Gayden(2)................  57    Director
Carl Hahn(2)........................  72    Director
Ross Perot, Jr.(1)..................  40    Director

---------------

(1) Executive committee member.

(2) Audit committee member.

     Ross Perot, one of the Company's founders, has served as a director, President and Chief Executive Officer of the Company since November 1997, and Chairman of the Board since February 1998. In addition, from April 1988 to June 1992, Mr. Perot held the position of Chairman of the Company. Following his resignation as Chairman, Mr. Perot remained a director until August 1994. Mr. Perot was a private investor from June 1992 to the present.

     James Champy joined the Company in August 1996 as a Vice President and a director. From 1993 until 1996, Mr. Champy was Corporate Vice President and Chairman -- Consulting Group of Computer Sciences Corporation. Mr. Champy was one of the founders of, and from 1969 to 1996 served in a variety of capacities for, Index (a management consulting firm) and CSC Index (the management consulting arm of Computer Sciences Corporation formed upon the acquisition of Index by Computer Sciences Corporation in 1988). Most recently, Mr. Champy was Chairman and Chief Executive Officer of CSC Index.

     Terry Ashwill joined the Company in January 1997 as a Vice President and Chief Financial Officer. From August 1991 to January 1997, Mr. Ashwill served as Executive Vice President and Chief Financial Officer of True North Communications, Inc.

     Peter Altabef joined the Company in June 1993 and was elected as a Vice President in June 1995 and Secretary in March 1996. Mr. Altabef became General Counsel in April 1994. From January 1991 until May 1993, Mr. Altabef was a partner in the Dallas law firm of Hughes & Luce, L.L.P.

     Joseph Boyd joined the Company in January 1990 and was elected as a Vice President in March 1996. Mr. Boyd currently serves as the General Manager of North American Operations for the Company. Mr. Boyd has served as the General Manager of the Company's Healthcare Group and as an account manager.

     Donald Drobny is one of the Company's founders. Mr. Drobny joined the Company in June 1988 and was elected as a Vice President in April 1989. Mr. Drobny currently has oversight responsibility for the Company's training and recruiting activities. Previously, Mr. Drobny had oversight responsibility for the Company's project offices.

     John King is one of the Company's founders. Mr. King joined the Company in June 1988 and was elected as a Vice President in April 1989 and currently has responsibility for the Company's Financial Services Group.

     Ron Nash joined the Company in March 1993 and was elected as a Vice President in May 1995. From November 1985 until March 1993, Mr. Nash held a variety of positions with Advanced Telemarketing Corporation and, following its acquisition by ATC Communications Group, Inc., with its parent corporation. From September 1992 to March 1993, Mr. Nash served as Vice President, International and a director of ATC Communications Group, Inc. Immediately prior to that time, Mr. Nash served as President, Chief Operating Officer, and a director of Advanced Telemarketing Corporation. Mr. Nash currently has responsibility for European major account sales.

     Ken Scott joined the Company in June 1997 and was elected Vice President in November 1998. Mr. Scott currently serves as the General Manager of European Operations for the Company. For the seven years prior to joining the Company, Mr. Scott was the President of the Energy Division of Electronic Data Systems Corporation ("EDS").

     Steven Blasnik was elected a director of the Company in September 1994. Since 1987, Mr. Blasnik has served as President of Perot Investments, Inc. ("PII"), a private investment firm and an affiliate of Ross Perot. Mr. Blasnik also serves as a director of Zonagen, Inc.

     William K. Gayden was elected a director of the Company in October 1998. Mr. Gayden founded Merit Energy Company ("Merit") in 1989 and has been President of Merit since its founding. Mr. Gayden spent twenty years with EDS during which time he held many senior positions including President of EDS World Corporation, Senior Vice President of EDS, and a member of the Board of Directors of EDS.

     Carl Hahn was elected a director of the Company in April 1993. Since June 1996, Mr. Hahn has been a private investor. From June 1993 until June 1996, Mr. Hahn served as Chairman of the Board of Directors of Saurer Ltd., a manufacturer of textile machines. Prior to that time, Mr. Hahn served as Chairman of the Board of Management of Volkswagen AG until December 1992. Mr. Hahn also serves as a director of PACCAR, Inc., TRW Inc., Thyssen AG, Gerling AG, Hawesko, AG, and Sachsenring, AG.

     Ross Perot, Jr. was elected a director of the Company in 1988. Since March 1988, Ross Perot, Jr. has served as Chairman of Hillwood Development Corporation, a real estate development company. Ross Perot, Jr. is the son of Ross Perot.

     Each executive officer of the Company serves at the discretion of the Board of Directors, subject to the provisions of any applicable employment agreements.

INSIDER PARTICIPATION IN COMPENSATION DECISIONS AND BOARD INTERLOCKS

     As members of the Board of Directors, Messrs. Perot and Champy will participate in future compensation decisions.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has established two committees to assist in the discharge of its responsibilities: the Executive Committee and the Audit Committee. The Executive Committee consists of Ross Perot, Ross Perot, Jr., and Steven Blasnik. The Audit Committee consists of William Gayden and Carl Hahn.

     Generally, the Executive Committee has the full power and authority of the Board of Directors in the management of the business and affairs of the Company, except with respect to matters that cannot be delegated under Delaware law.

     The Audit Committee reviews the annual financial statements of the Company and the professional services provided by the Company's independent public accountants, including the scope of their audit coverage, the auditor's reports to management and management's responses to such reports, and the independence of such accountants from the management of the Company. The Audit Committee also reviews the scope of the Company's internal audits, the internal auditors' reports to management and management's responses to such reports, the effectiveness of the Company's internal audit staff, possible violations of the Company's Standards and Ethical Principles, and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention.

     The Board of Directors may, from time to time, establish other committees to facilitate the management of the Company or for other purposes it may deem appropriate.

DIRECTOR COMPENSATION

     In October 1997, the Company began compensating its non-employee directors (other than Ross Perot, Jr.) $2,000 for each meeting of the Board of Directors attended in person. Employee directors receive no cash compensation for attending committee meetings. Directors are also reimbursed for their reasonable out-of-pocket expenses associated with attending Board of Directors and committee meetings. Prior to October 1997, directors received no cash compensation for their service on the Board of Directors or any committee of the Board of Directors.

     Except for Mr. Hahn, prior to December 1996, upon their election to the Board of Directors, non-employee directors (other than affiliates of Ross Perot) were offered either (i) the opportunity to purchase 120,000 restricted shares of Class A Common Stock or (ii) the grant of an option to acquire 120,000 shares of Class A Common Stock at a purchase or exercise price equal to the fair value of such Class A Common Stock at the date of purchase or grant, with such restricted shares of Class A Common Stock or options to acquire shares of Class A Common Stock vesting ratably over a five-year period. In April 1993, Mr. Hahn received 400,000 restricted shares of Class A Common Stock at a price equal to the fair value of such shares at the date of purchase, which vested ratably over a five-year period.

     In December 1996, the Company adopted the 1996 Non-Employee Director Stock Option/Restricted Stock Plan (the "Non-Employee Director Plan"). The Non-Employee Director Plan provides for the issuance of nonqualified stock options or restricted stock to non-employee directors of the Company and any of its majority-owned subsidiaries. The Non-Employee Director Plan is administered by the Board of Directors, which has the authority to interpret the Non-Employee Director Plan. Directors eligible to receive awards under the Non-Employee Director Plan are those (other than Ross Perot, Jr.) who are not employees of the Company. Each eligible existing director will receive comparable grants at completion of the original vesting schedule for such director's current options or restricted shares. Grants are made upon election to the Board of Directors for new directors and, for existing directors, at completion of the original vesting schedule for the director's existing options or restricted shares. The Non-Employee Director Plan provides for a grant to each eligible director of (i) an option to purchase 40,000 shares of Class A Common Stock or (ii) the right to purchase 40,000 restricted shares of Class A Common Stock. (The number of shares of Class A Common Stock or options issuable to each director were reduced from 60,000 to 40,000 on September 30, 1997.) The exercise price of options or the purchase price of restricted shares of Class A Common Stock awarded under the Non-Employee Director Plan must be at least equal to 100% of the fair value of a share of Class A Common Stock on the date of the award.

     Mr. Hahn purchased 40,000 shares of Restricted Stock under the Non-Employee Director Plan in May 1998. In November 1998, the Company issued Mr. Gayden options to purchase 40,000 shares of Class A Common Stock.

EXECUTIVE COMPENSATION

     The Summary Compensation Table below shows compensation for the 1996, 1997, and 1998 fiscal years of the Chief Executive Officer during 1998 and the five most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the 1998 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                                           AWARDS
                                                                                 ---------------------------
                                                                                                  SECURITIES
                                                  ANNUAL COMPENSATION              RESTRICTED       UNDER-      ALL OTHER
                                         -------------------------------------       STOCK          LYING        COMPEN-
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)(1)   OTHER($)(2)   AWARD(S)($)(3)    OPTIONS     SATION($)(4)
  ---------------------------     ----   ---------   -----------   -----------   --------------   ----------   ------------
Ross Perot......................  1998   $     --     $     --      $     --        $    --             --      $       --
  Chairman, President & Chief     1997         --           --            --             --             --              --
  Executive Officer(5)
James Champy....................  1998   $500,000     $     --      $ 13,162        $    --             --      $   23,400
  Vice President(6)               1997    500,000           --         5,738             --             --          23,337
                                  1996    195,192      117,115            --             --(7)          --          17,000
Terry Ashwill...................  1998   $368,754     $     --      $     --        $    --        100,000      $    6,400
  Vice President & Chief                  324,876           --        96,276             --(9)     700,000              --
  Financial                       1997
  Officer(8)
Ken Scott.......................  1998   $324,240     $     --      $     --        $    --             --      $       --
  Vice President(10)              1997    182,740           --            --        315,000(11)    290,000              --
John King.......................  1998   $312,000     $     --      $  6,970        $    --             --      $   23,523
  Vice President                  1997    308,000       50,000         5,293             --             --          17,407
                                  1996    300,000       85,000         8,543             --             --          17,087
Don Drobny(12)..................  1998   $312,000     $     --      $  3,830        $    --             --      $   19,990
  Vice President                  1997    308,000           --         3,884             --             --          14,927
                                  1996    377,195       75,000         6,725             --             --          14,590

---------------

 (1) Bonuses relating to 1998 performance have not yet been determined. Bonus amounts shown for 1997 were earned and paid in 1997. Bonus amounts shown for 1996 were earned in 1996 and paid in 1997.

 (2) With respect to Mr. Ashwill, represents $92,668 paid in 1997 in connection with his relocation and $3,608 for home office equipment. With respect to all other named executive officers, represents the payment of taxes related to the life insurance policies referenced in Note 4 to this table.

 (3) The number of restricted shares of Class A Common Stock held by the named executive officers and the value of such shares of Class A Common Stock (less the amount paid therefor) at December 31, 1998 were as follows: Mr. Champy -- 800,000 shares of Class A Common Stock, $9,800,000; and Mr. Scott -- 180,600 shares of Class A Common Stock, $2,099,475. Prior to this offering, there was no market for the Class A Common Stock. Therefore, the values in the preceding sentence are based on an assumed offering price of $13.50 per share.

 (4) In 1998, represents (i) $17,000, $17,123, and $13,590 in life insurance premiums paid for the benefit of Messrs. Champy, King, and Drobny, respectively; and (ii) $6,400 in Company contributions to the Company's 401(k) plan for the benefit of each of Messrs. Champy, Ashwill, King, and Drobny. In 1997, represents (i) $17,000, $11,070, and $8,590 in life insurance premiums paid for the benefit of Messrs. Champy, King, and Drobny, respectively; and (ii) $6,337 in Company contributions to the Company's 401(k) plan for the benefit of each of Messrs. Champy, King, and Drobny. In 1996, represents (i) $17,000, $11,087, and $8,590, in life insurance premiums paid for the benefit of Messrs. Champy, King, and Drobny; and (ii) $6,000 in Company contributions to the Company's 401(k) plan for the benefit of each of Messrs. King and Drobny.

 (5) Mr. Perot has served as President and Chief Executive Officer since November 7, 1997 and Chairman since February 25, 1998. Mr. Perot serves the Company without compensation.

 (6) Mr. Champy joined the Company as an executive officer on July 8, 1996.

 (7) Mr. Champy purchased 1,000,000 restricted shares of Class A Common Stock for $1.25 per share (the fair value of such shares on the date of purchase). The shares vest ratably over a ten-year period. The first vesting date was August 12, 1997.

 (8) Mr. Ashwill joined the Company and was elected Vice President and Chief Financial Officer as of January 28, 1997.

 (9) Mr. Ashwill purchased 200,000 restricted shares of Class A Common Stock on January 28, 1997, and an additional 40,000 restricted shares of Class A Common Stock on February 14, 1997. In each case, the purchase price was $1.875 per share (the fair value of such shares on the respective dates of the purchase). The restricted shares of Class A Common Stock were scheduled to vest ratably over a ten-year period. On December 23, 1997, Mr. Ashwill sold all of such shares to the Company for an amount equal to the cost of purchase plus 8% interest accrued from the respective purchase dates. The sale was in connection with the issuance of options to purchase 240,000 shares of Class A Common Stock at an exercise price of $3.375 per share with the same vesting schedule that had applied to the restricted stock.

(10) Mr. Scott has served as Vice President since November 1998. He joined the Company in June 1997.

(11) Mr. Scott purchased 210,000 restricted shares of Class A Common Stock for $1.875 per share. The fair value of such shares on the date of purchase was $3.375 per share. The shares vest over a ten-year period. The first vesting date was June 2, 1998.

(12) Mr. Drobny's 1996 salary included a cost-of-living adjustment paid in connection with an overseas assignment.

STOCK OPTIONS

     The following table provides information relating to option grants in 1998 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                    POTENTIAL REALIZED VALUE
                                   --------------------------------------------------    AT ASSUMED ANNUAL RATES
                                   NUMBER OF     PERCENT OF                                  OF STOCK PRICE
                                   SECURITIES   TOTAL OPTIONS                            APPRECIATION FOR OPTION
                                   UNDERLYING    GRANTED TO     EXERCISE                         TERM(1)
                                    OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -------------------------
              NAME                  GRANTED      FISCAL YEAR     ($/SH)       DATE        5% ($)       10% ($)
              ----                 ----------   -------------   --------   ----------   ----------   ------------
Ross Perot.......................        --           --%        $  --            --     $     --     $       --
James Champy.....................        --           --            --            --           --             --
Terry Ashwill....................   100,000         0.79%        $  11      11/04/09     $781,373     $2,038,428
Ken Scott........................        --           --            --            --           --             --
John King........................        --           --            --            --           --             --
Don Drobny.......................        --           --            --            --           --             --

---------------

(1) These amounts represent assumed rates of appreciation in value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the shares of Class A Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table provides information regarding exercises of stock options by named executive officers during 1998:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES         VALUE(1) OF UNEXERCISED
                           CLASS A                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END($)
                         ACQUIRED ON    VALUE(1)     ---------------------------   ---------------------------
         NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   -----------   -----------   -------------   -----------   -------------
Ross Perot.............        --             --           --              --             --              --
James Champy...........        --             --           --              --             --              --
Terry Ashwill..........        --             --       80,000         720,000        930,000       7,097,500
Ken Scott..............        --             --       29,000         261,000        325,125       2,926,125
John King..............        --             --           --              --             --              --
Don Drobny.............        --             --           --              --             --              --

---------------

(1) Based on an assumed offering price of $13.50 per share.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     James Champy. Mr. Champy's associate agreement provides for a base salary of $500,000 per year, which is to be reviewed at least annually. Mr. Champy's associate agreement provides for additional benefits, including: (i) a bonus to be determined in accordance with the then current bonus plan applicable to the most senior officers of the Company, (ii) payment of life insurance premiums and
(iii) some travel benefits. Mr. Champy's associate agreement also provides that, in the event that Mr. Champy is terminated by the Company other than for cause or substantial misconduct (as defined in his associate agreement) or Mr. Champy is deemed to have been constructively terminated (as defined in his associate agreement), Mr. Champy will receive a severance payment equal to six months of Mr. Champy's then current base salary. If Mr. Champy's employment is terminated by either party (other than for cause by the Company) within one year of a change in control of the Company (as defined in his associate agreement), Mr. Champy would be entitled to receive a severance payment equal to six months of Mr. Champy's then current base salary. Mr. Champy's employment agreement is terminable by the Company upon 30 days' notice and payment of a severance payment equal to six months' base pay plus benefits.

     The 1,000,000 restricted shares of Class A Common Stock acquired by Mr. Champy pursuant to his restricted stock agreement vest in equal installments over ten years beginning on the first anniversary of the commencement of Mr. Champy's employment by the Company. Vesting is contingent on continued employment; provided, however, that Mr. Champy's restricted shares of Class A Common Stock will continue to vest for limited periods following the termination of his employment if his employment is terminated by the Company other than for cause or substantial misconduct (as defined in his associate agreement) or Mr. Champy is deemed to have been constructively terminated (as defined in his associate agreement). If Mr. Champy's employment is terminated by the Company other than for cause or substantial misconduct, Mr. Champy's restricted shares of Class A Common Stock will continue to vest as scheduled for two years following termination of employment. If there is a change in control of the Company (as defined in his associate agreement) and Mr. Champy's employment is terminated within one year of such change in control by either party (other than for cause by the Company), all of Mr. Champy's shares of Class A Common Stock scheduled to vest through the next two vesting dates will vest on schedule. In the event that Mr. Champy is terminated for any reason by either party, Mr. Champy has the right to require the Company to purchase his shares for their original cost plus simple interest at the rate of 8% per annum.

STOCK PLANS

     The Company's currently active stock plans include: the 1991 Stock Option Plan, Restricted Stock Plan, 1996 Non-Employee Directors Plan (the "Non-Employee Directors Plan") and 1996 Advisors and Consultants Plan (collectively, the "Plans"). In addition, the Company has options that remain outstanding under its former Advisors and Consultants Plan, which was terminated in 1996.

     The purpose of the Plans is to attract and retain outstanding associates, directors, consultants, and advisors and provide them with a strong incentive to contribute to the success of the Company by granting them options to acquire, or allowing them to purchase, shares of Class A Common Stock. The Plans are not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor do they meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     As of December 31, 1998, an aggregate of 12,823,244 shares of Class A Common Stock were available for issue under the Plans (other than the Non-Employee Directors Plan under which 680,000 shares of Class A Common Stock were available). Shares of Class A Common Stock available under the Plans or subject to existing Stock Option Agreements are subject to adjustment in the event of a stock dividend, stock split, or merger or consolidation to preserve the respective rights of the participants in the respective Plans. Subsequent to December 31, 1998, 1,825,250 shares of Class A Common Stock have become subject to issuance on exercise of outstanding options at an exercise price equal to $11.00 per share.

1999 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "1999 Employee Stock Purchase Plan") to become effective immediately after this offering. A summary of the material features of the 1999 Employee Stock Purchase Plan follows. Capitalized terms not defined in this Prospectus have the meaning given them in the 1999 Employee Stock Purchase Plan.

     General. The purpose of the 1999 Employee Stock Purchase Plan is to provide employees of the Company and of majority owned subsidiaries ("Participating Affiliates") of the Company with the opportunity and a convenient means to purchase Common Stock of the Company at a discount from the market price through a program of voluntary, regular payroll deductions. The Company intends to have the 1999 Employee Stock Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code.

     A total of 20,000,000 shares of Class A Common Stock are authorized and reserved for issuance under the 1999 Employee Stock Purchase Plan. Appropriate adjustments in the aggregate number of shares subject to the 1999 Employee Stock Purchase Plan will be made in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company.

     The 1999 Employee Stock Purchase Plan permits "Eligible Associates" to participate in the plan. An Eligible Associate is generally an employee of the Company and Participating Affiliates who works more than 20 hours per week on a regular basis and is not engaged under an independent contractor or similar agreement, whether or not such person is determined to be an independent contractor. Eligible Associates who own five percent or more of the Company's outstanding Class A Common Stock may not purchase shares under the 1999 Employee Stock Purchase Plan.

     The 1999 Employee Stock Purchase Plan permits Eligible Associates to purchase, through regular payroll deductions, shares of Common Stock at a price equal to 85% of the fair market value of one share of the Class A Common Stock on the Exercise Date for the Offering Period.

     The Board of Directors may amend the 1999 Employee Stock Purchase Plan without notice, at any time, subject to certain restrictions set forth in the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan will automatically terminate after ten years, or on the date all shares authorized to be sold under the 1999 Employee Stock Purchase Plan have been sold, subject to the right of the Board of Directors to terminate the 1999 Employee Stock Purchase Plan at an earlier time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company licenses the right to use the Perot Name in its current and future businesses, products, or services from the Perot Systems Family Corporation and Ross Perot. The license is a non-exclusive, royalty-free, non-transferable license without geographic restriction. The Company may also sublicense its rights to the Perot Name to its affiliates. Under the License Agreement, as amended, either party may, in their sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, the Company must discontinue all use of the Perot Name within one year following receipt of the notice of termination.

     The Company made loans to each of Ken Scott, Ron Nash, Joseph Boyd, Guillermo Marmol (a former executive), and Susan Fairty (a former executive) in connection with the purchase by such persons of shares of Class A Common Stock from the Company. Each of such loans is secured by the purchased stock. In addition, the Company loaned $250,000 to John King secured by shares of Class A Common Stock. All such loans accrue interest at 8% per annum. As of November 30, 1998, the total amount outstanding for each such loan (including accrued interest) was $276,242, $198,555, $260,685, $73,130, $0, and $0 for Messrs.
King, Scott, Nash, Boyd, Marmol, and Ms. Fairty, respectively. The highest amounts outstanding under such loans since January 1, 1996 were as follows: Mr. King, $276,242; Mr. Scott, $198,555; Mr. Nash, $267,315; Mr. Boyd, $75,922; Mr.
Marmol, $136,288; and Ms. Fairty, $582,839.

     The Company made loans to Terry Ashwill in connection with his purchase of shares of Class A Common Stock from the Company. Mr. Ashwill's loans accrued interest at the rate of 8% per annum and were secured by the purchased stock. On December 23, 1997, the aggregate amount outstanding for Mr. Ashwill's loans (including accrued interest) was $474,489, the highest amount outstanding with respect to such loans since their inception. On December 23, 1997, the Company repurchased the 240,000 shares of Class A Common Stock held by Mr. Ashwill for $1.875 per share plus 8% per annum for the time that he held the stock (an aggregate of $481,364). The Company paid the purchase price of the stock by offsetting the amounts due Mr. Ashwill against the principal and accrued interest on his loans and paying the remaining $6,875 in cash (which is equal to amounts previously paid by Mr. Ashwill for interest that had accrued on his loans). In connection with the repurchase, the Company granted Mr. Ashwill options to purchase 240,000 shares of Class A Common Stock with an exercise price of $3.375 per share.

     The Company has made loans to James Cannavino (a former executive) secured by his shares of Class A Common Stock. As of November 30, 1998, Mr. Cannavino had the outstanding principal amounts of $420,000 and $1,169,024 accruing interest at the rates of 8% per annum and 7.25% per annum, respectively. As of November 30, 1998, the aggregate amount outstanding (including accrued interest) relating to these loans was $1,831,736. The highest amount outstanding with respect to such loans (including accrued interest) since its inception was $3,679,285. The Company also loaned Mr. Cannavino $1,000,000 in connection with his purchase of a permanent residence in Dallas. This loan is secured by a mortgage on such residence and bears interest at 7.25% per year. As of November 30, 1998, the total amount outstanding (including accrued interest) relating to this loan was $1,066,342. Since its inception, the highest amount outstanding for this loan was $1,066,342.

     Messrs. Nash, Drobny, Altabef, and Scott have outstanding loans with NationsBank of Texas, N.A. ("NationsBank") in the respective principal amounts of $207,867, $0, $126,400, and $325,809. Interest accrues on all such loans at the rate of 9.75% for Messrs. Nash and Altabef, 9.5% for Mr. Drobny and 8.75% for Mr. Scott. The Company had agreed that it would, at the request of NationsBank, purchase such loans from NationsBank for an amount equal to principal plus accrued and unpaid interest if the Company has not had an initial public offering that results in the shares of Class A Common Stock being publicly traded before the maturity of the notes. The maturity dates are July 1, 2000, February 26, 2000, July 20, 2000 and June 15, 1999 for amounts borrowed by Messrs. Nash, Drobny, Altabef, and Scott, respectively. Each loan is secured by a pledge of shares of Class A Common Stock held by the borrower.

     In January 1996, the Company entered into an agreement with PII pursuant to which the Company licensed software from PII. PII is an affiliate of Ross Perot. Mr. Blasnik is the President of PII. The Company sublicensed such software to The Witan Company L.P. ("Witan"). In connection with this project, Witan paid a license fee of $1,000,000 directly to PII in connection with the license. The Company had a separate contract with Witan to perform development work on the licensed software, which was terminated in May 1997.

     For the years ended December 31, 1997 and 1998, the Company paid $91,425 and $244,164, respectively, to the law firm of Locke, Liddell & Sapp for services rendered to the Company. The spouse of Mr. Altabef is a shareholder of that firm.

     For the years ended December 31, 1996, 1997, and 1998, the Company paid to Hughes & Luce, L.L.P. $635,665, $650,779, and $485,513, respectively, for services rendered to the Company. A partner in that firm is a son-in-law of Mr. Perot.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of shares of Common Stock as of December 31, 1998 for (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above, and (iv) all executive officers and directors as a group:

                                                                                              CLASS B
                                                                                               COMMON
                                                              CLASS A COMMON STOCK             STOCK
                                                       ----------------------------------   ------------
                                                                          PERCENT OF
                                                                           OWNERSHIP
                                                          SHARES      -------------------      SHARES
                                                       BENEFICIALLY    BEFORE     AFTER     BENEFICIALLY
                                                         OWNED(1)     OFFERING   OFFERING     OWNED(2)
                                                       ------------   --------   --------   ------------
EXECUTIVE OFFICERS AND DIRECTORS
Ross Perot(2)........................................   31,705,000      41.1%      38.4%            --
James Champy(3)......................................    1,000,286       1.3%       1.2%            --
Terry Ashwill(4).....................................      160,222         *          *             --
Ken Scott(5).........................................      239,184         *          *             --
John King(6).........................................    1,602,990       2.1%       1.9%            --
Don Drobny(7)........................................    1,526,062       2.0%       1.8%
William K. Gayden....................................            0         *          *             --
Steven Blasnik(8)....................................       18,000         *          *             --
Carl Hahn............................................      440,000         *          *             --
Ross Perot, Jr.(2)...................................   31,705,000      41.1%      38.4%            --
ADDITIONAL 5% BENEFICIAL OWNERS
Morton Meyerson(9)...................................    7,996,800      10.4%       9.7%            --
UBS(10)..............................................           --         *          *      7,334,320
ALL EXECUTIVE OFFICERS AND DIRECTORS as a Group (13
  persons)...........................................   37,898,948      48.9%      45.6%            --

---------------

 *  Less than 1%

(1) Percentages are based on the total number of shares of Common Stock outstanding at December 31, 1998, plus the total number of outstanding options and warrants held by each person that are exercisable within 60 days of such date. Shares of Common Stock issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, other than shared property rights created under joint tenancy or marital property laws as between the Company's directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Class A Common Stock set forth opposite such stockholder's name. The shares of Class A Common Stock listed include shares of Class A Common Stock held by the Company's Retirement Savings Plan and Trust for the benefit of the named individuals. Voting and investment power over such shares of Class A Common Stock is held by the trustee of such trust subject to the direction of the Company's 401(k) Plan Committee.

(2) Shares are owned by HWGA, Ltd. ("HWGA"). Ross Perot, Chairman, President, and Chief Executive Officer of the Company, is the managing general partner of HWGA. Mr. Perot has voting and investment power over such shares. Ross Perot, Jr. is a general partner of HWGA who has authority to manage HWGA if Ross Perot ceases to be managing general partner of HWGA. Accordingly, shares owned by HWGA are also shown in this table as being beneficially owned by Ross Perot, Jr. Mr. Perot has agreed to acquire an additional 250,000 shares of Class A Common Stock from an existing stockholder at a price per share equal to the initial public offering price less $.10 per share. The address for Ross Perot, Ross Perot, Jr., and HWGA is 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

 (3) Includes 200,000 shares of Class A Common Stock held by the Champy Family Irrevocable Trust (the "Champy Trust") of which Mr. Champy is a trustee. As trustee, Mr. Champy shares voting and investment power with respect to the shares of Class A Common Stock held by the Champy Trust and, therefore, is deemed the beneficial owner of such shares of Class A Common Stock.

 (4) Includes 160,000 shares of Class A Common Stock that Mr. Ashwill has the right to acquire upon the exercise of vested options.

 (5) Includes 29,000 shares of Class A Common Stock that Mr. Scott has the right to acquire upon the exercise of vested options.

 (6) Includes 4,000 shares of Class A Common Stock held by Mr. King's spouse with respect to which Mr. King shares voting and investment power.

 (7) Includes 200,000 shares of Class A Common Stock held by the Drobny Family Limited Partnership, 160,000 shares of Class A Common Stock held by Mr. Drobny's son, 160,000 shares of Class A Common Stock held by Mr. Drobny's daughter, and 4,000 shares of Class A Common Stock held by Mr. Drobny's spouse. Mr. Drobny shares voting and investment power with the respective holders of such shares.

 (8) Includes 12,000 shares of Class A Common Stock that Mr. Blasnik has the right to acquire upon the exercise of vested options. Includes 6,000 shares of Class A Common Stock held by Mr. Blasnik's spouse. Mr. Blasnik disclaims beneficial ownership of such shares.

 (9) Includes 7,942,400 shares of Class A Common Stock held by the MFLP, and 54,400 shares of Class A Common Stock held by four trusts of which Mr. Meyerson is the Trustee. The address for Mr. Meyerson is 4514 Cole Ave., Suite 400, Dallas, Texas 75205.

(10) Includes 6,400,000 shares of Class B Common Stock that UBS has the right to acquire upon the exercise of options. The address for UBS AG is Bahnhofstrasse, CH 8001, Zurich, Switzerland.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 229,000,000 shares, of which 200,000,000 shares are designated as Class A Common Stock, $.01 par value per share, 24,000,000 shares are designated as Class B Common Stock, $.01 par value per share, and 5,000,000 shares are designated as Preferred Stock, $.01 par value per share. As of December 31, 1998, there were 77,134,590 shares of Class A Common Stock issued and outstanding and held of record by 1,474 stockholders, 934,320 shares of Class B Common Stock issued and outstanding and held of record by one stockholder, and no shares of Preferred Stock issued and outstanding. In addition, as of December 31, 1998 a total of 39,402,482 shares of Class A Common Stock and 6,400,000 shares of Class B Common Stock are reserved for issuance upon exercise of outstanding options. Subsequent to December 31, 1998, the Company granted associates options to purchase 1,825,250 shares of Class A Common Stock with an exercise price of $11.00 per share.

CLASS A COMMON STOCK

     Holders of shares of Class A Common Stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of Common Stock for a vote. All shares of Class A Common Stock and Class B Common Stock outstanding are fully paid and nonassessable, and all of the shares of Class A Common Stock and Class B Common Stock to be outstanding upon completion of this offering will be fully paid and nonassessable. Subject to the rights of the holders of any outstanding shares of Preferred Stock and any restrictions that may be imposed by any lender to the Company, holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Class A Common Stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding Preferred Stock. The shares of Class A Common Stock are neither redeemable nor convertible, and the holders of Class A Common Stock have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company.

CLASS B COMMON STOCK

     Holders of shares of Class B Common Stock have no voting rights, except to the extent that the Delaware General Corporation Law requires a vote of the Class B Common Stock with respect to an amendment to the Amended and Restated Certificate of Incorporation that would increase or decrease the par value of the Class B Common Stock or alter or change the powers, preferences, or special rights of shares of Class B Common Stock so as to affect them materially and adversely. The Amended and Restated Certificate of Incorporation provides that the number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares of Class B Common Stock then outstanding or reserved for issuance pursuant to outstanding options, warrants or similar rights) by the affirmative vote of the holders of a majority of the voting stock of the Company, voting as a single class, without any vote by the holders of the Class B Common Stock. Subject to the rights of the holders of any outstanding shares of Preferred Stock and any restrictions that may be imposed by any lender to the Company, holders of Class B Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Class B Common Stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding Preferred Stock. Each share of Class B Common Stock is convertible, on a share for share basis, at the option of the holder into a fully paid and nonassessable share of Class A Common Stock for the purpose of the transfer, sale, or other disposition to a third party purchaser that is not an affiliate of UBS if such sale is made (a) in a widely dispersed public offering of the Class A Common Stock, (b) to a third party that, prior to such sale, controls more than 50% of the then outstanding voting securities of the Company, (c) to a third party that, after such sale, is the beneficial owner of not more than 2% of the outstanding voting stock of the Company having power to elect directors, (d) in a transaction that complies with Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or (e) by UBS or its affiliates in a transaction approved in advance by the Board of Governors of the Federal Reserve System. UBS is the only holder of Class B Common Stock.

PREFERRED STOCK

     The Company is authorized to issue shares of Preferred Stock in one or more series, and to designate the rights, preferences, limitations, and restrictions of and upon shares of each series, including voting, redemption, and conversion rights. The Board of Directors also may designate dividend rights and preferences in liquidation. It is not possible to state the actual effect of the authorization and issuance of additional series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. Such effects, however, might include, among other things, granting the holders of Preferred Stock priority over the holders of Common Stock with respect to the payment of dividends, diluting the voting power of the Common Stock, or granting the holders of Preferred Stock preference with respect to liquidation rights. In addition, under some circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

     In connection with the authorization of the Rights Plan (discussed below), the Board of Directors has authorized the designation of 200,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock (the "Series A Preferred"), and 10,000 shares of Preferred Stock as Series B Junior Participating Preferred Stock (the "Series B Preferred"). The shares of Series A Preferred and Series B Preferred have been reserved for issuance pursuant to the Rights Plan. The following summarizes the terms of the Series A Preferred and the Series B Preferred (together, the "Participating Preferred").

     The holders of shares of Participating Preferred will generally be entitled to receive quarterly dividends payable in cash commencing on the first quarterly dividend payment date after the first issuance of Participating Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 and (ii) subject to adjustment, an amount equal to one thousand times the per share amount of any distributions or dividends made with respect to the Common Stock. Subject to adjustment, each share of Series A Preferred will entitle the holder to a number of votes on all matters submitted to a vote of the stockholders of the Company equal to one thousand times the number of votes per share to which shares of Class A Common Stock are entitled. The Series B Preferred is not entitled to vote on any matter unless required by law. Except as otherwise provided by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock will generally vote together as one class on all matters submitted to a vote of stockholders of the Company. If at any time dividends on the Series A Preferred are in arrears in an amount equal to six quarterly dividends, the occurrence of such contingency will mark the beginning of a period (a "default period") that will extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred then outstanding have been declared and paid or set apart for payment. During each default period, all holders of Series A Preferred with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, will have the right to elect, along with all other classes of Preferred Stock as to which there exists a default period, two directors. During the period of dividend arrearages the Company will be prevented from declaring dividends on or making distributions to, or repurchasing, redeeming, or otherwise acquiring, any stock ranking on parity with or junior to the Participating Preferred.

     Upon any liquidation, dissolution, or winding up of the Company, no distribution will be made to the holders of shares of stock ranking junior to the Participating Preferred unless, prior thereto, the holders of shares of Participating Preferred have received an amount equal to $10.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (together for the Series A Preferred and the Series B Preferred, the "Participating Preferred Liquidation Preference"). Following the payment of the full amount of the Participating Preferred Liquidation Preference, no additional distributions will be made to the holders of shares of Series A Preferred or Series B Preferred unless, prior thereto, the holders of shares of Common Stock have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Participating Preferred

Liquidation Preference by (ii) 1,000 (as appropriately adjusted). Following the payment of the full amount of the Participating Preferred Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Participating Preferred and Common Stock, respectively, holders of Participating Preferred and holders of shares of Common Stock will receive their ratable and proportionate share of the remaining assets to be distributed. As of the date of this Prospectus, no shares of Preferred Stock are issued or outstanding.

REGISTRATION RIGHTS

     Pursuant to a Stock Purchase Agreement dated August 20, 1992 between the Company and MFLP (which Morton Meyerson, former Chairman of the Company, controls), the Company sold to MFLP 8,000,000 shares of Class A Common Stock, and in connection with such sale, granted MFLP "piggyback" registration rights for such shares of Class A Common Stock. MFLP's "piggyback" registration rights do not apply in this offering. These registration rights could arise in connection with any other offering to the public under the Securities Act on Form S-1, S-2, or S-3, or any successor registration form then in effect.

DELAWARE TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a "business combination" with certain persons ("Interested Stockholders") for three years following the time any such person becomes an Interested Stockholder unless (i) before a person becomes an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to the time the person became an Interested Stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a regular or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder.

     In general, an Interested Stockholder means any person that (i) is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined.

     Subject to some exceptions, a business combination includes, among other things, (i) mergers or consolidations, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transactions that result in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation to the Interested Stockholder, except pursuant to certain corporate distributions and issuances that do not increase the Interested Stockholder's proportionate shareholding, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder, or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

PROVISIONS RELATING TO CHANGE IN CONTROL

  Stockholder Rights Plan

     The Company's Board of Directors has authorized a Rights Agreement (the "Rights Agreement") that provides one Class A right (a "Class A Right") will be attached to each share of Class A Common Stock, and one Class B Right (a "Class B Right" and, together with the Class A Rights, the "Rights") will be attached to each share of Class B Common Stock as of January 7, 1999 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit (a "Unit") consisting of one one-thousandth of a share of Participating Preferred at a purchase price of $55.00 per Unit (the "Purchase Price"), subject to adjustment. Each Class A Right entitles the registered holder to purchase Series A Preferred and each Class B Right entitles the registered holder to purchase Series B Preferred. The description and terms of the Rights are set forth in the Rights Agreement between the Company and The Chase Manhattan Bank, as Rights Agent (the "Rights Agent"). Initially, the Class A Rights will be attached to all Class A Common Stock certificates representing shares outstanding as of the Record Date and the Class B Rights will be attached to all Class B Common Stock certificates representing shares outstanding as of the Record Date, and no separate Rights Certificate will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 calendar days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock or 20% or more of the outstanding shares of Class A Common Stock (the date of announcement being the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock or 20% or more of the outstanding shares of Class A Common Stock, or (iii) the Board of Directors of the Company determining that any person or persons have become the beneficial owner of an amount of Common Stock that the Board of Directors determines to be substantial (which amount will in no event be less than 11% of the shares of Common Stock or Class A Common Stock outstanding) and that (a) such person or persons intend to cause the Company to repurchase the Common Stock beneficially owned by such person or persons or to exert pressure against the Company to take any action or enter into any transaction or series of transactions with the intent or the effect of providing such person or persons with short-term gains or profits under circumstances in which the Board of Directors determines that the long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions or (b) beneficial ownership by such person or persons is reasonably likely to have a material adverse effect on the business, competitive position, prospects, business reputation, or financial condition of the Company and its subsidiaries (an "Adverse Person").

     Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates will contain a notation incorporating the Rights Agreement by reference; and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights Agreement provides that Ross Perot, and certain of his successors and affiliates are excluded from the definition of Acquiring Person. Mr. Perot and certain of his successors and affiliates are also excluded from the definition of Adverse Person.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 7, 2009, unless earlier redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock outstanding prior to the Distribution Date will be issued with Rights.

     In the event that (i) any person becomes an Acquiring Person or (ii) the Board of Directors declares a person to be an Adverse Person, each holder of a Class A Right will thereafter have the right to receive, upon exercise, Class A Common Stock (or, in certain circumstances, cash, property, or other securities of the Company) and each holder of a Class B Right will (subject to limitations under United States banking laws) thereafter have the right to receive, upon exercise, Class B Common Stock (or in certain circumstances cash, property, or other securities of the Company), having a value equal to two times the Exercise Price of the Right. The Exercise Price is the Purchase Price times the number of shares of Common Stock associated with each Right (initially, one). Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph (the "Flip-In Events"), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any Adverse Person, or an Associate or Affiliate of any Acquiring Person or Adverse Person, will be null and void.

     For example, at an exercise price of $55.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase Common Stock with a value of $110.00 (or other consideration, as noted above) for $55.00. Assuming that the Common Stock had a per share value of $55.00 at such time, the holder of each valid Right would be entitled to purchase two shares of Common Stock for $55.00.

     In the event that following the Stock Acquisition Date or the date a person becomes an Adverse Person, (i) the Company is acquired in a merger or consolidation in which the Company is not the surviving corporation or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided as set forth above) will thereafter have the right (a flip-over right) to receive, upon exercise of the Right, Common Stock of the acquiring company having a value equal to two times the Exercise Price of the Right.

     The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     The Board of Directors may redeem all of the Rights at a price of $0.001 per Right at any time prior to 10 days after the date that any person becomes an Acquiring Person or an Adverse Person.

     At any time after any person has become an Acquiring Person or an Adverse Person (but before any person becomes the beneficial owner of 50% or more of the Company's Common Stock), the Board of Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person or Adverse Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company as set forth above.

     For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time after the Rights are no longer redeemable, the Rights Agreement may be amended by the Board of Directors and without the approval of the holders of the Rights in any respect that does not (i) adversely affect the Rights holders (other than any Acquiring Person or Adverse Person and certain affiliated persons), (ii) cause the Rights Agreement again to become amendable other than as described in this paragraph, or (iii) cause the Rights again to become redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers.

  Charter and Bylaw Provisions

     The Company's Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deterring, or preventing the acquisition of control of the Company by means of tender offer, open market purchases, proxy contest or otherwise. Set forth below is a description of those provisions.

     Special Meetings of Stockholders. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board or the President, or by the Chairman of the Board, President, or the Secretary at the request in writing of a majority of the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting unless authorized by the Board of Directors. The business permitted to be conducted at such meetings is limited to that brought before the meetings by or at the direction of the Board of Directors. This provision in the Bylaws provides for the orderly conduct of all Company affairs at special meetings of stockholders. Accordingly, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of stockholders prior to the next annual meeting or prior to such time that the Board of Directors believes such consideration to be appropriate. This change limits a potential acquiror's ability to choose an advantageous time to launch a takeover bid.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election of directors. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company no less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was made or such public disclosure was made, whichever first occurs. The notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director. Other stockholder proposals must also set forth certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting. These Bylaw provisions do not give the Board of Directors any power to approve or disapprove stockholder nominees for director or stockholder proposals. These provisions may have the effect of (i) precluding or obstructing the inclusion of stockholder proposals or stockholder nominees for director by requiring stockholders to act well in advance of a particular meeting and to comply with specific procedures in order to submit such proposals or nominees at that meeting and (ii) discouraging a stockholder from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company through shareholder action, even if such proxy solicitation or attempt might be beneficial to the Company and its stockholders.

     No Action by Stockholder Consent. The Company's Certificate of Incorporation and Bylaws provide that actions required or permitted to be taken at any annual or special meeting of the stockholders may, unless authorized by the Board of Directors, be taken only upon the vote of the stockholders at a meeting duly called and may not be taken by written consent of the stockholders. This provision increases the opportunity of all stockholders to participate in voting on any proposed action and prevents the holders of the requisite voting power of the Company from using the written consent procedure to take stockholder action without a meeting. This provision eliminates the ability of the Company's stockholders to act by written consent in lieu of a meeting without the approval of the Board of Directors. This provision may effectively deter or delay certain actions by a person or a group acquiring a substantial percentage of the Company's stock, even though such actions might be desired by, or be beneficial to, the holders of a majority of the Company's stock.

     Supermajority Vote Required for Certain Actions. Any amendment to the Certificate of Incorporation, merger or consolidation, sale, lease or exchange of all or substantially all of the Company's property and assets or voluntary dissolution of the Company that requires approval by the Company's stockholders under Delaware law must be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding stock of the Company entitled to vote thereon, and at least 66 2/3% of the outstanding stock of each class entitled to vote thereon as a class.

     Amendments to the Bylaws. The Bylaws require the affirmative vote of 80% of the outstanding shares of Common Stock entitled to vote to adopt, amend, or repeal the Bylaws. This super-majority vote requirement promotes stability for the Company's internal operating procedures, thereby helping the Company to attain its long term goals and manage its corporate affairs. This provision makes it more difficult for stockholders to change the internal operating procedures of the Company, which may further discourage potentially unfriendly bids for shares of the Company.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services has been appointed as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     There was no public market for the Common Stock before this offering. Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. After this offering is completed, the number of shares available for future sale into the public markets will be restricted by legal and contractual restrictions, certain of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of Common Stock in the public market or could create the perception that such sales could occur, which could adversely affect the prevailing market price for the Common Stock.

     As of December 31, 1998, (i) approximately 77,134,590 shares of Class A Common Stock were issued and outstanding; (ii) 39,402,482 shares of Class A Common Stock were subject to issuance on exercise of outstanding options; (iii) 934,320 shares of Class B Common Stock were issued and outstanding; and (iv) 6,400,000 shares of Class B Common Stock were subject to issuance on exercise of outstanding options. Subsequent to December 31, 1998, the Company granted associates options to purchase 1,825,250 shares of Class A Common Stock with an exercise price of $11.00 per share. Each share of Class B Common Stock is convertible into one share Class A Common Stock for purposes of sale of such share of Class B Common Stock. See "Description of Capital Stock -- Class B Common Stock." The ability of the holders of options to sell or otherwise transfer shares of Common Stock is subject to restrictions under their option agreements.

     The 5,500,000 shares of Class A Common Stock being offered by this Prospectus may be freely sold in the public market without restriction under the Securities Act, except for shares purchased by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act. The remaining shares of Common Stock may be resold after termination of certain contractual restrictions, in transactions exempt from the registration requirements of the Securities Act (pursuant to Rule 144 or Rule 701 under the Securities Act or otherwise) or pursuant to a registration statement filed under the Securities Act covering the sale of such securities. In connection with this offering, all holders of registration rights have agreed not to exercise such rights until at least 180 days after the date of this Prospectus.

     Stockholders holding more than 90% of the outstanding Common Stock and approximately 90% of the currently exercisable options to purchase Common Stock have executed lock-up agreements (the "Lock-Up Agreements") that limit their ability to sell Common Stock. The Lock-Up Agreements provide that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, and the Company, the persons executing the Lock-Up Agreements will not, until at least 180 days after the date of this Prospectus, transfer or sell any shares of Common Stock covered thereby, and, in a substantial majority of cases, that they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise for a period ending 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and the Company. The foregoing restrictions do not apply to (a) transfers of shares of Common Stock or other securities acquired in open market transactions after the completion of this offering or (b) the sale to the Company of a number of shares necessary to satisfy any obligation to pay or to withhold taxes that arises as the result of the exercise of any option to purchase shares granted pursuant to the Company's 1991 Stock Option Plan. In certain cases, the Lock-Up Agreements also restrict the transfer of shares of Common Stock following such 180 day period without the consent of the Company for certain periods of time.

     Rule 144 under the Securities Act is a non-exclusive exemption from the registration requirements of the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common stock then outstanding (which will equal approximately 826,345 shares immediately after this offering) or (ii) the average weekly trading volume of the Common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on form 144 with respect to such sale with the Commission. Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice, and availability of current public information about the Company.

     Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144. The holding periods referred to above do not commence to run until the full purchase price for the Common Stock has been paid in full to the Company.

     Subject to the Lock-Up Agreements and the contractual restrictions set forth in the agreements granting stock options or restricted stock, the Company believes that substantially all outstanding shares of Common Stock held by persons other than HWGA may be freely sold without regard to the volume limitations and other requirements regarding manner of sale, notice, and availability of public information.

     The Company has filed and the Commission has declared effective registration statements on Form S-8 covering all shares of Common Stock issued or issuable since June 30, 1997 under the terms of the Company's 1991 Stock Option Plan, Restricted Stock Plan, 1996 Advisor and Consultant Stock Option/Restricted Stock Incentive Plan, the Advisor Stock Option/Restricted Stock Incentive Plan and the 1999 Employee Stock Purchase Plan and 800,000 shares of Common Stock that are issuable pursuant to the 1996 Non-Employee Director Stock Option/Restricted Stock Incentive Plan. Subject to the terms of the Lock-Up Agreements and the terms of the options granted under these plans, the shares of Common Stock registered on this registration statement may, subject to the Rule 144 volume limitations described above applicable to affiliates of the Company, be resold in the public market without restriction.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States Federal income and estate tax considerations with respect to the ownership and disposition of Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States or of any state; (iii) an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the "IRS"), and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of income and estate taxation or any aspects of state, local, or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the United States federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain U.S. expatriates). ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING, AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States.

Dividends effectively connected with such a United States trade or business generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms, including IRS Form 4224 (or any successor form), with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations (the "Current Regulations") and published IRS positions, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued on October 6, 1997 (the "Final Regulations"), generally effective for payments made after December 31, 1999, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

GAIN OR SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates or (iv) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States Federal income tax purposes (which the Company does not believe that it has been, currently is, or will become) at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Common Stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States Federal income tax, provided that the Common Stock is "regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code)."

ESTATE TAX

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States Federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States Federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING, AND OTHER REPORTING REQUIREMENTS

     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

     Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "Dividends") generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

     Under the Current Regulations, the payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person; (ii) a "controlled foreign corporation" for United States Federal income tax purposes; or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

     Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient satisfies applicable certification requirements or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's United States Federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Warburg Dillon Read LLC, a subsidiary of UBS AG, Bear, Stearns & Co. Inc., and Hambrecht & Quist LLC are acting as U.S. Representatives, and the International Underwriters named below for whom Warburg Dillon Read, a division of UBS AG, Morgan Stanley & Co. International Limited, Merrill Lynch International, Bear, Stearns International Limited, and Hambrecht & Quist LLC are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                               NUMBER OF
                            NAME                                SHARES
                            ----                               ---------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................
  Merrill Lynch, Pierce, Fenner & Smith
                Incorporated................................
  Warburg Dillon Read LLC, a subsidiary of UBS AG...........
  Bear, Stearns & Co. Inc...................................
  Hambrecht & Quist LLC.....................................
                                                               ---------
     Subtotal...............................................   4,400,000
                                                               ---------
International Underwriters:
  Warburg Dillon Read, a division of UBS AG.................
  Morgan Stanley & Co. International Limited................
  Merrill Lynch International...............................
  Bear, Stearns International Limited.......................
  Hambrecht & Quist LLC.....................................
                                                               ---------
     Subtotal...............................................   1,100,000
                                                               ---------
          Total.............................................   5,500,000
                                                               =========


     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby if any such shares are taken.


     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the Shares outside the United States or Canada or to anyone other than United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Class A Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a Prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a Prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other Underwriters or to certain other dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.


     The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A Common Stock offered by them.


     The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "PER."

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, certain of the shares of the Class A Common Stock, including 370,000 shares for directors, officers, employees, and business associates of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such reserved shares are purchased. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Each of the Company and the directors, executive officers and certain other stockholders of the Company, representing in the aggregate approximately 90% of the outstanding shares and options, has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, and the Company, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (A) the sale of the Shares to the Underwriters, (B) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (C) shares of Common Stock or options to purchase Common Stock that may be issued or granted from time to time by the Company pursuant to the Plans or the 1999 Employee Stock Purchase Plan,
(D) shares of Common Stock or options to purchase Common Stock that may be issued by the Company in connection with a merger or the acquisition by the Company of the capital stock or assets of another entity, provided that the recipient of such shares of Common Stock or options to purchase Common Stock shall have agreed to restrictions on transfer substantially similar to the foregoing, or (E) transactions by any person other than the Company relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares or the sale to the Company of a number of shares necessary to satisfy any obligation to pay or to withhold taxes that arises as the result of the exercise of any option to purchase shares granted pursuant to the Company's 1991 Stock Option Plan. See "Shares Eligible for Future Sale."

     In order to facilitate the offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Class A

Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Warburg Dillon Read LLC is a subsidiary of UBS AG, the Company's largest customer. See "Business -- UBS Agreements."

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price will be determined by negotiations between the Company and the U.S. Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. A partner in Hughes & Luce, L.L.P. is the beneficial owner of 407,552 shares of Class A Common Stock. Certain legal matters relating to the offering of Class A Common Stock will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Perot Systems Corporation and Subsidiaries as of September 30, 1998, December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and each of the three years in the period ended December 31, 1997 included in this Prospectus and the Registration Statement, have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any contract, agreement, or other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. The Registration Statement and such reports and other information may be inspected without charge at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site where the Registration Statement and other information filed with the Commission may be retrieved, and the address of such site is http://www.sec.gov. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Index.......................................................  F-1
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of September 30, 1998 and      F-3
  December 31, 1997 and 1996................................
Consolidated Statements of Operations for the nine months     F-4
  ended September 30, 1998 and 1997 (unaudited) and for the
  years ended December 31, 1997, 1996 and 1995..............
Consolidated Statements of Changes in Stockholders' Equity    F-5
  for the nine months ended September 30, 1998 and for the
  years ended December 31, 1997, 1996 and 1995..............
Consolidated Statements of Cash Flows for the nine months     F-7
  ended September 30, 1998 and 1997 (unaudited) and for the
  years ended December 31, 1997, 1996 and 1995..............
Notes to Consolidated Financial Statements..................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Perot Systems Corporation:

     We have audited the accompanying consolidated balance sheets of Perot Systems Corporation and Subsidiaries (the "Company") as of September 30, 1998 and December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine months ended September 30, 1998 and each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Perot Systems Corporation and Subsidiaries as of September 30, 1998 and December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the nine months ended September 30, 1998 and each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            /s/  PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
December 18, 1998
(except for Note 18
as to which the date is January 7, 1999)

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                DECEMBER 31,
                                                             SEPTEMBER 30,   -------------------
                                                                 1998          1997       1996
                                                             -------------   --------   --------
Current assets:
  Cash and cash equivalents................................    $102,153      $ 35,298   $ 27,516
  Accounts receivable, net.................................     161,682       105,230    113,804
  Prepaid expenses and other...............................      17,656        12,578      9,450
  Deferred income taxes....................................      35,663        24,962     25,935
                                                               --------      --------   --------
          Total current assets.............................     317,154       178,068    176,705
Property, equipment and purchased software, net............      39,974        50,703     35,748
Goodwill, net..............................................       7,240        16,596      7,293
Deferred income taxes......................................      12,221        10,269      4,531
Other assets...............................................      13,946        11,467      7,970
                                                               --------      --------   --------
          Total assets.....................................    $390,535      $267,103   $232,247
                                                               ========      ========   ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities on capital lease obligations and
     long-term debt........................................    $  1,122      $  1,367   $  2,377
  Accounts payable.........................................      55,620        35,760     43,711
  Income taxes payable.....................................      26,541        10,287     13,039
  Accrued liabilities......................................     107,024        76,040     53,343
  Deferred revenue.........................................      13,732        23,258     22,003
  Accrued compensation.....................................      54,306        23,449     20,240
                                                               --------      --------   --------
          Total current liabilities........................     258,345       170,161    154,713
Capital lease obligations and long-term debt, less current
  maturities...............................................       1,093         1,532      2,796
Other long-term liabilities................................       1,917         2,094      3,976
                                                               --------      --------   --------
          Total liabilities................................     261,355       173,787    161,485
                                                               --------      --------   --------
Commitments and contingencies
Stockholders' equity:
  Class A Common Stock; par value $.01; authorized
     200,000,000 shares; outstanding 76,894,554, 76,455,414
     and 79,247,696 shares, at September 30, 1998, December
     31, 1997 and 1996, respectively.......................         811           811        792
  Class B Convertible Common Stock; par value $.01;
     authorized 24,000,000 shares; issued and outstanding
     934,320 shares at September 30, 1998, 100,000 shares
     at December 31, 1997, and 0 shares at December 31,
     1996..................................................           9             1         --
  Additional paid-in capital...............................      71,155        61,140     51,065
  Other stockholders' equity...............................      56,064        32,158     17,896
  Accumulated other comprehensive income...................       1,141          (794)     1,009
                                                               --------      --------   --------
          Total stockholders' equity.......................     129,180        93,316     70,762
                                                               --------      --------   --------
          Total liabilities and stockholders' equity.......    $390,535      $267,103   $232,247
                                                               ========      ========   ========

   The accompanying notes are an integral part of these financial statements.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (SHARES AND DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                          ----------------------   ------------------------------
                                            1998        1997         1997       1996       1995
                                          --------   -----------   --------   --------   --------
                                                     (UNAUDITED)
Revenue.................................  $724,185    $556,867     $781,621   $599,438   $342,306
Costs and expenses:
  Direct cost of services...............   575,083     437,688      636,296    461,192    268,553
  Selling, general and administrative
     expenses...........................   103,114      95,911      125,732     92,997     52,891
  Goodwill impairment...................     3,845          --           --         --         --
  Purchased research and development....        --       2,000        2,000      3,948         --
                                          --------    --------     --------   --------   --------
Operating income........................    42,143      21,268       17,593     41,301     20,862
Interest income.........................     2,985       1,312        1,916      1,540      1,988
Interest expense........................      (184)       (953)      (1,282)      (770)      (650)
Equity in earnings/(losses) of
  unconsolidated affiliates.............     4,199         716        4,136       (312)        --
Write-down of nonmarketable equity
  securities............................        --          --       (3,900)        --         --
Other income/(expense)..................     2,742       1,324        1,045     (1,608)    (1,950)
                                          --------    --------     --------   --------   --------
Income before taxes.....................    51,885      23,667       19,508     40,151     20,250
Provision for income taxes..............    23,690      10,058        8,291     19,652      9,437
                                          --------    --------     --------   --------   --------
Net income..............................  $ 28,195    $ 13,609     $ 11,217   $ 20,499   $ 10,813
                                          ========    ========     ========   ========   ========
Basic and diluted earnings per common
  share:
  Basic earnings per common share.......  $   0.37    $   0.17     $   0.14   $   0.27   $   0.17
  Weighted average common shares
     outstanding........................    76,674      78,920       78,336     74,110     62,302
  Diluted earnings per common share.....  $   0.29    $   0.14     $   0.12   $   0.24   $   0.16
  Weighted average diluted common shares
     outstanding........................    96,910      96,560       95,192     84,342     66,732

   The accompanying notes are an integral part of these financial statements.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE YEARS ENDED DECEMBER 31,
                              1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                       CONVERTIBLE
                                                                       LIQUIDATION
                                                                        PREFERENCE           CLASS A AND B
                                              PREFERRED STOCK          COMMON STOCK          COMMON STOCK         ADDITIONAL
                                            --------------------   --------------------   -------------------       PAID-IN
                                              SHARES     AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT       CAPITAL
                                            ----------   -------   -----------   ------   ----------   ------   ---------------
Balance, January 1, 1995..................   4,000,000   $9,888     32,000,000   $ 320    30,112,160    $301        $26,024
Issuance of Class A shares under incentive
 plans....................................          --       --             --      --     1,683,808      17          3,257
Exercise of stock options for Class A
 shares...................................          --       --             --      --     4,017,960      40            (20)
Class A shares repurchased................          --       --             --      --            --      --             --
Deferred compensation, net of
 amortization.............................          --       --             --      --            --      --          1,500
Dividends paid and accrued................          --     (942)            --      --            --      --             --
Note repayments...........................          --       --             --      --            --      --             --
Net income................................          --       --             --      --            --      --             --
Other comprehensive income, net of tax
 Translation adjustment...................          --       --             --      --            --      --             --
Comprehensive income......................
                                            ----------   -------   -----------   -----    ----------    ----        -------
Balance, December 31, 1995................   4,000,000   $8,946     32,000,000   $ 320    35,813,928    $358        $30,761
Issuance of Class A shares for business
 acquired.................................          --       --             --      --     2,920,744      29          6,516
Issuance of Class A shares under incentive
 plans....................................          --       --             --      --     5,285,248      53          6,494
Exercise of stock options for Class A
 shares...................................          --       --             --      --     3,227,776      32          1,149
Class A shares repurchased................  (4,000,000)  (8,500)            --      --            --      --             --
Shares converted to Class A Common........          --       --    (32,000,000)   (320)   32,000,000     320             --
Amortization of deferred compensation.....          --       --             --      --            --      --             --
Options issued for contract
 rights...................................          --       --             --      --            --      --          4,544
Amortization of contract rights...........          --       --             --      --            --      --             --
Dividends paid and accrued................          --     (446)            --      --            --      --             --
Note repayments...........................          --       --             --      --            --      --             --
Equity investment.........................          --       --             --      --            --      --            706
Tax benefit of employee options
 exercised................................          --       --             --      --            --      --            895
Net income................................          --       --             --      --            --      --             --
Other comprehensive income, net of tax
 Translation adjustment...................          --       --             --      --            --      --             --
Comprehensive income......................
                                            ----------   -------   -----------   -----    ----------    ----        -------
Balance, December 31, 1996................          --       --             --      --    79,247,696    $792        $51,065
Issuance of Class A shares for business
 acquired.................................          --       --             --      --       740,000       8          2,693
Issuance of options for business
 acquired.................................          --       --             --      --            --      --          1,500
Issuance of Class A shares under incentive
 plans....................................          --       --             --      --     1,026,942      11          1,930
Exercise of stock options for Class A
 shares...................................          --       --             --      --        35,000      --           (350)


                                                        ACCUMULATED                             NOTES
                                                           OTHER         TREASURY STOCK       RECEIVABLE
                                            RETAINED   COMPREHENSIVE   -------------------       FROM       CONTRACT     DEFERRED
                                            EARNINGS      INCOME        SHARES     AMOUNT    STOCKHOLDERS    RIGHTS    COMPENSATION
                                            --------   -------------   ---------   -------   ------------   --------   ------------
Balance, January 1, 1995..................  $(2,440)      $  (221)      (914,928)  $ (317)     $  (887)          --           --
Issuance of Class A shares under incentive
 plans....................................       --            --      1,201,808      397         (901)          --           --
Exercise of stock options for Class A
 shares...................................       --            --         19,120       14       (2,000)          --           --
Class A shares repurchased................       --            --       (306,000)     (94)          --           --           --
Deferred compensation, net of
 amortization.............................       --            --             --       --           --           --       (1,456)
Dividends paid and accrued................     (595)           --             --       --           --           --           --
Note repayments...........................       --            --             --       --          130           --           --
Net income................................   10,813            --             --       --           --           --           --
Other comprehensive income, net of tax
 Translation adjustment...................       --            49             --       --           --           --           --
Comprehensive income......................
                                            -------       -------      ---------   -------     -------      -------      -------
Balance, December 31, 1995................  $ 7,778       $  (172)            --       --      $(3,658)          --      $(1,456)
Issuance of Class A shares for business
 acquired.................................                     --             --       --           --           --           --
Issuance of Class A shares under incentive
 plans....................................       --            --             --                (3,065)          --           --
Exercise of stock options for Class A
 shares...................................       --            --        408,660      313           --           --           --
Class A shares repurchased................       --            --       (408,660)    (313)         225           --           --
Shares converted to Class A Common........       --            --             --       --           --           --           --
Amortization of deferred compensation.....       --            --             --       --           --           --          150
Options issued for contract
 rights...................................       --            --             --       --           --       (4,544)          --
Amortization of contract rights...........       --            --             --       --           --          202           --
Dividends paid and accrued................     (447)           --             --       --           --           --           --
Note repayments...........................       --            --             --       --        2,212           --           --
Equity investment.........................       --            --             --       --           --           --           --
Tax benefit of employee options
 exercised................................       --            --             --       --           --           --           --
Net income................................   20,499            --             --       --           --           --           --
Other comprehensive income, net of tax
 Translation adjustment...................       --         1,181             --       --           --           --           --
Comprehensive income......................
                                            -------       -------      ---------   -------     -------      -------      -------
Balance, December 31, 1996................  $27,830       $ 1,009             --       --      $(4,286)     $(4,342)     $(1,306)
Issuance of Class A shares for business
 acquired.................................       --            --             --       --           --           --           --
Issuance of options for business
 acquired.................................       --            --             --       --           --           --           --
Issuance of Class A shares under incentive
 plans....................................       --            --        210,000      263       (1,427)          --           --
Exercise of stock options for Class A
 shares...................................       --            --      1,274,040    1,215          (39)          --           --


                                                TOTAL
                                            STOCKHOLDERS'
                                               EQUITY
                                            -------------
Balance, January 1, 1995..................    $ 32,668
Issuance of Class A shares under incentive
 plans....................................       2,770
Exercise of stock options for Class A
 shares...................................      (1,966)
Class A shares repurchased................         (94)
Deferred compensation, net of
 amortization.............................          44
Dividends paid and accrued................      (1,537)
Note repayments...........................         130
Net income................................      10,813
Other comprehensive income, net of tax
 Translation adjustment...................          49
                                              --------
Comprehensive income......................      10,862
                                              --------
Balance, December 31, 1995................    $ 42,877
Issuance of Class A shares for business
 acquired.................................       6,545
Issuance of Class A shares under incentive
 plans....................................       3,482
Exercise of stock options for Class A
 shares...................................       1,494
Class A shares repurchased................      (8,588)
Shares converted to Class A Common........          --
Amortization of deferred compensation.....         150
Options issued for contract
 rights...................................          --
Amortization of contract rights...........         202
Dividends paid and accrued................        (893)
Note repayments...........................       2,212
Equity investment.........................         706
Tax benefit of employee options
 exercised................................         895
Net income................................      20,499
Other comprehensive income, net of tax
 Translation adjustment...................       1,181
                                              --------
Comprehensive income......................      21,680
                                              --------
Balance, December 31, 1996................    $ 70,762
Issuance of Class A shares for business
 acquired.................................       2,701
Issuance of options for business
 acquired.................................       1,500
Issuance of Class A shares under incentive
 plans....................................         777
Exercise of stock options for Class A
 shares...................................         826

   The accompanying notes are an integral part of these financial statements.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE YEARS ENDED DECEMBER 31,
                              1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                         CONVERTIBLE
                                                    LIQUIDATION PREFERENCE      CLASS A AND B
                               PREFERRED STOCK           COMMON STOCK           COMMON STOCK         ADDITIONAL
                             --------------------   ----------------------   -------------------       PAID-IN       RETAINED
                               SHARES     AMOUNT       SHARES      AMOUNT      SHARES     AMOUNT       CAPITAL       EARNINGS
                             ----------   -------   ------------   -------   ----------   ------   ---------------   --------
Class A shares
  repurchased..............          --        --            --        --            --      --             --            --
Sale of Class B stock and
  options to UBS AG........          --        --            --        --       100,000       1          8,502            --
Amortization of deferred
  compensation.............          --        --            --        --            --      --             --            --
Reversal of deferred
  compensation.............          --        --            --        --            --      --         (1,050)           --
Amortization of contract
  rights...................          --        --            --        --            --      --             --            --
Elimination of contract
  rights...................          --        --            --        --            --      --         (4,146)           --
Note repayments and
  other....................          --        --            --        --            --      --           (125)           --
Tax benefit of employee
  options exercised........          --        --            --        --            --      --          1,121            --
Net income.................          --        --            --        --            --      --             --        11,217
Other comprehensive income,
  net of tax
  Translation adjustment...          --        --            --        --            --      --             --            --
Comprehensive income.......
                             ----------   -------   -----------     -----    ----------    ----        -------       -------
Balance, December 31,
  1997.....................          --        --            --        --    81,149,638    $812        $61,140       $39,047
Issuance of Class A shares
  under incentive plans....          --        --            --        --         5,004      --            216            --
Exercise of stock options
  for Class A shares.......          --        --            --        --            --      --            186            --
Exercise of stock options
  for Class B shares.......          --        --            --        --       834,320       8          3,037            --
Class A shares
  repurchased..............          --        --            --        --            --      --             --            --
Note repayments and
  other....................          --        --            --        --            --      --            573            --
Tax benefit of employee
  options exercised........          --        --            --        --            --      --          1,976            --
Deferred compensation, net
  of amortization..........          --        --            --        --            --      --          4,027            --
Net income.................          --        --            --        --            --      --             --        28,195
Other comprehensive income,
  net of tax
  Translation adjustment...          --        --            --        --            --      --             --            --
Comprehensive income.......
                             ----------   -------   -----------     -----    ----------    ----        -------       -------
Balance, September 30,
  1998.....................          --        --            --        --    81,988,962    $820        $71,155       $67,242
                             ==========   =======   ===========     =====    ==========    ====        =======       =======


                              ACCUMULATED                              NOTES
                                 OTHER          TREASURY STOCK       RECEIVABLE                                  TOTAL
                             COMPREHENSIVE   --------------------       FROM       CONTRACT     DEFERRED     STOCKHOLDERS'
                                INCOME         SHARES     AMOUNT    STOCKHOLDERS    RIGHTS    COMPENSATION      EQUITY
                             -------------   ----------   -------   ------------   --------   ------------   -------------
Class A shares
  repurchased..............          --      (6,078,264)   (5,344)      2,603           --           --          (2,741)
Sale of Class B stock and
  options to UBS AG........          --              --        --          --           --           --           8,503
Amortization of deferred
  compensation.............          --              --        --          --           --          256             256
Reversal of deferred
  compensation.............          --              --        --          --           --        1,050              --
Amortization of contract
  rights...................          --              --        --          --          196           --             196
Elimination of contract
  rights...................          --              --        --          --        4,146           --              --
Note repayments and
  other....................          --              --       (84)        210           --           --               1
Tax benefit of employee
  options exercised........          --              --        --          --           --           --           1,121
Net income.................          --              --        --          --           --           --          11,217
Other comprehensive income,
  net of tax
  Translation adjustment...      (1,803)             --        --          --           --           --          (1,803)
                                                                                                               --------
Comprehensive income.......                                                                                       9,414
                                -------      ----------   -------     -------      -------      -------        --------
Balance, December 31,
  1997.....................     $  (794)     (4,594,224)  $(3,950)    $(2,939)          --           --        $ 93,316
Issuance of Class A shares
  under incentive plans....          --          80,000        54          --           --           --             270
Exercise of stock options
  for Class A shares.......          --       2,047,338     1,638         (57)          --           --           1,767
Exercise of stock options
  for Class B shares.......          --              --        --          --           --           --           3,045
Class A shares
  repurchased..............          --      (1,693,202)   (3,399)      1,075           --           --          (2,324)
Note repayments and
  other....................          --              --        11         145           --           --             729
Tax benefit of employee
  options exercised........          --              --        --          --           --           --           1,976
Deferred compensation, net
  of amortization..........          --              --        --          --           --       (3,756)            271
Net income.................          --              --        --          --           --           --          28,195
Other comprehensive income,
  net of tax
  Translation adjustment...       1,935              --        --          --           --           --           1,935
                                                                                                               --------
Comprehensive income.......                                                                                      30,130
                                -------      ----------   -------     -------      -------      -------        --------
Balance, September 30,
  1998.....................     $ 1,141      (4,160,088)  $(5,646)    $(1,776)          --      $(3,756)       $129,180
                                =======      ==========   =======     =======      =======      =======        ========

   The accompanying notes are an integral part of these financial statements.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                                              ----------------------   ------------------------------
                                                                1998        1997         1997       1996       1995
                                                              --------   -----------   --------   --------   --------
                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 28,195    $ 13,609     $ 11,217   $ 20,499   $ 10,813
                                                              --------    --------     --------   --------   --------
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    29,440      24,779       35,363     18,715     14,083
    Write-off of purchased research and development.........        --       2,000        2,000      3,948         --
    Write-off or impairment of software.....................       425          --           --      4,156         --
    Write-off of intellectual property rights...............       853          --        3,623         --         --
    Loss/(gain) on nonmarketable equity securities..........    (2,986)         --        3,900         --         --
    Loss on sale of business................................       291          --           --         --         --
    Equity in (earnings)/losses of unconsolidated
      affiliates............................................    (4,199)       (796)      (4,136)       312         --
    Change in deferred income taxes.........................   (10,299)      4,045      (10,423)   (16,044)    (3,598)
    Loss/(gain) on sale of property, equipment and
      software..............................................       802         (74)         455        860        (47)
  Changes in assets and liabilities (net of effects from
    acquisition of businesses):
      Accounts receivable...................................   (56,522)     (6,657)      16,039    (43,184)   (33,263)
      Prepaid expenses......................................    (5,085)     (5,093)      (3,010)    (4,037)     6,760
      Other assets..........................................      (687)     (1,928)       5,843       (837)    (4,578)
      Accounts payable and accrued liabilities..............    48,676      12,764       13,244     39,401     17,790
      Income taxes payable..................................    15,467      (9,377)      (3,550)     7,998      6,873
      Deferred revenue......................................    (9,537)     (6,999)         372     15,388     (4,685)
      Accrued compensation..................................    30,361      (8,058)       3,295      9,852      7,155
      Other long-term liabilities...........................      (104)     (2,428)      (3,260)    (3,095)     6,746
                                                              --------    --------     --------   --------   --------
        Total adjustments...................................    36,896       2,178       59,755     33,433     13,236
                                                              --------    --------     --------   --------   --------
        Net cash provided by operating activities...........    65,091      15,787       70,972     53,932     24,049
                                                              --------    --------     --------   --------   --------
Cash flows from investing activities:
  Purchase of property, equipment and software..............   (18,884)    (33,916)     (46,054)   (27,534)   (18,342)
  Proceeds from sale of property, equipment and software....     7,567         538        2,366        713      5,975
  Proceeds from sale of nonmarketable equity securities.....     5,162          --           --         --         --
  Proceeds from sale of business............................       893          --           --         --         --
  Investments in and advances to minority interests.........       446      (3,592)      (2,891)    (5,536)        --
  Acquisition of intellectual property rights...............        --      (6,322)      (5,623)        --         --
  Acquisition of businesses, net of cash acquired of $650 at
    September 30, 1997 and $665 and $149 at December 31,
    1997 and 1996, respectively.............................        --     (13,334)     (13,721)    (9,520)        --
                                                              --------    --------     --------   --------   --------
        Net cash used in investing activities...............    (4,816)    (56,626)     (65,923)   (41,877)   (12,367)
                                                              --------    --------     --------   --------   --------
Cash flows from financing activities:
  Principal payments on debt and capital lease
    obligations.............................................      (701)     (3,182)      (3,725)    (2,162)    (2,896)
  Proceeds from short-term borrowings.......................        --      25,000           --         --         --
  Proceeds from issuance of common stock....................     3,045         381          381      4,686        528
  Proceeds from sale of stock options.......................        --       8,139        8,139         --         --
  Repayment of stockholder notes receivable.................       184         248          266      2,212        130
  Proceeds from issuance of treasury stock..................     2,926         794        1,125        197        273
  Purchase of treasury stock................................      (950)     (1,825)      (1,834)       (88)       (94)
  Redemption of preferred stock.............................        --          --           --     (8,500)        --
  Dividends paid on preferred stock.........................        --          --           --       (893)    (1,537)
                                                              --------    --------     --------   --------   --------
        Net cash provided by (used in) financing
          activities........................................     4,504      29,555        4,352     (4,548)    (3,596)
                                                              --------    --------     --------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     2,076      (3,198)      (1,619)     2,652         28
                                                              --------    --------     --------   --------   --------
Net increase/(decrease) in cash and cash equivalents........    66,855     (14,482)       7,782     10,159      8,114
Cash and cash equivalents at beginning of period............    35,298      27,516       27,516     17,357      9,243
                                                              --------    --------     --------   --------   --------
Cash and cash equivalents at end of period..................  $102,153    $ 13,034     $ 35,298   $ 27,516   $ 17,357
                                                              ========    ========     ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Perot Systems Corporation (the "Company") was originally incorporated in the state of Texas in 1988 and on December 19, 1995, the Company reincorporated in the state of Delaware. The Company provides industry-specific business solutions and information technology services to clients on a worldwide basis. The significant accounting policies of the Company are described below. Dollar amounts presented are in thousands, except as otherwise noted.

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and all domestic and foreign subsidiaries that are more than 50% owned and controlled. All significant intercompany balances and transactions have been eliminated.

     The Company's investments in 20% to 50% owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. Accordingly, the Company's share of the earnings (losses) of these companies is included in consolidated net income. Investments in unconsolidated companies and limited partnerships that are less than 20% owned, where the Company has virtually no influence over operating and financial policies, are carried at cost. The Company periodically evaluates whether impairment losses must be recorded on each investment by comparing the projection of the undiscounted future operating cash flows to the carrying amount of the investment. If this evaluation indicates that future undiscounted operating cash flows are less than the carrying amount of the investments, the underlying assets are written down by charges to expense so the carrying amount equals the future discounted cash flows.

  Interim financial information

     The consolidated financial statements and following notes, insofar as they are applicable to the nine-months ended September 30, 1997, are not covered by the Report of Independent Accountants. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for the September 30, 1997 interim period presented have been made. Operating results for the nine months ended September 30, 1998, are not necessarily indicative of the results for the year ended December 31, 1998.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. These estimates involve judgments with respect to, among other things, various future economic factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

  Cash equivalents

     All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

  Revenue recognition

     The Company provides services under level-of-effort, fixed-price, and unit-price contracts, with the length of existing contracts ranging up to 12 years. Revenue from level-of-effort pricing is based on time and materials, direct costs plus an administrative fee (which may be either a fixed amount or a percentage of direct costs incurred), or a combination of these methods and may be based on a set fee for a specified level of resources that is adjusted for incremental resource usage. Revenue from fixed-price contracts is recognized on the percentage-of-completion method, and is earned based on the percentage relationship of incurred contract costs to date to total estimated contract costs, after giving effect to the most recent estimates of total cost. Provisions for estimated losses, if any, are made in the period in which the loss first becomes probable and reasonably estimable. Revenue from unit-price contracts is recognized based on technology units utilized or by number of transactions processed during a given period. For unit-price contracts, the Company establishes a per-unit fee based on the cost structure associated with the delivery of that unit of service, after an appropriate risk factor is applied.

     Year 2000 engagements do not comprise a substantial portion of the Company's business. For two Year 2000 projects, the Company uses a zero estimate of profit with equal amounts of revenue and cost recognized until the final outcome of the engagement can be estimated more precisely because of the inherent uncertainties regarding testability in the existing system environment and client acceptance.

     Billings for products or services for which the Company acts as an agent on behalf of the client and bears no risk of non-performance, are excluded from the Company's revenue, except to the extent of any mark-up added.

     Deferred revenue is comprised of payments from clients for which services have not yet been performed, or prepayments against development work in process. These unearned revenues are deferred and recognized as future contract costs are incurred and contract services are rendered.

  Research and development costs

     Research and development costs are charged to expense as incurred and were $653 and $2,993 for the nine months ended September 30, 1998 and 1997, respectively, and $3,243 and $4,486 for the years ended December 31, 1997 and 1996, respectively. The write-off of purchased research and development costs made up $2,000 and $3,948 of the total in 1997 and 1996, respectively.

  Property and equipment

     Property and equipment are stated at cost. Property and equipment under capital leases are recorded at the lower of their fair market value or the present value of future minimum lease payments determined at the inception of the lease.

     Depreciation and amortization are calculated on a straight-line basis, using estimated useful lives of two to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement. Property and equipment recorded under capital leases are amortized on a straight-line basis over the lease term.

     Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in the consolidated statement of operations. Expenditures for repairs and maintenance are charged to operations as incurred.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

  Software, goodwill and other intangibles

     Software purchased by the Company and utilized in providing contract services is capitalized at cost and amortized on a straight-line basis over the lesser of three to five years and the term of the related contract.

     The cost of acquired entities is allocated first to identifiable assets based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and amortized on a straight-line basis over the estimated productive life of the assets acquired. Due to the fact that acquired skills and technological advantages are subject to rapid obsolescence, and thus continuous reinvestment, the Company's general policy is to amortize goodwill over a three to ten year period.

     The Company periodically evaluates the carrying amount of software, goodwill, other intangibles and other long-lived assets, as well as the related amortization periods, to determine whether adjustments to these amounts or useful lives are required based on current events and circumstances. The evaluation is based on the Company's projection of the undiscounted future operating cash flows of the acquired operation over the remaining useful lives of the related intangible assets. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related intangibles, the underlying assets are reduced by charges to expense so that the carrying amount is equal to future discounted cash flows.

  Income taxes

     The Company uses the liability method to compute the income tax provision. Under this method, deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense consists of the Company's current provision for federal and state income taxes and the change in the Company's deferred income tax assets and liabilities.

     The Company does not provide for foreign withholding and income taxes on the undistributed earnings amounting to $54,756 at September 30, 1998 and $47,033 at December 31, 1997, cumulatively, for its foreign subsidiaries, as such earnings are intended to be permanently invested in those operations. The ultimate tax liability related to repatriation of such earnings is dependent upon future tax planning opportunities and is not estimable at the present time.

  Foreign operations

     The consolidated balance sheets include foreign assets and liabilities of $143,155 and $108,975 as of September 30, 1998, $95,600 and $73,490,
respectively, as of December 31, 1997, and $101,481 and $77,914, respectively, as of December 31, 1996.

     Assets and liabilities of subsidiaries located outside the United States are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenue and expenses are translated at average exchange rates during each reporting period. Translation gains and losses are recorded as a separate component of stockholders' equity.

     The Company periodically enters into foreign exchange forward contracts to hedge certain foreign currency transactions for periods consistent with the terms of the underlying transactions. The forward exchange contracts generally have maturities that do not exceed one year.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     The net foreign currency transaction gains/(losses) reflected in other income/(expense) were $(70) and $715 for the nine months ended September 30, 1998 and 1997; $736, ($1,715) and ($892) for the years ended December 31, 1997,
1996 and 1995, respectively.

  Concentrations of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company's cash equivalents consist primarily of short-term money market deposits. The Company has deposited its cash equivalents with reputable financial institutions, from which the Company believes the risk of loss to be remote. The Company has accounts receivable from its customers who are engaged in the banking, insurance, healthcare, manufacturing, communications, travel and energy industries, and are not concentrated in any specific geographic region. These specific industries may be affected by economic factors, and, therefore, accounts receivable may be impacted. Generally, the Company does not require collateral from its customers, since the receivables are supported by long-term contracts. Management does not believe that any single customer, industry or geographic area represents significant credit risk.

     Two customers accounted for 13% and 12% of the Company's accounts receivables for the nine months ended September 30, 1998. One customer accounted for 11% and 27% of the Company's accounts receivables at December 31, 1997 and 1996, respectively.

  Financial instruments

     The fair value of the Company's financial instruments is estimated using bank or market quotes or discounted cash flows at year-end foreign exchange and interest rates. The fair value of the financial instruments is disclosed in the relevant notes to the financial statements. The carrying amount of short-term financial instruments (cash and cash equivalents, accounts receivable, and certain other liabilities) approximates fair value due to the short maturity of those instruments.

     The Company uses derivative financial instruments for the purpose of hedging specific exposures as part of its risk management program and holds all derivatives for purposes other than trading. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the underlying hedged item. Additionally, the derivative must result in cash flows that are expected to be inversely correlated to those of the underlying hedged item. Such instruments to date have been limited to interest rate swap and foreign currency exchange forward contracts.

  Treasury stock

     Treasury stock transactions are accounted for under the cost method.

  Reclassifications

     Certain of the 1997, 1996 and 1995 amounts in the accompanying financial statements have been reclassified to conform to the current presentation. Certain stockholders' equity share numbers for 1995, 1996 and 1997 have been adjusted. These adjustments had no material effect on the Company's consolidated financial statements.

  Stock based compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

Under APB 25, compensation expense is recorded when the exercise price of employee stock options is less than the fair value of the underlying stock on the date of grant. The Company has implemented the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

  Accounting standards issued

     The Company implemented Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" during the first quarter of 1998. The Company's total comprehensive income for nine months ended September 30, 1997 (unaudited) was as follows:

Net income..................................................   $13,609
Foreign currency translation adjustment.....................    (1,626)
                                                               -------
Total comprehensive income..................................   $11,983
                                                               =======

     In June 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131") effective for years beginning after December 15, 1997. Statement 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the management in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the financial statements. Statement 131 also requires information about revenues from products or services, countries where the company has operations or assets and major customers. Management does not believe the implementation of Statement 131 will have a material effect on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133 ("Statement 133") which establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Statement 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe the implementation of Statement 133 will have a material effect on the Company's financial position or results of operations.

     The American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," in March 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and requires costs incurred in the application development stage (whether internal or external) to be capitalized. This SOP is applicable to all financial statements for fiscal years beginning after December 15, 1998, and should be applied to internal-use computer software costs incurred in those fiscal years for all projects, including those projects in progress upon initial application of this SOP. Costs incurred prior to initial application of this SOP, whether or not capitalized, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. Management does not believe the implementation of SOP 98-1 will have a material effect on the Company's financial position or results of operations.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

2. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                        DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------
                                                         1998          1997       1996
                                                     -------------   --------   --------
Amounts billed.....................................    $ 90,369      $ 77,119   $ 88,577
Amounts to be invoiced.............................      40,557        22,409     13,548
Recoverable costs and profits......................      20,255         2,798      7,744
Other..............................................      13,315         4,089     10,722
Allowance for doubtful accounts....................      (2,814)       (1,185)    (6,787)
                                                       --------      --------   --------
                                                       $161,682      $105,230   $113,804
                                                       ========      ========   ========

     With regard to amounts billed, allowances for doubtful accounts are provided based on specific identification where less than full recovery of accounts receivable is expected. Amounts to be invoiced represent revenue contractually earned for services performed, which are invoiced to the customer in the following month. Recoverable costs and profits represent amounts previously recognized as revenue, that have not yet been billed, in accordance with the contract terms. In certain cases, the period of recovery may extend beyond one year. However, classification of these amounts within current assets has been made in accordance with common industry practice. At December 31, 1997, it is anticipated that $2,210 of the recoverable costs and profits will be billed in 1998 and $588 will be billed in 1999. At September 30, 1998, it is anticipated that $5,143 of the recoverable costs and profits will be billed in 1998, $14,875 will be billed in 1999, and $237 will be billed in 2000.

3. PROPERTY AND EQUIPMENT AND PURCHASED SOFTWARE

     Property and equipment and purchased software consist of the following:

                                                                        DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------
                                                         1998          1997       1996
                                                     -------------   --------   --------
Owned assets:
  Computer equipment...............................    $ 55,496      $ 68,188   $ 48,500
  Furniture and equipment..........................      23,897        24,193     15,760
  Leasehold improvements...........................      14,870        11,070      5,897
  Automobiles......................................         648           669         --
                                                       --------      --------   --------
                                                         94,911       104,120     70,157
     Less accumulated depreciation and
       amortization................................     (63,920)      (62,808)   (41,276)
                                                       --------      --------   --------
                                                         30,991        41,312     28,881
                                                       --------      --------   --------
Assets under capital leases:
  Computer equipment...............................       1,735         1,735      3,930
  Furniture and equipment..........................       1,582         1,582      1,581
                                                       --------      --------   --------
                                                          3,317         3,317      5,511
     Less accumulated depreciation and
       amortization................................      (3,020)       (2,909)    (5,057)
                                                       --------      --------   --------
                                                            297           408        454
                                                       --------      --------   --------
Property and equipment, net........................    $ 31,288      $ 41,720   $ 29,335
                                                       ========      ========   ========
Purchased software.................................    $ 31,890      $ 28,635   $ 21,322
     Less accumulated amortization.................     (23,204)      (19,652)   (14,909)
                                                       --------      --------   --------
Purchased software, net............................    $  8,686      $  8,983   $  6,413
                                                       ========      ========   ========

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

4. ACQUISITIONS

     During 1997, the Company acquired 100% of the equity interests or assets in four companies: Business Architects, LLP, ("BA"), based in Waltham, Massachusetts, a business process reengineering consulting company; Benton International, Inc. ("Benton"), a retail banking consulting firm located in New York, California and Florida; Syllogic B.V. ("Syllogic"), a company based in The Netherlands, specializing in the implementation, integration and control of information systems with expertise in data warehousing and data mining; and Stamos Associates, Inc. ("Stamos"), based in New York and California, a strategic management consulting company in the healthcare industry. Also, the Company acquired 70% of the equity interests in Icarus Consulting AG ("Icarus"), a company specializing in airline and related industry consulting.

     These five acquisitions were recorded under the purchase method of accounting; and accordingly, the results of operations of these companies for the periods from the date of the acquisition agreements to December 31, 1997 are included in the accompanying 1997 consolidated statement of operations. The dates of the 1997 acquisition agreements for BA, Benton, Icarus, Syllogic, and Stamos were January 15, February 14, March 21, May 27 and June 17, respectively. The purchase prices have been allocated to assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition.

     Under the terms and conditions of the various acquisition agreements executed in 1997, the Company paid a total of $18,587 for the equity interests acquired, $14,386 in cash, $2,701 in the form of 740,000 shares of the Company's Class A Common Stock, and $1,500 in the form of 1,100,000 options to purchase the Company's Class A Common Stock. The Company allocated $3,513 of the purchase price to the tangible net assets acquired and $15,074 to goodwill.

     During 1996, the Company acquired all of the equity interests in four companies: Rothwell International, Inc. ("Rothwell"), based in Houston, Texas, an object-oriented programming company; Doblin Group, Inc. ("Doblin"), a Chicago-based consulting company, engaging in strategic design planning and consulting for breakthrough products and services; CommSys Corporation ("CommSys"), located in Reston, Virginia, a developer of billing systems for telecommunication companies; and The Technical Resource Connection, Inc. ("TRC"), based in Tampa, Florida, specializing in object-oriented programming and software development.

     These four acquisitions were recorded under the purchase method of accounting; and accordingly, the results of operations of Rothwell, Doblin, CommSys, and TRC for the periods from the date of the acquisition agreements to December 31, 1997 are included in the accompanying 1996 and 1997 consolidated statements of operations. The dates of the 1996 acquisition agreements for Rothwell, Doblin, CommSys, and TRC were August 2, September 10, September 16 and October 25, respectively. The purchase prices have been allocated to assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. In addition, portions of the purchase price of CommSys and TRC were allocated to in-process product development that had not reached technological feasibility and had no probable alternative future uses, which the Company recorded at the date of acquisition.

     Under the terms and conditions of the various acquisition agreements executed in 1996, the Company paid a total of $16,214 for the equity interests acquired, $9,669 in cash, and $6,545 in the form of 2,920,744 shares of the Company's Class A Common Stock. The Company allocated $4,286 of the purchase price to the tangible net assets acquired, $3,948 to expensed in-process product development and $7,980 of goodwill.

     In July 1998, the Company sold its equity interest in Doblin Group, Inc. Under the terms and conditions of the divestiture agreement, the Company received $900 in cash, $1,182 in the form of 120,000 shares of the Company's Class A Common Stock, and a $59 note receivable. The impact of the sale was immaterial to the results of operations for the nine months ended September 30, 1998.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     The following table reflects unaudited pro forma combined results of operations of the Company and the 1997 and 1996 acquisitions on the basis that the acquisitions had taken place and the related product development expense was recorded at the beginning of the calendar year for each of the periods presented:

                                                                1997       1996
                                                              --------   --------
                                                                  (UNAUDITED)
Revenue.....................................................  $790,174   $665,035
Net income..................................................    11,065     16,548
Basic earnings per common share.............................      0.14       0.21
Diluted earnings per common share...........................      0.12       0.19

     In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of 1997 and 1996, respectively, or of future operations of the combined companies under the ownership and management of the Company.

     During September 1998, the Company determined that certain amounts recorded for goodwill primarily from the acquisition of Stamos Associates, Inc. ("Stamos") was impaired and no longer recoverable. The determination was made based on management's best estimates of the undiscounted future operating cash flows over the remaining useful life of the goodwill. From this analysis, an impairment loss was calculated as the difference between the carrying amount of the goodwill and the fair value of the asset, based on discounted estimated future cash flows. Goodwill impairments included in the accompanying statement of operations totaled $3,845 consisting of primarily a write-down of Stamos goodwill of $3,680. The Stamos goodwill impairment was due primarily to an expected decline in future cash flows resulting from the departure of certain key employees during the second and third quarters of 1998. The Company believes that the remaining Stamos goodwill balance of $338 is recoverable over the amortization period.

     At September 30, 1998 and December 31, 1997 and 1996, goodwill of $7,240, $16,596 and $7,293, net of $15,876, $6,309 and $686 in accumulated amortization, respectively, related solely to 1997 and 1996 business acquisitions.

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND MINORITY INTERESTS

     At December 31, 1997, investments in and advances to unconsolidated affiliates include two equity investments made in 1996. On January 5, 1996, the Company acquired 40% of the equity interest in Systor AG ("Systor"), a Swiss information services company, from UBS AG as part of a larger services agreement. The Company's investment in Systor at September 30, 1998 and at December 31, 1997 and 1996 was $8,626, $7,188 and $3,538, respectively.
Summarized financial data for Systor is as follows:

                                                                        DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------
                                                         1998          1997       1996
                                                     -------------   --------   --------
Current assets.....................................    $100,435      $ 99,976   $ 70,216
Noncurrent assets..................................      10,030        11,134     17,134
Current liabilities................................      89,078        95,149     79,797
Noncurrent liabilities.............................          --            --         --
Revenue............................................     111,975       142,307    126,260
Operating income...................................       9,775         8,116      3,901
Net income.........................................       6,256         9,118      1,942

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     On March 26, 1996, the Company entered into a joint venture with HCL Corporation Limited and HCL Europe Limited whereby the Company owns 50% of HCL Perot Systems NV ("HPS"), an information technology services company based in India. The Company contributed capital of $500 and $1,760 to HPS during 1997 and 1996, respectively, and is required to contribute additional capital up to a limit of $6,900, on a call basis. The Company's investment in HPS at September 30, 1998 and at December 31, 1997 and 1996 was $3,702, $1,742 and $524,
respectively.

     In June 1998, Systor declared a cash dividend. The Company received the 40% share, or $804, in August 1998. No dividends or distributions were received from investments in unconsolidated affiliates in 1997 or 1996. The amount of undistributed earnings from investments in unconsolidated affiliates recorded in retained earnings at September 30, 1998 and at December 31, 1997 and 1996 was $8,455, $5,060 and $924, respectively.

     In April 1996, the Company entered into an agreement to join a limited partnership venture capital fund, and committed to invest $10,000, representing a 2.75% interest in the fund. In 1997 and 1996, the Company made net capital contributions of $834, and $1,292, respectively. In January 1998, the Company sold its entire investment for $5,162 and recognized a gain of $2,986, and has no future commitments to the fund.

     In May 1996, the Company purchased 1,471,000 shares of a class of preferred stock in a software company for $2,500. The Company purchased an additional 400,000 shares of the preferred stock for $400 in June 1997. Due to certain anti-dilution provisions, the Company received additional shares bringing the total number of shares to 2,394,000, representing approximately an 8% equity interest at September 30, 1998. As part of the purchase agreement, the Company was subject to a call option, which, if exercised, would require the Company to purchase additional shares for a commitment of up to $1,000. During the third quarter of 1998, the Company's commitment terminated.

     In January 1997, the Company purchased 4,000 shares of 5% cumulative convertible preferred stock for $1,000, representing a 4.5% interest in a privately held company specializing in the electronic transmission, storage and retrieval of documents.

     In December 1997, the Company wrote both of these investments down by the entire book value of $3,900 due to a decline in value considered to be other than temporary.

     During the nine months ended September 30, 1998, the Company entered into a joint venture with the Bank of Ireland whereby the Company owns 49% of Perot Systems Information Resource (Ireland) Limited, a Dublin-based entity providing data center and other related services. The Company made a capital contribution of $344 to the joint venture in July 1998.

6. OTHER ASSETS

  Intellectual property rights

     In July 1997, the Company acquired certain assets of Nets, Inc., an internet development company in bankruptcy, for $8,755 in cash. Included in the asset purchase were $2,132 of property and equipment and $6,623 of intellectual property rights ("IP rights"). The Company recorded a write-off of $2,000 of the $6,623 in IP rights as purchased research and development costs. This amount represented an estimate of the fair market value of development cost related to software for which technological feasibility had not been established and for which there was no alternative future use. The completed IP rights were capitalized due to the expectation that the assets would be used in several contracts under negotiation.

     During the fourth quarter of 1997, the Company determined that it was not probable that the Company would generate future undiscounted cash flows sufficient to recover the recorded value of the IP rights. The

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

Company sold $1,000 of the intellectual property in October 1997, and charged $3,623 to direct cost of services to reflect the impairment of the remaining IP rights.

  Software license transfer rights

     In July 1996, the Company determined that certain software rights and assets placed in service in 1993 were impaired due to the market shift from mainframe systems to client/server and network based systems. In addition, the Company's business mix had gradually shifted from outsourcing to application development, systems integration, and consulting. As a result, the $7,552 of transfer rights and assets in service and the $3,396 of related accumulated amortization were written off resulting in a loss of $4,156 classified as direct cost of services.

7. LINE OF CREDIT

     Effective July 31, 1996, the Company established its bank line of credit, which allows borrowings up to $40,000 at either the adjusted Eurodollar rate plus 1%, or the bank's prime lending rate. There were no borrowings outstanding under the line at September 30, 1998 and December 31, 1997. This facility expired July 31, 1998 and was renewed pursuant to the same terms until January 31, 1999. The Company does not intend to renew the facility.

8. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                         DECEMBER 31,
                                                       SEPTEMBER 30,   -----------------
                                                           1998         1997      1996
                                                       -------------   -------   -------
Operating expenses...................................    $ 50,330      $33,160   $18,203
Taxes other than income, insurance, rents, licenses
  and maintenance....................................       6,465        3,433     3,519
Other contract-related...............................      50,229       39,447    31,621
                                                         --------      -------   -------
                                                         $107,024      $76,040   $53,343
                                                         ========      =======   =======

  Other contract-related

     Other contract-related accrued liabilities represent provisions to match contract-related expenses in the period in which revenues from those contracts are recognized. These include claims made by customers for services that require additional effort and costs by the Company to satisfy contractual requirements. The Company continually monitors contract performance in light of client expectations, the complexity of work, project plans, delivery schedules, and other relevant factors. Provisions for estimated losses, if any, are made in the period in which the loss first becomes probable and reasonably estimable. An expense of $10,200 was recorded in 1997 to recognize management's estimate of known future losses associated with the termination or completion of two long-term contracts. An expense of $13,485 was recorded during the nine months ended September 30, 1998 to address Year 2000 exposure for certain customer contracts.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

9. CAPITAL LEASE OBLIGATIONS AND LONG-TERM DEBT

     Capital lease obligations and long-term debt consist of the following:

                                                                         DECEMBER 31,
                                                       SEPTEMBER 30,   -----------------
                                                           1998         1997      1996
                                                       -------------   -------   -------
Computer equipment and furniture capital leases
  containing various payment terms through August
  2001 with implicit interest rates ranging from 7.9%
  to 17.40%..........................................     $ 1,404      $ 1,308   $ 1,777
Notes payable for software and software license
  transfer rights, financed at various rates from
  8.35% to 13.92%, payable in monthly installments
  through July 2001..................................         811        1,591     3,396
                                                          -------      -------   -------
                                                            2,215        2,899     5,173
Less current maturities..............................      (1,122)      (1,367)   (2,377)
                                                          -------      -------   -------
                                                          $ 1,093      $ 1,532   $ 2,796
                                                          =======      =======   =======

     Capital lease payments and long-term debt maturities are as follows:

                                                              CAPITAL LEASE   LONG-TERM
                                                               OBLIGATIONS      DEBT
                                                              -------------   ---------
Three months ending December 31, 1998.......................     $  290         $ 68
Years ending December 31,1999...............................        832          265
                              2000..........................        311          293
                              2001..........................         87          185
                                                                 ------         ----
Total minimum lease payment and long-term debt maturities...     $1,520         $811
                                                                                ====
Less amounts representing interest..........................       (116)
                                                                 ------
Present value of net minimum capital lease payments.........     $1,404
                                                                 ======

10. STOCKHOLDERS' EQUITY

  Preferred stock

     In July 1998, the Board of Directors of the Company approved an amendment to the Company's Certificate of Incorporation which created 5,000,000 shares of Preferred Stock, the rights, designations, and preferences of which may be designated from time to time by the Board of Directors.

     At December 31, 1995, the Company had 4,000,000 shares of $2.125 par value Series A Preferred Stock outstanding. In 1996 the Company exercised its right to redeem these shares for $8,500 cash, plus accrued dividends of $298. The authorized preferred stock was subsequently removed from the Company's charter in 1997.

  Common stock and convertible liquidation preference common stock

     In July 1998, the Board of Directors of the Company approved an amendment to the Company's Certificate of Incorporation which included an increase in authorized number of shares of Class A Common Stock to 200,000,000 from 100,000,000 shares. The amendment was approved by stockholders in August 1998. At September 30, 1998 there were 81,054,642 shares issued and 76,894,554 shares outstanding. At December 31, 1997 there were 81,049,638 shares issued and 76,455,414 shares outstanding and at December 31, 1996 there were 79,247,696 shares issued and outstanding. The Company is authorized to issue, under its existing stock plans, up to 42,000,000 shares of Class A Common Stock. At September 30, 1998 there were 36,043,154 shares outstanding. At December 31, 1997 there were 35,172,414 shares outstanding and at December 31, 1996 there were 35,164,696 shares outstanding.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     Class B shares consist of 24,000,000 authorized shares of $0.01 par value common stock, of which there are 934,320 shares issued and outstanding as of September 30, 1998. At December 31, 1997 there were 100,000 shares issued and outstanding and at December 31, 1996 there were no shares issued and outstanding. The Class B shares were authorized in conjunction with the provisions of the original UBS AG service agreements, which were signed in January 1996. Class B shares are non-voting and convertible, but otherwise are equivalent to the Class A shares.

     Under the terms and conditions of the UBS AG agreements, each Class B share shall be converted, at the option of the holder, on a share-for-share basis, into a fully paid and non-assessable Class A share, upon sale of the share to a third-party purchaser under one of the following circumstances: 1) in a widely dispersed offering of the Class A shares; 2) to a purchaser of Class A shares who prior to the sale holds a majority of the Company's stock; 3) to a purchaser that after the sale holds less than 2% of the Company's stock; 4) in a transaction that complies with Rule 144 under the Securities Act of 1933, as amended; or 5) any sale approved by the Federal Reserve Board of the United States.

     At December 31, 1995, the Company had 32,000,000 shares of $0.01 par value Convertible Liquidation Preference Common Stock. In 1996, at the initiation of the holder, and under the terms of the Company's Certificate of Incorporation, the 32,000,000 outstanding shares of Convertible Liquidation Preference Common Stock were converted on a one-for-one basis into fully paid and non-assessable Class A shares. The Convertible Liquidation Preference Common Stock was removed from the Company's charter in 1997.

  Restricted Stock Plan

     In 1988, the Company adopted a Restricted Stock Plan, which was amended in 1993, to attract and retain key employees, and to reward outstanding performance. Employees selected by management may elect to become participants in the plan by entering into an agreement that provides for vesting of the Class A shares over a five-to-ten year period and establishes a two-year holding period on one-half of the shares prior to the sale of vested common stock. Each participant has voting, dividend and distribution rights with respect to all shares of both vested and unvested common stock. Prior to the Class A shares becoming publicly traded, the Company retains the right of first refusal to buy the employees' vested shares at a formula price set forth in each agreement, based on fair value or book value. After the Class A shares become publicly traded, the right of first refusal no longer exists. The Company may repurchase unvested shares, and under certain circumstances, vested shares of participants whose employment with the Company terminates. The repurchase price under these provisions is determined by the underlying agreement, generally the employees' cost plus interest at 8%. Common stock issued under the Restricted Stock Plan has been purchased by the employees at varying prices, determined by the Board of Directors and estimated to be the fair value of the shares based upon an independent third-party appraisal. The Company has from time to time financed the issuance of shares under the Restricted Stock Plan by executing promissory notes with the employees, with repayment terms ranging from one to fifteen years. These notes bear interest at 8%, payable at least annually, and are with recourse. Principal and interest payments vary from monthly to 5 years, and the loans are collateralized by the shares financed by the notes. The balance of the outstanding notes is included as a reduction to stockholders' equity.

  1991 Stock Option Plan

     In 1991, the Company adopted the 1991 Stock Option Plan (the "1991 Plan"), which was amended in 1993 and 1998. Pursuant to the 1991 Plan, options to purchase the Company's Class A shares can be granted to eligible employees. The stock options are granted at a price not less than 100% of the fair value of the Company's Class A shares, as determined by the Board of Directors, based upon an independent third-party valuation. The stock options vest over a three to ten year period based on the provisions of each grant, and in some cases can be accelerated through attainment of financial performance criteria. For options issued before

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

July 1998, stock options require a two-year holding period for one half of the shares purchased once the options are exercised, and are usually exercisable from the vesting date until the eleventh anniversary from the date of grant, and unvested options are cancelled following the expiration of a certain period after the employee leaves the employment of the Company. Prior to the common stock becoming publicly traded, the Company has certain rights of first refusal to repurchase employees' shares obtained through exercise of the stock options at the employees' cost plus 8%. For options issued after April 1, 1997, the agreements provide that shares issued upon the exercise of the options may not be sold until six months following an initial public offering.

  Advisor Stock Option/Restricted Stock Incentive Plan

     In 1992, the Company adopted the Advisor Stock Option/Restricted Stock Incentive Plan (the "Advisor Plan"), which was modified in 1993, to enable non-employee directors and advisors to the Company and consultants under contract with the Company to acquire shares of the Company's Class A stock, at a price not less than 100% of the fair value of the Company's common stock, as determined by the Board of Directors, based upon an independent third-party valuation. The options and shares are subject to a vesting schedule and restrictions associated with their transfer. Under certain circumstances, the shares can be repurchased by the Company at cost plus 8% from the date of issuance.

     In 1996, the Board approved the 1996 Non-Employee Director Stock Option/Stock Incentive Plan and the 1996 Advisor and Consultant Stock Option/Stock Incentive Plan, which together replaced the Advisor Plan for subsequent grants of options. Provisions of the Advisor Plan will remain in effect for outstanding stock and options but no new issuances will be made pursuant to the plan.

  1996 Non-Employee Director Stock Option/Stock Incentive Plan

     In 1996, the Company adopted the 1996 Non-Employee Director Stock Option/Stock Incentive Plan (the "Director Plan"). The Director Plan provides for the issuance of up to 800,000 Class A shares or options to Board members who are not employees of the Company. Shares or options issued under the plan would be subject to five year vesting, with options expiring after an eleven year term. The purchase price for shares issued and exercise price for options issued is the fair value of the shares at the date of issuance. Other restrictions are established upon issuance. In 1997, 120,000 options were granted under the plan.

  1996 Advisor and Consultant Stock Option/Stock Incentive Plan

     In 1996, the Company adopted the 1996 Advisor and Consultant Stock Option/Stock Incentive Plan (the "Consultant Plan"). The Consultant Plan provides for the issuance of Class A shares or options to advisors or consultants who are not employees of the Company, subject to restrictions established at time of issuance. The option exercise price is the fair value of the shares on the date of grant. The purchase price for share issuances is determined by a committee appointed by the Board of Directors. The fair value of issuances under the plan is estimated at the time of issuance and amortized ratably over the vesting period as compensation expense. In 1997, 48,000 options were granted under the plan.

  Other stock and option activity

     During 1995, options for the purchase of 4,000,000 Class A shares, with an exercise price of $0.50 per share, were granted to an executive officer of the Company when the fair value of the stock was estimated to be $0.875 per share. This resulted in deferred compensation of $1,500, which was recorded as a reduction to stockholders' equity. These options were exercised in 1995, whereby the Company received cash of $600, and a promissory note for $1,400 in consideration for the shares, under the terms of the original grant.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     Prior to an underwritten public offering of its common stock, the Company retains the right of first refusal to buy back the vested shares for cash at a purchase price equal to fair value, and the unvested shares at the cost paid by the shareholder. After such an offering, the right of first refusal no longer exists. The Company had the right, under certain circumstances, to repurchase certain shares at cost if employment with the Company terminates.

     During the third quarter of 1997, the executive terminated his employment and the Company made a non-cash repurchase of 2,800,000 shares of common stock through a reduction of $1,830 in outstanding notes receivable. The unamortized balance of deferred compensation was reclassified to additional paid-in capital.

  UBS AG Agreement

     On April 24, 1997, the Company concluded the renegotiation of the terms of its strategic alliance with UBS AG, initially entered into in January 1996. The new terms were effective from January 1, 1997 and involve (i) a 10-year contract for the Company to provide information technology ("IT") services to UBS Warburg ("UBS Warburg EPI Agreement"), (ii) separate agreements to provide IT services to other UBS AG operating units and to permit the Company to use certain UBS AG assets, (iii) the sale to UBS AG of options to acquire shares of the Company's Class B stock, (iv) the sale to UBS AG of shares of the Company's Class B stock, and (v) the termination of all options to acquire shares of the Company's Class B stock granted under the terms and conditions of prior UBS AG agreements. The Company continues to hold a 40% stake in Systor. In the event of termination of the UBS Warburg EPI Agreement, a portion of the Company's interest in Systor would be returned to UBS AG, declining ratably over the 10-year period which began on January 1, 1997.

     The new terms of the UBS Warburg EPI Agreement require the Company to provide operational management for UBS investment banking division, Warburg Dillon Read, technology resources (including mainframes, desktops, and voice and data networks), excluding hardware and proprietary software applications development. The Company is to be reimbursed for all costs, excluding corporate overhead, related to services provided under the UBS Warburg EPI Agreement. In addition, the Company will receive a management fee, subject to bonuses and penalties, depending upon the achievement of certain defined performance criteria.

     Under the terms and conditions of the new agreement, the Company sold to UBS AG options to purchase 7,234,320 shares of the Company's Class B stock at a non-refundable cash purchase price of $1.125 per option. These Class B shares are subject to certain transferability and holding-period restrictions, which lapse over a defined vesting period. These options are exercisable immediately and for a period of 5 years after the date that such shares become vested, at an exercise price of $3.65 per share. In addition, the Company sold to UBS AG 100,000 shares of the Company's Class B stock, subject to the same transferability and holding-period restrictions, at a purchase price of $3.65 per share. These options and shares were sold in connection with the execution and delivery of the 10-year UBS Warburg EPI Agreement. Both the 100,000 shares of Class B stock and the 7,234,320 shares of Class B stock subject to options vest at a rate, in the aggregate, of 63,906 shares per month for the first five years of the agreement, and at a rate of 58,334 shares per month thereafter. In the event of termination of the UBS Warburg EPI Agreement, options to acquire unvested shares would be forfeited, and the Company would have the right to buy back any previously acquired unvested shares for the original purchase price of $3.65 per share. UBS AG exercised 834,320 options in the third quarter of 1998.

     The Company also agreed to issue and sell to UBS AG additional shares and/or options to purchase Class B shares, subject to the same transferability and holding-period restrictions, up to a maximum of 7,000,000 shares, in such combination of options and shares that UBS AG deems appropriate, provided the Company and UBS AG, on or prior to December 31, 1998, enter into a second IT services agreement, having

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

a term of 10 years, and being of a size and scope similar to that of the UBS Warburg EPI Agreement. The purchase price and exercise price for these options, as well as the purchase price for these shares will be the defined fair value as of the date of grant. These shares will vest ratably over 10 years commencing on the date of execution of the new agreement. In the event of termination, options to acquire unvested shares would be forfeited, and the Company would be required to buy back any previously acquired unvested shares for the original purchase price.

     Pursuant to the Bank Holding Company Act of 1956 and subsequent regulations and interpretations by the Federal Reserve Board (the "regulations"), UBS AG's holdings in terms of shares of the Company's Class B common stock may not exceed 10% of the total of all classes of the Company's common stock. Similarly, the total consideration paid by UBS AG for the purchase of shares plus the purchase and exercise of options may not exceed 10% of the Company's consolidated stockholders' equity as determined in accordance with generally accepted accounting principles. If, however, on certain specified anniversaries of the execution date of the new agreement, beginning in 2004, the number of Class B shares, for which UBS AG's options are exercisable, is limited due to an insufficient number of shares outstanding, UBS AG has the right to initiate procedures to eliminate such deficiency. These procedures may involve (i) issuance of additional Class A shares by the Company, (ii) a formal request to the Federal Reserve Board from UBS AG for authorization to exceed the 10% limit on ownership, or (iii) the purchase of Class B shares by the Company from UBS AG at a defined fair value. In addition, the exercise period for options to purchase vested shares would be increased beyond the normal 5 years to account for any time during such exercise period in which UBS AG is unable to exercise its options as a result of the regulations.

  Deferred Compensation

     The Company recorded $4,027 of deferred compensation expense for options granted during the nine months ended September 30, 1998 representing the difference between the option exercise price and the fair value of the underlying common stock. The Company recognized $271 of compensation expense during the nine months ended September 30, 1998 and will amortize the remaining deferred compensation ratably over the respective vesting periods of the option grants. Prior to any option forfeitures resulting from employee attrition, the estimated amount of deferred compensation to be recognized during 1998 is $372 and approximately $407 for each year through 2008.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     Activity in Liquidation Preference Common and Class A Common Stock:

                                                                                                               Weighted
                                                                                   Liquidation                 Average
                       Restricted Plan   Advisor Plan   Option Plan     Other      Preference    Share Total    Price
                       ---------------   ------------   -----------   ----------   -----------   -----------   --------
Beginning shares.....    17,703,840         808,000        123,840    10,561,552    32,000,000   61,197,232      0.35
Issuance.............     2,475,322         120,000             --       290,294            --    2,885,616      0.61
Options exercised....            --              --         37,080     4,000,000            --    4,037,080      0.50
Repurchased..........      (306,000)             --             --            --            --     (306,000)     0.35
                         ----------       ---------      ---------    ----------   -----------   ----------
December 31, 1995....    19,873,162         928,000        160,920    14,851,846    32,000,000   67,813,928      0.37
Issuance.............     7,798,688          30,734            412       376,158            --    8,205,992      1.46
Options exercised....            --              --      3,636,436            --            --    3,636,436      0.42
Conversion...........            --              --             --    32,000,000   (32,000,000)          --      0.01
Repurchased..........      (408,660)             --             --            --            --     (408,660)     0.77
                         ----------       ---------      ---------    ----------   -----------   ----------
December 31, 1996....    27,263,190         958,734      3,797,768    47,228,004            --   79,247,696      0.51
Issuance.............     1,662,204             200             --       314,538            --    1,976,942      2.71
Options exercised....            --         240,000      1,069,040            --            --    1,309,040      0.51
Repurchased..........    (3,277,976)             --             --    (2,800,288)           --   (6,078,264)     0.79
                         ----------       ---------      ---------    ----------   -----------   ----------
December 31, 1997....    25,647,418       1,198,934      4,866,808    44,742,254            --   76,455,414      0.65
Issuance.............        40,652              --         40,000         4,352            --       85,004      3.52
Options exercised....            --          87,000      1,960,338            --            --    2,047,338      0.90
Repurchased..........    (1,607,906)             --         (5,036)      (80,260)           --   (1,693,202)     1.13
                         ----------       ---------      ---------    ----------   -----------   ----------
September 30, 1998...    24,080,164       1,285,934      6,862,110    44,666,346            --   76,894,554      0.88
                         ==========       =========      =========    ==========   ===========   ==========

     Activity in Options for Class A Common Stock:

                                                                                         WEIGHTED
                                                                                         AVERAGE
                                                    ADVISOR      OTHER                   EXERCISE
                                       1991 PLAN      PLAN      OPTIONS       TOTAL       PRICE
                                       ----------   --------   ----------   ----------   --------
1995 Outstanding at beginning of
  year...............................  13,351,984    320,000      622,576   14,294,560     0.43
Granted..............................   4,510,000         --    4,000,000    8,510,000     0.57
Exercised............................     (34,360)        --   (4,002,720)  (4,037,080)    0.50
Forfeited............................          --         --           --           --       --
                                       ----------   --------   ----------   ----------
Outstanding at December 31, 1995.....  17,827,624    320,000      619,856   18,767,480     0.48
                                       ==========   ========   ==========   ==========
Exercisable at December 31, 1995.....   3,716,332    410,428      192,000    4,318,760     0.39

1996 Outstanding at beginning of
  year...............................  17,827,624    320,000      619,856   18,767,480     0.48
Granted..............................  13,696,480    130,000           --   13,826,480     1.37
Exercised............................  (3,553,252)        --      (83,184)  (3,636,436)    0.42
Forfeited............................     (82,784)        --       (1,024)     (83,808)    1.15
                                       ----------   --------   ----------   ----------
Outstanding at December 31, 1996.....  27,888,068    450,000      535,648   28,873,716     0.91
                                       ==========   ========   ==========   ==========
Exercisable at December 31, 1996.....   2,779,092    304,000      378,968    3,462,060     0.42

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

                                                                                         WEIGHTED
                                                                                         AVERAGE
                                                    ADVISOR      OTHER                   EXERCISE
                                       1991 PLAN      PLAN      OPTIONS       TOTAL       PRICE
                                       ----------   --------   ----------   ----------   --------
1997 Outstanding at beginning of
  year...............................  27,888,068    450,000      535,648   28,873,716     0.91
Granted..............................  13,782,704    168,000           --   13,950,704     2.70
Exercised............................    (971,360)  (240,000)     (97,680)  (1,309,040)    0.51
Forfeited............................  (5,716,578)        --      (14,368)  (5,730,946)    1.55
                                       ----------   --------   ----------   ----------
Outstanding at December 31, 1997.....  34,982,834    378,000      423,600   35,784,434     1.52
                                       ==========   ========   ==========   ==========
Exercisable at December 31, 1997.....   4,621,650     89,000      280,384    4,991,034     0.66
1998 Outstanding at beginning of
  year...............................  34,982,834    378,000      423,600   35,784,434     1.52
Granted..............................   1,954,820     30,000           --    1,984,820     3.32
Exercised............................  (1,904,578)   (87,000)     (55,760)  (2,047,338)    0.90
Forfeited............................  (5,475,082)   (62,400)     (18,080)  (5,555,562)    1.79
                                       ----------   --------   ----------   ----------
Outstanding at September 30, 1998....  29,557,994    258,600      349,760   30,166,354     1.62
                                       ==========   ========   ==========   ==========
Exercisable at September 30, 1998....   5,912,338     44,200      219,024    6,175,562     1.08

     The following table summarizes information about options for Class A common shares outstanding at September 30, 1998:

                         WEIGHTED-AVERAGE
EXERCISE     NUMBER         REMAINING         NUMBER
 PRICE     OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
--------   -----------   ----------------   -----------
 $0.250       600,060          3.48            385,640
 $0.375     2,021,030          5.01          1,277,190
 $0.500     6,806,560          6.37          1,718,640
 $0.875       983,184          5.21            127,816
 $1.250     6,179,772          8.74          1,126,444
 $1.875     6,443,566          8.31          1,007,840
 $2.000       130,000          9.29                 --
 $3.375     7,002,182          8.43            531,992
           ----------                        ---------
           30,166,354          7.58          6,175,562
           ==========                        =========
 Weighted average exercise price of
 exercisable options.....................    $    1.08

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     As previously noted, the Company has continued to account for its stock option activity under APB 25. Had the Company elected to adopt SFAS 123, the pro forma impact on net income and earnings per share would have been as follows:

                                              NINE MONTHS
                                                 ENDED         YEAR ENDED DECEMBER 31,
                                             SEPTEMBER 30,   ---------------------------
                                                 1998         1997      1996      1995
                                             -------------   -------   -------   -------
Net income
  As reported..............................     $28,195      $11,217   $20,499   $10,813
  Pro forma................................     $27,648      $10,655   $20,276   $10,771
Basic earnings per common share
  As reported..............................     $  0.37      $  0.14   $  0.27   $  0.17
  Pro forma................................     $  0.36      $  0.14   $  0.27   $  0.17
Diluted earnings per common share
  As reported..............................     $  0.29      $  0.12   $  0.24   $  0.16
  Pro forma................................     $  0.29      $  0.11   $  0.24   $  0.16

     All options granted by the Company in 1997, 1996 and 1995 were granted at the estimated per share fair market value in effect on the grant date. For the nine months ended, September 30, 1998, certain options were granted at less than fair market value. For all years, the options vest ratably over the vesting period, and expire one year after the final vesting date. The fair value of each option grant was estimated on the grant date using the Minimum Value Stock option-pricing model. The weighted-average risk free interest rates were 5.52% for the nine months ended September 30, 1998 and 6.28% and 6.8% for the years ended December 31, 1997 and 1996, respectively. Volatility was zero and the expected life of each grant was equal to the midpoint of the vesting period, plus one-year, for all periods presented. For example, an option vesting ratably over ten years has an expected life of 6 years. The weighted-average grant-date fair value of options granted in 1997, 1996, and 1995 was $245, $1,014, and $96, respectively. For options granted in 1998, the weighted-average grant-date fair value of options that were granted at fair market value and less than fair market value was $129 and $310, respectively. The total compensation cost recognized in income at September 30, 1998 was $270 and zero for years 1997 through 1995. The Company expects that the impact of future option grants will increase overall pro forma compensation expense, thereby reducing pro forma net income reported in future periods.

     On August 5, 1998, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's Class A Common Stock.

     In July 1998, the Board of Directors adopted an employee stock purchase plan (the "ESPP"), which provides for the issuance of a maximum of 20,000,000 shares of Class A Common Stock. The ESPP will become effective immediately following the proposed initial public offering of the Company's Class A Common Stock. Eligible employees may have up to 10% of their earnings withheld, to be used to purchase shares of the Company's Common Stock on specified dates determined by the Board of Directors. The price of the Common Stock purchased under the ESPP will be equal to 85% of the fair value of the stock on the exercise date for the offering period.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

11. INCOME TAXES

     Income before taxes was as follows:

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                       -----------------   ---------------------------
                                        1998      1997      1997      1996      1995
                                       -------   -------   -------   -------   -------
Domestic.............................  $29,573   $ 8,956   $(4,054)  $10,151   $12,518
Foreign..............................   22,312    14,711    23,562    30,000     7,732
                                       -------   -------   -------   -------   -------
                                       $51,885   $23,667   $19,508   $40,151   $20,250
                                       =======   =======   =======   =======   =======

     The provision for income taxes charged to operations was as follows:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                    ------------------   -----------------------------
                                      1998      1997       1997       1996      1995
                                    --------   -------   --------   --------   -------
Current:
  U.S. Federal....................  $ 19,246   $ 3,025   $  9,159   $ 21,794   $ 4,444
  State and local.................     3,299       392      1,383      3,583       766
  Foreign.........................    11,444     2,365      8,172     10,319     7,825
                                    --------   -------   --------   --------   -------
          Total current...........    33,989     5,782     18,714     35,696    13,035
                                    --------   -------   --------   --------   -------
Deferred:
  U.S. Federal....................    (5,689)    3,550     (8,902)   (14,400)       (4)
  State and local.................      (975)      726     (1,392)    (2,242)       32
  Foreign.........................    (3,635)       --       (129)       598    (3,626)
                                    --------   -------   --------   --------   -------
          Total deferred..........   (10,299)    4,276    (10,423)   (16,044)   (3,598)
                                    --------   -------   --------   --------   -------
          Total provision for
            income taxes..........  $ 23,690   $10,058   $  8,291   $ 19,652   $ 9,437
                                    ========   =======   ========   ========   =======

     Deferred tax liabilities (assets) are comprised of the following:

                                                                        DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------
                                                         1998          1997       1996
                                                     -------------   --------   --------
Deferred compensation..............................    $    431      $    431   $    536
Conversion of acquired entity from cash basis to
  accrual basis of accounting......................         748         1,171        989
Other..............................................       1,945           664        493
                                                       --------      --------   --------
Gross deferred tax liabilities.....................       3,124         2,266      2,018
                                                       --------      --------   --------
Property, plant and equipment......................     (13,884)      (11,050)    (5,557)
Accrued liabilities................................     (35,042)      (22,958)   (21,233)
Equity investments.................................         (57)         (817)      (517)
Intangibles........................................      (1,415)       (1,134)      (171)
Deferred revenue...................................        (610)       (1,538)    (4,877)
Other..............................................          --            --       (129)
                                                       --------      --------   --------
Gross deferred tax assets..........................     (51,008)      (37,497)   (32,484)
                                                       --------      --------   --------
          Net deferred tax asset...................    $(47,884)     $(35,231)  $(30,466)
                                                       ========      ========   ========

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     A valuation allowance has not been established for the net deferred tax asset as of September 30, 1998, December 31, 1997 or 1996, due to a significant contract backlog and the availability of loss carrybacks.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before taxes, as a result of the following differences in dollars and percentages as follows:

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,      YEAR ENDED DECEMBER 31
                                                 -----------------   -------------------------
                                                  1998      1997      1997     1996      1995
                                                 -------   -------   ------   -------   ------
Statutory U.S. tax rates.......................  $18,160   $ 8,285   $6,828   $14,053   $7,087
Non-deductible items...........................      382       536      528     3,017    1,829
State and local taxes..........................    1,774       537     (215)      609      751
Nondeductible amortization and write-off of
  intangible assets............................    3,554     1,052    1,765     1,900       --
U.S. rates in excess of foreign rates and
  other........................................     (180)     (352)    (615)       73     (230)
                                                 -------   -------   ------   -------   ------
Total provision for income taxes...............  $23,690   $10,058   $8,291   $19,652   $9,437
                                                 =======   =======   ======   =======   ======

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,       YEAR ENDED DECEMBER 31
                                                   ---------------     -------------------------
                                                   1998      1997      1997      1996      1995
                                                   -----     -----     -----     -----     -----
Statutory U.S. tax rates.........................   35.0%     35.0%     35.0%     35.0%     35.0%
Non-deductible items.............................     .7       2.3       2.7       7.5       9.0
State and local taxes............................    3.4       2.3      (1.1)      1.5       3.7
Nondeductible amortization and write-off of
  intangible assets..............................    6.9       4.4       9.0       4.7        --
U.S. rates in excess of foreign rates and
  other..........................................   (0.3)     (1.5)     (3.1)       .2      (1.1)
                                                   -----     -----     -----     -----     -----
Total provision for income taxes.................   45.7%     42.5%     42.5%     48.9%     46.6%
                                                   =====     =====     =====     =====     =====

12. CERTAIN GEOGRAPHIC DATA AND SEGMENT INFORMATION

     Services are provided through the parent company in the United States, and through a worldwide network of subsidiaries located in the United Kingdom, Germany, France, Switzerland, the Netherlands, Singapore, Hong Kong and Japan. Financial information by geographic region is as follows:

                                          NINE MONTHS
                                             ENDED            YEAR ENDED DECEMBER 31,
                                         SEPTEMBER 30,   ----------------------------------
                                             1998          1997         1996         1995
                                         -------------   --------   ------------   --------
United States:
  Total revenue........................    $468,030      $519,122     $400,211     $238,783
  Operating income.....................      20,999        (5,507)      10,780       12,802
  Identifiable assets..................     247,380       171,503      130,766       90,632
Europe and Asia:
  Total revenue........................     256,155       262,499      199,227      103,523
  Operating income.....................      21,144        23,100       30,521        8,060
  Identifiable assets..................     143,155        95,600      101,481       39,841
Consolidated:
  Total revenue........................     724,185       781,621      599,438      342,306
  Operating income.....................      42,143        17,593       41,301       20,862
  Identifiable assets..................     390,535       267,103      232,247      130,473

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     Greater than 10% of the Company's revenue was earned from two clients for the nine months ended September 30, 1998, two clients for the year ended December 31, 1997, one client for the year ended December 31, 1996, and two clients for the year ended December 31, 1995. Revenue from these clients comprised 25% and 12% of total revenue for the nine months ended September 30, 1998, 27% and 10% of total revenue in 1997, 28% of total revenue in 1996, and 12% and 10% of total revenue in 1995.

13. COMMITMENTS AND CONTINGENCIES

  Operating leases and maintenance agreements

     The Company has commitments related to data processing facilities, office space and computer equipment under non-cancelable operating leases and fixed maintenance agreements for periods ranging from one to ten years. Future minimum commitments under these agreements as of September 30, 1998 are as follows:

                                                               LEASE AND MAINTENANCE
                                                                    COMMITMENTS
                                                               ---------------------
Three months ending December 31, 1998.......................          $ 6,861
Years ending December 31, 1999..............................           26,438
                              2000..........................           22,266
                              2001..........................           16,542
                              2002 and thereafter...........           15,575
                                                                      -------
          Total.............................................          $87,682
                                                                      =======

     The Company is obligated under certain operating leases for its pro rata share of the lessors' operating expenses. Rent expense was $18,897 and $12,604 for the nine months ended September 30, 1998 and 1997, and $17,958, $18,212, and $23,731 for the years ended December 31, 1997, 1996 and 1995, respectively. Additionally, in 1997, the Company established a loss accrual of $3,125 in connection with the planned abandonment of certain leased properties. During the nine months ended September 30, 1998, the Company revised its estimate of that loss accrual to $5,120.

  Letter of credit

     The Company had a $1,000 irrevocable letter of credit as of September 30, 1998. The letter of credit was issued in conjunction with the provisions of a certain contract. The fair value of the letter of credit was estimated to be equal to the face value based on the nature of the fee arrangements with the issuing bank. This letter of credit expires in December 1998 and will not be renewed.

  Financial instruments with off-balance sheet risk

    Interest rate swap

     In December 1993, the Company entered into an agreement with a client to reduce future monthly billings in exchange for a non-refundable payment for work performed involving the development and installation of a major new system. Under the terms of this agreement, the Company was required to make an interest-sensitive payment to the client if a defined variable interest rate ("Rate") exceeded 8.5% based upon a declining notional amount ($48,756 and $67,716 as of December 31, 1997 and 1996, respectively) over the term of the contract. If the Rate was less than 8.5%, the client was required to pay the Company for the difference in the interest rates based upon the same declining notional amount.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     In January 1994, the Company entered into an interest rate swap agreement with a bank to eliminate its exposure to the interest sensitive payment. Under the terms of the swap agreement, the Company was required to pay a fixed interest rate of 7.32% to a bank in exchange for being paid the Rate.

     The differences to be paid or received on the interest sensitive payment and swap were included as an adjustment to direct cost of services. The Company recorded a reduction to direct cost of services of $643 and $852 for the years ended December 31, 1997 and 1996, respectively. Based on anticipated cash flows, discounted at the U.S. prime lending rate of 8.5%, the fair value of these instruments was estimated to be a $1,102 benefit as of December 31, 1997. The Company's remaining risk associated with these transactions was risk of default by the client or the bank, which the Company believed to be remote.

     In April 1998, the Company paid a fee of $536 to terminate the above interest rate swap agreement.

    Foreign currency exchange forward contracts

     At September 30, 1998, the Company had one British pound to U.S. dollar forward contract in the amount of $10,033. This contract will expire on October 30, 1998. As of December 31, 1997, the Company had two British pound to U.S. dollar forward contracts totaling $10,177 and $6,684 which matured in February 1998 and January 1998, respectively. A third forward contract of Swiss franc to U.S. dollar totaling $8,108 matured in January 1998.

     The estimated fair value of the Company's forward exchange contracts using bank or market quotes and the month end foreign exchange rates was a net liability of $7 as of September 30, 1998, and a net liability of $18 as of December 31, 1997. The Company's remaining risk associated with this transaction is the risk of default by the bank, which the Company believes to be remote.

  Contracts

     In the normal course of business, the Company provides services to its clients which may require the Company to comply with certain performance criteria. The Company believes that the ultimate liability, if any, incurred under these contracts will not have a material adverse effect on the Company's consolidated results of operations or financial position.

  Contingent put rights

     Under the terms of various stock agreements, a total of 2,846,752 and 2,926,752 shares of Class A Common Stock are subject to contingent put rights at September 30, 1998 and December 31, 1997, respectively. For 1,200,000 and 646,752 of these shares, the holders may require the Company to repurchase the shares at fair value in the event the Company's Class A Common Stock is not publicly traded by the years 2010 and 2000, respectively. For 1,000,000 of these shares at September 30, 1998 and 1,080,000 at December 31, 1997, the holders may require the Company to repurchase the shares at the original cost plus 8% interest, accrued from the date of purchase, in the event the holders' employment or directorship terminates.

  Litigation

     There are various claims and pending actions against the Company arising in the ordinary course of the conduct of its business. The Company believes that these claims and actions will have no material adverse effect on the Company's financial condition, results of operations or cash flow.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

  License Agreement

     In 1988, the Company entered into a license agreement with the Perot Systems Family Corporation and Ross Perot that allowed the Company to use the name "Perot" and "Perot Systems" in its business on a royalty-free basis. Mr. Perot and the Perot Systems Family Corporation may terminate this agreement at any time and for any reason. Beginning one year following such a termination, the Company would not be allowed to use the "Perot" name in its business. Mr. Perot's or the Perot Systems Family Corporation's termination of the Company's license agreement could materially and adversely affect the Company's business, financial condition and results of operations.

14. RETIREMENT PLAN AND OTHER EMPLOYEE TRUSTS

     During 1989, the Company established the Perot Systems 401(k) Retirement Plan, a qualified defined contribution retirement plan. The plan year is January 1 to December 31 and allows eligible employees to contribute between 1% and 15% of their annual compensation, including overtime pay, bonuses and commissions. The plan was amended effective January 1, 1996 to change the Company's contribution from 2% of the participants' defined annual compensation, to a formula matching employees' contributions at a two-thirds rate, up to a maximum Company contribution of 4%. The Company's cash contribution for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 amounted to $5,967; $6,162; $7,388; $4,785 and $1,919, respectively.
The Company's contribution of common stock for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 totaled 0; 247,590; 257,590; 12,650 and 198,972 shares, respectively, which were allocated to participants' plan accounts using a formula based on compensation. Compensation expense of $0, $607, $631, $14, and $224, respectively, was recorded as a result of these share contributions.

     In 1992 the Company established a European trust, for the benefit of non-U.S. based employees, to which 23,852 shares were contributed in 1995. Compensation expense of $26 was recorded in 1995 as a result of this grant.

     In 1996, the Company contributed 324,286 shares to certain trusts established for the benefit of employees transitioning to the Company pursuant to certain contracts. Compensation expense of $405 was recorded in 1996 related to these grants.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

15. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             DECEMBER 31,
                                                      SEPTEMBER 30,   --------------------------
                                                          1998         1997      1996      1995
                                                      -------------   -------   -------   ------
Cash paid during the year for:
  Interest..........................................     $   184      $ 1,283   $ 1,877   $  671
                                                         =======      =======   =======   ======
  Income taxes......................................     $18,700      $23,325   $28,032   $7,031
                                                         =======      =======   =======   ======
Non-cash investing and financing activities:
Issuance of common stock for acquisition of
  businesses........................................     $    --      $ 2,701   $ 6,545   $   --
                                                         =======      =======   =======   ======
Issuance of stock options for acquisition of
  business..........................................     $    --      $ 1,500   $    --   $   --
                                                         =======      =======   =======   ======
Liabilities assumed in acquisition of businesses....     $    --      $ 7,693   $ 4,150   $   --
                                                         =======      =======   =======   ======
Repurchase of shares issued under Restricted Stock
  Plan in exchange for reductions in notes
  receivable from stockholders......................     $ 1,076      $ 2,603   $   225   $   --
                                                         =======      =======   =======   ======
Purchase of shares financed by notes receivable from
  stockholders......................................     $    --      $ 1,427   $ 3,065   $  901
                                                         =======      =======   =======   ======
Deferred compensation, net of amortization..........     $ 3,756      $    --   $    --   $1,456
                                                         =======      =======   =======   ======
Reclassification of deferred compensation to
  paid-in-capital...................................     $    --      $ 1,050   $    --   $   --
                                                         =======      =======   =======   ======
Contract rights issued (cancelled) at inception and
  renegotiation of UBS AG Agreement.................     $    --      $(4,146)  $ 4,544   $   --
                                                         =======      =======   =======   ======
Stock options issued for investments in and advances
  to unconsolidated affiliates......................     $    --      $    --   $   706   $   --
                                                         =======      =======   =======   ======
Transfer of assets upon assignment of lease
  obligation........................................     $    --      $    --   $    --   $1,008
                                                         =======      =======   =======   ======

16. RELATED PARTY TRANSACTIONS

     During 1996, 1997 and 1998 certain officers financed the purchase of Class A Common Stock with a bank. All of these loans bear interest at rates between 8.75% and 9.75% and are due at various dates through September 15, 2000. The Company had agreed that it would, at the request of NationsBank, purchase such loans from NationsBank for an amount equal to principal plus accrued and unpaid interest if the Company has not had an initial public offering that results in the shares of Class A Common Stock being publicly traded before the maturity of the notes. As of September 30, 1998 and December 31, 1997, approximately $1,768 and $1,546, respectively, of principal remain outstanding under these loans.

     In March 1996, the Company loaned $615 to an executive. The note bears interest at a rate of 5.98% per annum and is payable at the fifteenth anniversary of the date of the note or at an earlier date if the Company's common stock is publicly traded. In April 1997, the Company loaned an additional $2,397 to this executive. For these additional loans, up to $1,169 is collateralized by the Company's Class A shares held by this executive and $1,000 is collateralized by a mortgage on the executive's residence. These additional loans will bear interest at the greater of 7.25% or the applicable federal rate. As of September 30, 1998 and December 31, 1997, the principal balance remaining on these notes was $2,169. In July 1997, the Company repurchased 2,800,000 shares of common stock from this executive, following his resignation, through a reduction of $1,830 in outstanding notes receivable.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     In August 1996, an officer of the Company obtained funding in the amount of $350 from a bank. The Company entered into a third party agreement with this bank under which, if the Company's Class A shares are not publicly traded prior to the maturity date of the loan, the Company will purchase the loan at the bank's option. The maturity date of this loan is February 26, 2000.

     In 1996, the Company entered into an agreement with Perot Investments, Inc. ("PII") pursuant to which the Company licensed certain software from PII. The Company sublicensed such software to The Witan Company, L.P. ("Witan"). Witan paid a license fee of $1,000 directly to PII in connection with the license. The Company had a separate contract with Witan to perform development work on the licensed software. The contract was terminated in 1997. PII is an affiliate of a stockholder of the Company.

     In January and February 1997, the Company loaned $450 to an executive at the rate of 8%. The notes were collateralized by the executive's Class A common shares. Prior to year end, the notes and the related shares were canceled.

     In August 1997, the Company loaned $250 to an executive at the rate of 8%. This note is collateralized by the executive's Class A shares and is payable in August 2000.

     In September 1997, the Company loaned $197 to an executive at the rate of 8%. This note is collateralized by the executive's Class A shares and is payable in September 2000.

     A former officer of the Company has three outstanding loans totaling $349 with the Company. These loans are secured by the Company's Class A shares held by the executive and are due by December 31, 1999.

     In November 1997, Ross Perot became chief executive officer of the Company and has been serving the Company without cash or non-cash compensation. For the nine months ended September 30, 1998, the Company has recorded a compensation expense of $585 with an offset to additional paid-in capital.

17. EARNINGS PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," effective for fiscal years ending after December 15, 1997. SFAS 128 replaces the presentation of primary earnings per common share with basic earnings per common share, with the principal difference being that common stock equivalents are not considered in computing basic earnings per share. The following chart is a reconciliation of the numerators and the denominators of the basic and diluted per-share computations.

                                                                                 PER SHARE
                                                              INCOME    SHARES    AMOUNT
                                                              -------   ------   ---------
FOR THE YEAR ENDED 1995
Net income..................................................  $10,813
Less preferred stock dividend...............................     (595)
                                                              -------
BASIC EARNINGS PER COMMON SHARE
Net income attributed to common shareholders................   10,218   62,302     $0.17
                                                                                   =====
Dilutive options............................................             4,430
                                                              -------   ------
DILUTED EARNINGS PER COMMON SHARE
Net income attributed to common shareholders
  Plus assumed conversions..................................  $10,218   66,732     $0.16
                                                              =======   ======     =====

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

                                                                                 PER SHARE
                                                              INCOME    SHARES    AMOUNT
                                                              -------   ------   ---------
FOR THE YEAR ENDED 1996
Net income..................................................  $20,499
Less preferred stock dividend...............................     (447)
                                                              -------
BASIC EARNINGS PER COMMON SHARE
Net income attributed to common shareholders................   20,052   74,110     $0.27
                                                                                   =====
Dilutive options............................................            10,232
                                                              -------   ------
DILUTED EARNINGS PER COMMON SHARE
Net income attributed to common shareholders
  Plus assumed conversions..................................  $20,052   84,342     $0.24
                                                              =======   ======     =====
FOR THE YEAR ENDED 1997
Net income..................................................  $11,217
Less preferred stock dividend...............................       --
                                                              -------
BASIC EARNINGS PER COMMON SHARE
Net income attributed to common shareholders................   11,217   78,336     $0.14
                                                                                   =====
Dilutive options............................................            16,856
                                                                        ------
DILUTED EARNINGS PER COMMON SHARE
Net income attributed to common shareholders
  Plus assumed conversions..................................  $11,217   95,192     $0.12
                                                              =======   ======     =====
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
Net income..................................................  $13,609
Less preferred stock dividend...............................       --
                                                              -------
BASIC EARNINGS PER COMMON SHARE
Net income attributed to common shareholders................  $13,609   78,920     $0.17
                                                                                   =====
Dilutive options............................................            17,640
                                                              -------   ------
DILUTED EARNINGS PER COMMON SHARE
Net income attributed to common shareholders Plus assumed
  conversions...............................................  $13,609   96,560     $0.14
                                                              =======   ======     =====
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
Net income..................................................  $28,195
Less preferred stock dividend...............................       --
                                                              -------
BASIC EARNINGS PER COMMON SHARE
Net income attributed to common shareholders................  $28,195   76,674     $0.37
                                                                                   =====
Dilutive options............................................            20,236
                                                              -------   ------
DILUTED EARNINGS PER COMMON SHARE
Net income attributed to common shareholders
  Plus assumed conversions..................................  $28,195   96,910     $0.29
                                                              =======   ======     =====

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     The effect of this accounting change on previously reported earnings per share data was as follows:

                                                          NINE MONTHS      YEARS ENDED
                                                             ENDED         DECEMBER 31,
                                                         SEPTEMBER 30,    --------------
                                                             1997         1996     1995
                                                         -------------    -----    -----
PER SHARE AMOUNTS
Primary EPS as reported................................      $0.13        $0.20    $0.15
Effect of SFAS No. 128.................................       0.04         0.07     0.02
                                                             -----        -----    -----
Basic EPS as restated..................................      $0.17        $0.27    $0.17
                                                             =====        =====    =====
Fully diluted EPS as reported..........................      $0.13        $0.20    $0.15
Effect of SFAS No. 128.................................       0.01         0.04     0.01
                                                             -----        -----    -----
Diluted EPS as restated................................      $0.14        $0.24    $0.16
                                                             =====        =====    =====

18. SUBSEQUENT EVENTS

     On January 5, 1999, the Company's Board of Directors declared a two-for-one stock split of the Class A and Class B Common Stock to be effected in the form of a stock dividend. The record date for the stock dividend was January 6, 1999 and the distribution date will be January 19, 1999. All share and per share amounts included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

     On January 5, 1999, the Company's Board of Directors authorized two series of Preferred Stock in connection with the adoption of a Shareholder Rights Plan:
200,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and 10,000 shares of Series B Junior Participating Preferred Stock, par value $.01 per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock").

     The Board of Directors of Perot Systems has authorized the Company to enter into a Stockholder Rights Plan (the "Rights Plan"), providing that one Class A right (a "Class A Right") will be attached to each share of Class A Common Stock and one Class B right (a "Class B Right", and together with the Class A Rights, the "Rights") will be attached to each share of Class B Common Stock as of January 7, 1999. Each Class A Right will entitle the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Preferred Stock, at a purchase price of $55.00 per share subject to adjustment. Each Class B Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series B Preferred Stock, at a purchase price of $55.00 per share, which price will be subject to adjustment. The Rights will not be exercisable until the Distribution Date and will expire on January 7, 2009, unless earlier redeemed by the Company as described below. At any time until ten days following (i) the Stock Acquisition Date or (ii) the date that the Board of Directors of the Company determines a person to be an "Adverse Person," the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right. The ten day redemption period may be extended by the Board of Directors so long as the Rights are still redeemable. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers.

                   PEROT SYSTEMS CORPORATION AND SUBSIDIARIES

   (UNAUDITED WITH RESPECT TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997)
                             (DOLLARS IN THOUSANDS)

     During the period July 1, 1998 to December 31, 1998, the Company issued options to associates to acquire Class A shares. There were 9,511,160, 10,401,040 and 12,226,290 of these options outstanding at September 30, 1998, December 31, 1998 and January 6, 1999, respectively. The exercise price was set on January 6, 1999.

                                      LOGO

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS (Subject to Completion)


Issued January 29, 1999


                                5,500,000 Shares

                              [PEROT SYSTEMS LOGO]

                              CLASS A COMMON STOCK
                            ------------------------
  PEROT SYSTEMS CORPORATION IS OFFERING 5,500,000 SHARES OF ITS CLASS A COMMON STOCK. INITIALLY, THE INTERNATIONAL UNDERWRITERS ARE OFFERING 1,100,000 SHARES OF OUR CLASS A COMMON STOCK OUTSIDE THE UNITED STATES AND CANADA, AND THE U.S. UNDERWRITERS ARE OFFERING 4,400,000 SHARES OF OUR CLASS A COMMON STOCK IN THE
                           UNITED STATES AND CANADA.
 THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR STOCK. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
                             $13 AND $14 PER SHARE.
                            ------------------------
  THE CLASS A COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK
                                    EXCHANGE
                            UNDER THE SYMBOL "PER."
                            ------------------------
             INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------
                              PRICE $     A SHARE
                            ------------------------

                                                                           Underwriting
                                                Price to                  Discounts and                 Proceeds to
                                                 Public                    Commissions                    Company
                                                --------                  -------------                 -----------
Per Share............................              $                            $                            $
Total................................              $                            $                            $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Morgan Stanley & Co. Incorporated expects to deliver the shares of Class A
common stock to purchasers on             , 1999.

                            ------------------------
WARBURG DILLON READ
          MORGAN STANLEY DEAN WITTER
                   MERRILL LYNCH INTERNATIONAL
                                                 BEAR, STEARNS INTERNATIONAL LTD
                                                               HAMBRECHT & QUIST
            , 1999

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by the Company. All amounts are estimates, other than the registration fee, the NASD fee, and the New York Stock Exchange listing fee.

Registration fee............................................  $   33,925
NASD fee....................................................      12,000
New York Stock Exchange listing fee.........................     504,600
Accounting fees and expenses................................     550,000
Legal fees and expenses.....................................     550,000
Printing and engraving......................................     250,000
Transfer Agent fees and expenses............................     170,000
Blue sky fees and expenses..................................       5,000
Miscellaneous expenses......................................      74,475
                                                              ----------
          Total.............................................  $2,150,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that each person who is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL"), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that the Company shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

     DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent, or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     To the extent a present or former director or officer of the Company is successful on the merits or otherwise in defense of any action, suit, or proceeding described in the preceding two paragraphs, such person is entitled, pursuant to DGCL Section 145, to indemnification against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Article VIII of the Certificate of Incorporation of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

     A director of the Company may not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit. The provisions of the Certificate of Incorporation eliminating the liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under causes of action based on federal law.

     In addition to provisions made by the Company, Mr. Steve Blasnik is indemnified for actions taken in his capacity as a director of the Company as part of his employment arrangement with Perot Investments, Inc., a private investment firm.

     Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

     The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In reliance on Rule 701 under the Securities Act, the Company issued options to purchase the number of shares of Class A Common Stock to its employees, consultants, and directors during the periods or on the dates and with the exercise prices reflected in the table below:

                                                              SHARES SUBJECT   EXERCISE
DATES                                                           TO OPTION       PRICE
-----                                                         --------------   --------
March 10, 1997 -- June 30, 1997.............................    5,378,000       $3.375
January 15, 1997............................................      130,000       $ 2.00
January 13, 1997............................................       52,800       $ 1.25
September 26, 1996 -- January 31, 1997......................    7,638,884       $1.875
September 10, 1996..........................................      160,000       $ 1.50
January 19, 1996 -- September 15, 1996......................    9,632,592       $ 1.25
August 4, 1995 -- January 26, 1996..........................    2,010,408       $0.875

     In reliance on Section 4(2) of the Securities Act, during the periods set forth below the Company issued to certain employees options to purchase the number of shares of Class A Common Stock and at the exercise prices reflected in the table below:

                                                              SHARES SUBJECT   EXERCISE
DATES                                                           TO OPTION       PRICE
-----                                                         --------------   --------
September 26, 1996 -- January 31, 1997......................      610,000       $1.875
January 19, 1996 -- September 15, 1996......................      400,000       $ 1.25
January 1, 1996 -- January 26, 1996.........................      400,000       $0.875

     In reliance on Rule 701 under the Securities Act, the Company sold the number of shares of Class A Common Stock to its employees, consultants, and directors during the periods and at the prices reflected in the table below:

DATES                                                          SHARES     PRICE
-----                                                         ---------   ------
September 26, 1996 -- January 31, 1997......................    576,000   $1.875
January 19, 1996 -- September 15, 1996......................  1,963,900   $ 1.25
August 23, 1995 -- January 26, 1996.........................    350,000   $0.875
August 4, 1995 -- September 22, 1995........................     20,000   $ 0.50

     In reliance on Section 4(2) of the Securities Act, the Company sold to its employees (i) 1,500,000 shares of Class A Common Stock for $1.25 per share between February 2, 1996 and September 15, 1996 and (ii) 240,000 shares of Class A Common Stock for $1.875 per share between January 28, 1997 and February 14, 1997.

     In reliance on Section 4(2) of the Securities Act, on January 1, 1996, the Company issued options to purchase 21,000,000 shares of Class B Common Stock at an exercise price of $1.25 per share to UBS AG. In connection with the renegotiation of the agreements with UBS AG effective January 1, 1997, such options were cancelled and, in reliance on Section 4(2) of the Securities Act, the Company sold UBS (i) 100,000 shares of Class B Common Stock at $3.65 per share and (ii) options, at a price of $1.125 per option, to purchase 7,234,320 shares of Class B Common Stock at an exercise price of $3.65 per share.

     The Company used the proceeds of stock sales and from option exercises for working capital and other general corporate purposes.

     In reliance on Section 4(2) of the Securities Act, the Registrant issued the following numbers of shares of its Class A Common Stock in connection with the acquisition of the indicated businesses.

COMPANY ACQUIRED                                             DATE          SHARES ISSUED
----------------                                             ----          -------------
Business Architects L.L.P...........................    January 15, 1997       240,000
CommSys Corporation.................................  September 16, 1996       449,994
Doblin Group, Inc...................................  September 10, 1996       120,000
Icarus AG...........................................      March 21, 1997        63,000
Icarus GmbH.........................................      March 21, 1997        77,000
Rothwell Group, Inc.................................      August 2, 1996       170,750
Syllogic, B.V.......................................        May 23, 1997       360,000
The Technical Resource Connection, Inc..............    October 22, 1996     2,180,000

     In addition, the Company issued options to purchase 1,100,000 shares to the owners of Benton International, Inc. in reliance on Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1.1*          -- Underwriting Agreement
           3.1*          -- Amended and Restated Certificate of Incorporation
           3.2*          -- Amended and Restated Bylaws
           4.1*          -- Specimen of Class A Common Stock Certificate
           4.2*          -- Form of Rights Agreement
           4.3*          -- Form of Certificate of Designation, Preferences, and
                            Rights of Series A Junior Participating Preferred Stock
                            (included as Exhibit A-1 to the Rights Agreement)
           4.4*          -- Form of Certificate of Designation, Preferences, and
                            Rights of Series B Junior Participating Preferred Stock
                            (included as Exhibit A-2 to the Rights Agreement)
           5.1*          -- Opinion of Hughes & Luce, L.L.P. regarding legality of
                            securities being registered
          10.1+          -- 1991 Stock Option Plan
          10.2+          -- Form of Option Agreement (1991 Option Plan)
          10.3+          -- Restricted Stock Plan
          10.4+          -- Form of Restricted Stock Agreement (Restricted Stock
                            Plan)
          10.5+          -- 1996 Non-employee Director Stock Option/Restricted Stock
                            Plan
          10.6+          -- Form of Restricted Stock Agreement (Non-employee Stock
                            Option/Restricted Stock Plan)
          10.7+          -- Form of Option Agreement (Non-employee Stock
                            Option/Restricted Stock Plan)
          10.8+          -- Advisor Stock Option/Restricted Stock Incentive Plan
          10.9+          -- Form of Restricted Stock Option Agreement (Advisor Stock
                            Option/Restricted Stock Incentive Plan)
          10.10+         -- Form of Option Agreement (Advisor Stock Option/Restricted
                            Stock Incentive Plan)
          10.11+         -- Stock Purchase Agreement dated as of August 20, 1992
                            between the Company and Meyerson Family Limited
                            Partnership
          10.12+         -- Stock Option Grant dated as of June 27, 1995 by the
                            Company in favor James A. Cannavino
          10.13+         -- Employment Agreement dated as of September 16, 1995 by
                            and between the Company and James A. Cannavino
          10.14+         -- Promissory Note dated December 18, 1995 made by James A.
                            Cannavino in favor of the Company in the principal amount
                            of $1,400,000
          10.15+         -- Promissory Note dated January 1, 1996 made by James A.
                            Cannavino in favor of the Company in the principal amount
                            of $1,500,000
          10.16+         -- Pledge Agreement made as of December 18, 1995 by James A.
                            Cannavino in favor of the Company
          10.17+         -- Modification Agreement dated as of March 7, 1997 between the Company and James A. Cannavino
          10.18+         -- Deed of Trust dated April 15, 1997 made by James A.
                            Cannavino in favor of the Company
          10.19+         -- Promissory Note dated April 14, 1997 made by James A.
                            Cannavino in favor of the Company
          10.20+         -- Associate Agreement dated July 8, 1996 between the
                            Company and James Champy

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.21+         -- Restricted Stock Agreement dated July 8, 1996 between the
                            Company and James Champy
          10.22+         -- Letter Agreement dated July 8, 1996 between James Champy and the Company
          10.23+         -- Promissory Note dated June 17, 1996 made by Guillermo G.
                            Marmol in favor of the Company
          10.24+         -- Pledge Agreement dated June 17, 1996 made by Guillermo G.
                            Marmol in favor of the Company
          10.25+         -- Agreement dated June 17, 1996 among the Company,
                            Guillermo G. Marmol, and NationsBank of Texas, N.A.
          10.26+         -- Promissory Note dated June 17, 1996 made by Guillermo G.
                            Marmol in favor of NationsBank of Texas, N.A.
          10.27+         -- Amended and Restated PSC Stock Option and Purchase
                            Agreement dated April 24, 1997 between Swiss Bank
                            Corporation and the Company (incorporated by reference to
                            Exhibit 10.30 to the Company's Form 10 dated April 30,
                            1997)
          10.28+         -- Amended and Restated Master Operating Agreement dated
                            January 1, 1997 between Swiss Bank Corporation and the
                            Company (incorporated by reference to Exhibit 10.31 to
                            the Company's Form 10 dated April 30, 1997)
          10.29+         -- Amended and Restated Agreement for EPI Operational
                            Management Services dated January 1, 1997 (incorporated
                            by reference to Exhibit 10.32 to the Company's Form 10
                            dated April 30, 1997)
          10.30*         -- Amendment to Amended and Restated Master Operating
                            Agreement dated June 28, 1998 between UBS AG and the
                            Company
          10.31*         -- Amendment to Amended and Restated Agreement for EPI
                            Operational Management Services dated June 28, 1998
                            between Swiss Bank Corporation and the Company
          10.32*         -- 1999 Employee Stock Purchase Plan
          10.33*         -- Form of Amended and Restated 1991 Stock Option Plan
          10.34*         -- Form of Amended Stock Option Agreement
          10.35*         -- Promissory Note dated July 31, 1998 made by the Company in favor of NationsBank of Texas, N.A.
          10.36*         -- Promissory Note dated August 27, 1997 made by John E.
                            King in favor of the Company in the principal amount of
                            $250,000
          10.37*         -- Pledge Agreement dated August 27, 1997 made by John E.
                            King in favor of the Company
          10.38+         -- Agreement dated August 26, 1996 among the Company, Donald
                            D. Drobny and NationsBank of Texas, N.A. (incorporated by
                            reference to exhibit 10.27 to the Company's Form 10 dated
                            April 30, 1997)
          10.39+         -- Promissory Note dated August 26, 1996 made by Donald D.
                            Drobny in favor of NationsBank of Texas, N.A.
                            (incorporated by reference to exhibit 10.28 to the
                            Company's Form 10 dated April 30, 1997)
          10.40*         -- Agreement dated September 26, 1997 among the Company, Ken
                            Scott and NationsBank of Texas, N.A.
          10.41*         -- Promissory Note dated September 26, 1997 made by Ken
                            Scott in favor of NationsBank of Texas, N.A.
          10.42*         -- Promissory Note dated September 26, 1997 made by Ken
                            Scott in favor of the Company

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          21.1*          -- Subsidiaries of the Company
          23.1*          -- Consent of Hughes & Luce, L.L.P. (included in Exhibit
                            5.1)
          23.2**         -- Consent of PricewaterhouseCoopers LLP
          24.1*          -- Power of Attorney (included in Part II to this
                            Registration Statement)
          27.1*          -- Financial Data Schedule for the Nine Month Period Ended
                            September 30, 1998
          27.2*          -- Financial Data Schedule for the Year Ended December 31,
                            1997

---------------

*   Previously filed.

**  Filed herewith.

+ Incorporated by reference to the Company's Form 10 dated April 30, 1997 to the exhibit of the same number except as otherwise indicated.

     b. Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 29, 1999.


                                            PEROT SYSTEMS CORPORATION,
                                            a Delaware corporation

                                            By:      /s/ TERRY ASHWILL
                                              ----------------------------------
                                              Name: Terry Ashwill
                                              Title:  Vice President and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                         TITLE                        DATE
                        ----                                         -----                        ----
                          *                            Chairman, President, and Chief       January 29, 1999
-----------------------------------------------------    Executive Officer
                     Ross Perot

                  /s/ TERRY ASHWILL                    Vice President, Chief Financial      January 29, 1999
-----------------------------------------------------    Officer, and Principal
                    Terry Ashwill                        Accounting Officer

                          *                            Vice President and Director          January 29, 1999
-----------------------------------------------------
                    James Champy

                          *                            Director                             January 29, 1999
-----------------------------------------------------
                   Steven Blasnik

                          *                            Director                             January 29, 1999
-----------------------------------------------------
                  William K. Gayden

                          *                            Director                             January 29, 1999
-----------------------------------------------------
                      Carl Hahn

                          *                            Director                             January 29, 1999
-----------------------------------------------------
                   Ross Perot, Jr.

               *By: /s/ TERRY ASHWILL                                                       January 29, 1999
  ------------------------------------------------
                    Terry Ashwill
                  Attorney-in-fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Perot Systems Corporation:

     Our report on the consolidated financial statements of Perot Systems Corporation and Subsidiaries is included herein. In connection with our audits of such financial statements, we have also audited the related financial statement schedule of Perot Systems Corporation and Subsidiaries.

     In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                             /s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 25, 1998

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                       VALUATION AND QUALIFYING ACCOUNTS
                          ALLOWANCE FOR UNCOLLECTIBLES
                             (DOLLARS IN THOUSANDS)

                                                  BALANCE AT
                                                 BEGINNING OF                DEDUCTIONS    BALANCE AT END
                                                    PERIOD      ADDITIONS   (WRITE-OFFS)     OF PERIOD
                                                 ------------   ---------   ------------   --------------

December 31, 1997..............................     $6,787       $1,167        $6,769          $1,185
December 31, 1996..............................     $1,352       $5,625        $  190          $6,787
December 31, 1995..............................     $  382       $1,068        $   98          $1,352

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         1.1*            -- Underwriting Agreement
         3.1*            -- Amended and Restated Certificate of Incorporation
         3.2*            -- Amended and Restated Bylaws
         4.1*            -- Specimen of Class A Common Stock Certificate
         4.2*            -- Form of Rights Agreement
         4.3*            -- Form of Certificate of Designation, Preferences, and
                            Rights of Series A Junior Participating Preferred Stock
                            (included as Exhibit A-1 to the Rights Agreement)
         4.4*            -- Form of Certificate of Designation, Preferences, and
                            Rights of Series B Junior Participating Preferred Stock
                            (included as Exhibit A-2 to the Rights Agreement)
         5.1*            -- Opinion of Hughes & Luce, L.L.P. regarding legality of
                            securities being registered
        10.1+            -- 1991 Stock Option Plan
        10.2+            -- Form of Option Agreement (1991 Option Plan)
        10.3+            -- Restricted Stock Plan
        10.4+            -- Form of Restricted Stock Agreement (Restricted Stock
                            Plan)
        10.5+            -- 1996 Non-employee Director Stock Option/Restricted Stock
                            Plan
        10.6+            -- Form of Restricted Stock Agreement (Non-employee Stock
                            Option/Restricted Stock Plan)
        10.7+            -- Form of Option Agreement (Non-employee Stock
                            Option/Restricted Stock Plan)
        10.8+            -- Advisor Stock Option/Restricted Stock Incentive Plan
        10.9+            -- Form of Restricted Stock Option Agreement (Advisor Stock
                            Option/Restricted Stock Incentive Plan)
        10.10+           -- Form of Option Agreement (Advisor Stock Option/Restricted
                            Stock Incentive Plan)
        10.11+           -- Stock Purchase Agreement dated as of August 20, 1992
                            between the Company and Meyerson Family Limited
                            Partnership
        10.12+           -- Stock Option Grant dated as of June 27, 1995 by the
                            Company in favor James A. Cannavino
        10.13+           -- Employment Agreement dated as of September 16, 1995 by
                            and between the Company and James A. Cannavino
        10.14+           -- Promissory Note dated December 18, 1995 made by James A.
                            Cannavino in favor of the Company in the principal amount
                            of $1,400,000
        10.15+           -- Promissory Note dated January 1, 1996 made by James A.
                            Cannavino in favor of the Company in the principal amount
                            of $1,500,000
        10.16+           -- Pledge Agreement made as of December 18, 1995 by James A.
                            Cannavino in favor of the Company
        10.17+           -- Modification Agreement dated as of March 7, 1997 between the Company and James A. Cannavino
        10.18+           -- Deed of Trust dated April 15, 1997 made by James A.
                            Cannavino in favor of the Company
        10.19+           -- Promissory Note dated April 14, 1997 made by James A.
                            Cannavino in favor of the Company
        10.20+           -- Associate Agreement dated July 8, 1996 between the
                            Company and James Champy
        10.21+           -- Restricted Stock Agreement dated July 8, 1996 between the
                            Company and James Champy

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.22+           -- Letter Agreement dated July 8, 1996 between James Champy and the Company
        10.23+           -- Promissory Note dated June 17, 1996 made by Guillermo G.
                            Marmol in favor of the Company
        10.24+           -- Pledge Agreement dated June 17, 1996 made by Guillermo G.
                            Marmol in favor of the Company
        10.25+           -- Agreement dated June 17, 1996 among the Company,
                            Guillermo G. Marmol, and NationsBank of Texas, N.A.
        10.26+           -- Promissory Note dated June 17, 1996 made by Guillermo G.
                            Marmol in favor of NationsBank of Texas, N.A.
        10.27+           -- Amended and Restated PSC Stock Option and Purchase
                            Agreement dated April 24, 1997 between Swiss Bank
                            Corporation and the Company (incorporated by reference to
                            Exhibit 10.30 to the Company's Form 10 dated April 30,
                            1997)
        10.28+           -- Amended and Restated Master Operating Agreement dated
                            January 1, 1997 between Swiss Bank Corporation and the
                            Company (incorporated by reference to Exhibit 10.31 to
                            the Company's Form 10 dated April 30, 1997)
        10.29+           -- Amended and Restated Agreement for EPI Operational
                            Management Services dated January 1, 1997 (incorporated
                            by reference to Exhibit 10.32 to the Company's Form 10
                            dated April 30, 1997)
        10.30*           -- Amendment to Amended and Restated Master Operating
                            Agreement dated June 28, 1998 between UBS AG and the
                            Company
        10.31*           -- Amendment to Amended and Restated Agreement for EPI
                            Operational Management Services dated June 28, 1998
                            between Swiss Bank Corporation and the Company
        10.32*           -- 1999 Employee Stock Purchase Plan
        10.33*           -- Form of Amended and Restated 1991 Stock Option Plan
        10.34*           -- Form of Amended Stock Option Agreement
        10.35*           -- Promissory Note dated July 31, 1998 made by the Company in favor of NationsBank of Texas, N.A.
        10.36*           -- Promissory Note dated August 27, 1997 made by John E.
                            King in favor of the Company in the principal amount of
                            $250,000
        10.37*           -- Pledge Agreement dated August 27, 1997 made by John E.
                            King in favor of the Company
        10.38+           -- Agreement dated August 26, 1996 among the Company, Donald
                            D. Drobny and NationsBank of Texas, N.A. (incorporated by
                            reference to Exhibit 10.27 to the Company's Form 10 dated
                            April 30, 1997)
        10.39+           -- Promissory Note dated August 26, 1996 made by Donald D.
                            Drobny in favor of NationsBank of Texas, N.A.
                            (incorporated by reference to Exhibit 10.28 to the
                            Company's Form 10 dated April 30, 1997)
        10.40*           -- Agreement dated September 26, 1997 among the Company, Ken
                            Scott, and NationsBank of Texas, N.A.
        10.41*           -- Promissory Note dated September 26, 1997 made by Ken
                            Scott in favor of NationsBank of Texas, N.A.
        10.42*           -- Promissory Note dated September 26, 1997 made by Ken
                            Scott in favor of the Company
        21.1*            -- Subsidiaries of the Company

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        23.1*            -- Consent of Hughes & Luce, L.L.P. (included in Exhibit
                            5.1)
        23.2**           -- Consent of PricewaterhouseCoopers LLP
        24.1*            -- Power of Attorney (included in Part II to this
                            Registration Statement)
        27.1*            -- Financial Data Schedule for the Nine Month Period Ended
                            September 30, 1998
        27.2*            -- Financial Data Schedule for the Year Ended December 31,
                            1997

---------------

*   Previously filed.

**  Filed herewith.

+ Incorporated by reference to the Company's Form 10 dated April 30, 1997 to the exhibit of the same number except as otherwise indicated.